Exhibit 10.2

Execution Version

Published CUSIP No. ____________

$1,000,000,000

CREDIT AGREEMENT

Dated as of May 13, 2009,

Among

NALCO HOLDINGS LLC,

NALCO COMPANY,

as U.S. Borrower,

THE FOREIGN SUBSIDIARY BORROWERS FROM TIME TO TIME PARTY HERETO,

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent,

DEUTSCHE BANK SECURITIES INC.,

as Syndication Agent

HSBC SECURITIES (USA) INC.

and

BMO CAPITAL MARKETS,

as Co-Documentation Agents

BANC OF AMERICA SECURITIES LLC, DEUTSCHE BANK SECURITIES INC. and HSBC SECURITIES (USA) INC., as Joint Lead Arrangers and Joint Book Managers with respect to the Revolving Credit Facility	DEUTSCHE BANK SECURITIES INC., BANC OF AMERICA SECURITIES LLC and HSBC SECURITIES (USA) INC., as Joint Lead Arrangers and Joint Book Managers with respect to the Term Loan Facility

BMO CAPITAL MARKETS,

as Joint Book Manager with respect to the Term Loan Facility

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

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-ii-

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Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Administrative Questionnaire
Exhibit C-1	Form of Borrowing Request
Exhibit C-2	Form of Swingline Borrowing Request
Exhibit D	Form of U.S. Mortgage
Exhibit E	Form of U.S. Collateral Agreement
Exhibit F	Form of Foreign Guarantee
Exhibit G-1	Form of Foreign Subsidiary Borrower Agreement
Exhibit G-2	Form of Foreign Subsidiary Borrower Termination
Exhibit H	Reserve Costs for Mandatory Costs Rate
Exhibit I	Form of Solvency Certificate
Exhibit J	[Reserved]
Exhibit K	[Reserved]
Exhibit L	Form of Existing Credit Agreement Amendment
Exhibit M	Form of Compliance Certificate
Exhibit N	Form of Pari Passu Intercreditor Agreement
Exhibit O-1	Tax Status Certificate (For Non-U.S. Lenders that are not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit O-2	Tax Status Certificate (For Non-U.S. Lenders that are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit O-3	Tax Status Certificate (For Non-U.S. Participants that are not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit O-4	Tax Status Certificate (For Non-U.S. Participants that are Partnerships For U.S. Federal Income Tax Purposes)

Schedule 1.01(h)	Certain U.S. Subsidiaries
Schedule 2.01	Commitments
Schedule 2.05(a)	Existing Letters of Credit
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.07(c)	Intellectual Property
Schedule 3.09	Litigation
Schedule 3.13	Taxes
Schedule 3.16	Environmental Matters
Schedule 3.17	Mortgaged Properties
Schedule 3.20	Labor Matters
Schedule 3.21	Insurance
Schedule 4.02(b)	Local U.S. and/or Foreign Counsel
Schedule 5.12	Post-Closing Matters
Schedule 6.01	Indebtedness
Schedule 6.01(k)	Indebtedness of Foreign Subsidiaries
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.05(j)	Specified Asset Sale
Schedule 6.07	Transactions with Affiliates

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CREDIT AGREEMENT dated as of May 13, 2009 (this “Agreement”), among NALCO HOLDINGS LLC, a Delaware limited liability company (“Holdings”), NALCO COMPANY, a Delaware corporation ( “Nalco” or the “U.S. Borrower”), the FOREIGN SUBSIDIARY BORROWERS from time to time party hereto (the “Foreign Subsidiary Borrowers” and collectively with the U.S. Borrower, the “Borrowers”), the LENDERS party hereto from time to time, BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders, BANC OF AMERICA SECURITIES LLC, DEUTSCHE BANK SECURITIES INC. and HSBC SECURITIES (USA) INC., as joint lead arrangers and joint book managers with respect to the Facilities (in such capacity, the “Joint Lead Arrangers”) and BMO Capital Markets, as joint book manager with respect to the Term Loan Facility.

W I T N E S S E T H :

WHEREAS, Nalco is party to that certain credit agreement dated as of November 4, 2003, as amended on or prior to the date hereof (the “Existing Credit Agreement”) by and among Holdings, Nalco, the foreign borrowers from time to time party thereto, the lenders party thereto and Citicorp North America, Inc., as administrative agent and collateral agent (the “Existing Agent”);

WHEREAS, Nalco desires to (a) repay and terminate in full the revolving credit facility under the Existing Credit Agreement, (b) repay in full the outstanding tranche A term loans under the Existing Credit Agreement and (c) repay $720.0 million of the outstanding tranche B term loans under the Existing Credit Agreement (collectively, the “Refinancing”);

WHEREAS, in connection with the Refinancing, the required lenders under the Existing Credit Agreement, Holdings, Nalco, the foreign borrowers from time to time party thereto and the Existing Agent will execute an amendment to the Existing Credit Agreement (the “Existing Credit Agreement Amendment”);

WHEREAS, in connection with the consummation of the Refinancing, Nalco will simultaneously herewith issue a total of up to $500.0 million in aggregate principal amount of its New Senior Notes (as defined herein) in a Rule 144A or other private placement; and

WHEREAS, the U.S. Borrower has requested the Lenders to extend credit in the form of (a) Term Loans on the Closing Date, in an aggregate principal amount not in excess of $750.0 million and (b) Revolving Facility Loans and Letters of Credit at any time and from time to time prior to the Revolving Facility Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $250.0 million;

NOW, THEREFORE, the Lenders are willing to extend such credit to Borrowers and each Issuing Bank is willing to issue Letters of Credit for the account of the Loan Parties on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan, ABR Revolving Loan or Swingline Dollar Loan.

“ABR Revolving Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Additional Mortgage” shall have the meaning assigned to such term in Section 5.10(c).

“Adjusted Eurocurrency Rate” shall mean, for any Interest Period with respect to a Eurocurrency Revolving Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Adjusted Eurocurrency Rate =	Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Percentage

; provided that, in no event shall the Adjusted Eurocurrency Rate applicable to the Term Loans be less than 3.00% per annum.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.17(b).

“Alternate Base Rate” shall mean, for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) except during a Eurocurrency Unavailability Period, the Adjusted Eurocurrency Rate for one month BBA LIBOR two Business Days prior to the Interest Period plus 100 basis points. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Alternative Currency” shall mean each of Euros, Pounds Sterling and each other currency (other than Dollars) that is approved in accordance with Section 1.05.

“Alternative Currency Equivalent” shall mean, on any date of determination, (a) with respect to any amount in an Alternative Currency, such amount and (b) with respect to any amount in Dollars, the equivalent in the applicable Alternative Currency of such amount or determined by the Administrative Agent (or, in the case of Alternative Currency Letters of Credit, the applicable Issuing Bank) pursuant to Section 1.03(b) using the Exchange Rate with respect to such currency of the time in effect under the provisions of such Section.

“Alternative Currency Letter of Credit” shall mean a Letter of Credit denominated in an Alternative Currency.

“Alternative Currency Letter of Credit Sublimit” shall have the meaning assigned to such term in Section 2.05(b).

“Applicable Agent” shall mean (a) with respect to a Loan or Borrowing denominated in Dollars or with respect to any payment that does not relate to any Loan or Borrowing, the Administrative Agent and (b) with respect to a Loan or Borrowing denominated in an Alternative Currency, a Swingline Euro Borrowing or Swingline Euro Loan, the Administrative Agent or an Affiliate thereof designated pursuant to Section 8.12.

“Applicable Amount” means, at any date (the “Reference Date”), the excess of (i) the sum, without duplication, of (A) 50% of the Consolidated Net Income of Holdings for the period from the first day of the first full fiscal quarter commencing after the Closing Date through the end of the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 5.04, taken as one accounting period (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), and (B) the net cash proceeds from the issuance or sale by Holdings of any Equity Interests (other than Disqualified

Equity Interests) during the period from the Closing Date through such date (other than an issuance or sale of Equity Interests to a Subsidiary or any employee stock ownership plan or trust established by Holdings or any of its Subsidiaries), minus (ii) the sum without duplication of (A) the aggregate amount of the Applicable Amount used to make Investments pursuant to Sections 6.04(b), 6.04(1)(ii) and 6.04(m)(iii) since the Closing Date and prior to the Reference Date, (B) the aggregate amount of Capital Expenditures made since the Closing Date and prior to the Reference Date pursuant to Section 6.10(c), (C) the aggregate amount of Restricted Payments pursuant to Section 6.06(f) since the Closing Date and prior to the Reference Date and (D) the aggregate amount of Junior Debt Repayments pursuant to Section 6.09(b)(i)(2)(w)(II) since the Closing Date and prior to the Reference Date.

“Applicable Creditor” shall have the meaning assigned to such term in Section 9.17(b).

“Applicable Margin” shall mean (i) for any day with respect to any Eurocurrency Loan that is a Revolving Loan and any ABR Loan that is a Revolving Loan, the applicable margin per annum set forth below under the caption “Revolving Facility Loan ABR Spread” and “Revolving Facility Loan Eurocurrency Spread,” as applicable, based upon the Total Leverage Ratio as of the most recent determination date, and (ii) for any day with respect to any Eurocurrency Loan that is a Term Loan, 3.50% per annum, and for any ABR Loan that is a Term Loan, 2.50% per annum.

Total Leverage Ratio	Revolving Facility Loan ABR Spread	Revolving Facility Loan Eurocurrency Spread

Category 1 Greater than 4.25 to 1.00	3.00%	4.00%
Category 2 Less than or equal to 4.25 to 1.00 but greater than 3.25 to 1.00	2.50%	3.50%
Category 3 Less than or equal to 3.25 to 1.00	2.00%	3.00%

For purposes of the foregoing, (1) the Total Leverage Ratio shall be determined as of the end of each fiscal quarter of Holdings’ fiscal year based upon the consolidated financial information of Holdings and the Subsidiaries delivered pursuant to Section 5.04(a) or (b) and (2) each change in the Applicable Margin resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the first Business Day after the date of delivery to the Administrative Agent of such consolidated financial information indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that until the Trigger Date, the Total Leverage Ratio shall be deemed to be in Category 2; provided, further, that the Total Leverage Ratio shall be deemed to be in Category 1 at the option of the Administrative Agent or the Required Lenders, at any time during which Holdings fails to deliver the consolidated financial information when required to be delivered pursuant to Section 5.04(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial information is delivered.

In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.04 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) U.S. Borrower shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Lenders owe any amounts to U.S. Borrower), and (iii) U.S. Borrower shall immediately pay to the Administrative Agent the additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. This paragraph shall not limit the rights of the Administrative Agent and the Lenders hereunder.

“Applicant Party” shall mean, with respect to a Letter of Credit, the Borrower that requested such Letter of Credit.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).

“Asset Acquisition” shall mean any Permitted Business Acquisition, the aggregate consideration for which exceeds $15.0 million.

“Asset Disposition” shall mean any sale, transfer or other disposition by Holdings or any of the Subsidiaries to any person other than Holdings or any Subsidiary to the extent otherwise permitted hereunder of any asset or group of related assets (other than inventory or other assets sold, transferred or otherwise disposed of in the ordinary course of business) in one or a series of related transactions, the Net Proceeds from which exceed $15.0 million.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the U.S. Borrower (if required by such assignment and acceptance), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Audited Financial Statements” shall mean the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended December 31, 2008, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the three fiscal years of Holdings and its Subsidiaries then ended, including the notes thereto.

“Auto-Extension Letter of Credit” shall have the meaning assigned to such term in Section 2.05(c)(y).

“Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the Revolving Facility Maturity Date and in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings, Swingline Dollar Loans, Swingline Dollar Borrowings, Swingline Euro Loans and Swingline Euro Borrowings and Letters of Credit, the date of termination of the Revolving Facility Commitments.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender at any time, an amount equal to the amount by which (a) the Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.

“Bank of America” shall mean Bank of America, N.A. and its successors.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower Materials” shall have the meaning set forth in Section 5.04 hereto.

“Borrowers” shall mean the U.S. Borrower and the Foreign Subsidiary Borrowers.

“Borrowing” shall mean a group of Loans of a single Type under a single Facility and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (a) in the case of an ABR Revolving Borrowing, $5.0 million, (b) in the case of a Eurocurrency Revolving Borrowing denominated in Dollars, $5.0 million, (c) in the case of a Revolving Facility Borrowing denominated in Euros, €3.0 million, (d) in the case of Revolving Facility Borrowings denominated in Pounds Sterling, £3.0 million, (e) in the case of a Swingline Dollar Borrowing, $500,000, (f) in the case of a Swingline Euro Borrowing denominated in Euros, €500,000 and (g) in the case of Borrowings in any other Alternative Currency minimum amounts as approved in accordance with Section 1.05.

“Borrowing Multiple” shall mean (a) in the case of a Revolving Facility Borrowing $1.0 million, €1.0 million, £1.0 million or such other minimum in the case of other Alternative Currencies as approved in accordance with Section 1.05, as applicable, (b) in the case of a Swingline Dollar Borrowing, $500,000 and (c) in the case of a Swingline Euro Borrowing denominated in Euros, €500,000.

“Borrowing Request” shall mean a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a Eurocurrency Revolving Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market and (b) when used in connection with a Loan denominated in an Alternative Currency, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in such Alternative Currency.

“Calculation Date” shall mean (a) the first Business Day of each calendar month, (b) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (i) a Borrowing Request or an Interest Election Request with respect to any Revolving Facility Loan denominated in an Alternative Currency, (ii) the issuance, amendment, renewal or extension of an Alternative Currency Letter of Credit or (iii) a request for a Swingline Euro Borrowing and (c) if an Event of Default has occurred and is continuing, any Business Day as determined by the Administrative Agent in its sole discretion.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person, provided, however, that Capital Expenditures for Holdings and the Subsidiaries shall not include:

(a) expenditures to the extent they are made with funds that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” (but that will not constitute Net Proceeds as a result of the first proviso to such clause (a)),

(b) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the U.S. Borrower and the Subsidiaries within 12 months of receipt of such proceeds,

(c) interest capitalized during such period,

(d) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Holdings or any Subsidiary thereof) and for which neither Holdings nor any Subsidiary thereof has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period),

(e) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

(f) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business,

(g) Investments in respect of a Permitted Business Acquisition, or

(h) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Interest Expense” shall mean, with respect to Holdings and the Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less the sum of (a) pay-in-kind Interest Expense or other noncash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, Holdings or any Subsidiary, including such fees paid in connection with the Transactions, (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements and (d) cash interest income of Holdings and its Subsidiaries for such period; provided that Cash Interest Expense shall exclude any one-time financing fees paid in connection with the Transactions or any amendment of this Agreement or upon entering into a Permitted Receivables Financing. Notwithstanding anything to the contrary contained herein, for purposes of determining Cash Interest Expense for any period ending prior to the first anniversary of the Closing Date, Cash Interest Expense shall be an amount equal to Cash Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

A “Change in Control” shall be deemed to occur if:

(a) at any time, (i) Parent shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of Holdings, (ii) Holdings shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of the U.S. Borrower, (iii) a majority of the seats (other than vacant seats) on the board of directors of Parent or Holdings shall at any time be occupied by persons who were neither (A) nominated by the board of directors of Parent or Holdings nor (B) appointed by directors so nominated or (iv) a “Change in Control” shall occur under the New Senior Note Indenture, the Existing Senior Note Indenture, the Existing Senior Subordinated Note Indenture, the Existing Credit Agreement, Future Secured Notes Documents, any document or instrument issued or executed and delivered with respect to any Permitted Additional Notes or any document or instrument issued or executed and delivered with respect to any Permitted Refinancing Indebtedness of the New Senior Notes, the Existing Senior Notes, the Existing Senior Subordinated Notes, Future Secured Notes or Permitted Additional Notes; or

(b) at any time any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Closing Date” shall mean May 13, 2009.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.

“Collateral Agent” shall have the meaning given such term in the introductory paragraph of this Agreement.

“Collateral and Guarantee Requirement” shall mean the requirement that:

(a) on the Closing Date, the Collateral Agent shall have received from Holdings, the U.S. Borrower and each Domestic Subsidiary Loan Party a counterpart of the U.S. Collateral Agreement duly executed and delivered on behalf of such person;

(b) on the Closing Date, the Collateral Agent shall have received a pledge of (I) all the issued and outstanding Equity Interests of (A) the U.S. Borrower, (B) NDC that are owned directly or indirectly by the U.S. Borrower, (C) each Domestic Subsidiary Loan Party and (D) any other Domestic Subsidiary owned on the Closing Date directly by or on behalf of the U.S. Borrower or any Domestic Subsidiary Loan Party, except to the extent that a pledge of such Equity Interests would violate applicable law or a contractual obligation binding upon such Equity Interests as of the Closing Date and for so long as such restriction exists; and (II) 65% of the outstanding Equity Interests of each “first tier” Foreign Subsidiary directly owned by Holdings, the U.S. Borrower or a Domestic Subsidiary Loan Party; and the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) [Reserved];

(d) in the case of any person that is designated as a Foreign Subsidiary Borrower after the Closing Date, the Collateral Agent shall have received:

(i) a counterpart of a Foreign Pledge Agreement by the direct parent company of such Foreign Subsidiary Borrower with respect to all of the Equity Interests owned by such parent company in the Foreign Subsidiary Borrower if not already pledged by another Security Document,

(ii) from such Foreign Subsidiary Borrower and each Wholly Owned Subsidiary of such Foreign Subsidiary Borrower existing or thereafter created or acquired to the extent legally permitted to guarantee and provide security for Loans made to Foreign Subsidiary Borrowers, a counterpart of a Foreign Pledge Agreement and, subject to clause (ii) of Section 5.10(g), a Foreign Security Agreement and a Foreign Mortgage, duly executed and delivered on behalf of such Foreign Subsidiary Borrower and such Subsidiary, covering substantially all of the property and assets of such Foreign Subsidiary Borrower and such Subsidiary, and

(iii) from such Foreign Subsidiary Borrower and each of its Wholly Owned Subsidiaries existing or thereafter created or acquired to the extent legally permitted to guarantee the Loans made to Foreign Subsidiary Loan Parties, a counterpart of the Foreign Guarantee, duly executed and delivered on behalf of each such person and such Subsidiary;

(e) in the case of any person that becomes a Domestic Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received (i) a supplement to the U.S. Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Domestic Subsidiary Loan Party, (ii) if such Subsidiary owns Equity Interests of a Foreign Subsidiary that, as a result of the law of the jurisdiction of organization of such Foreign Subsidiary, cannot be pledged under local applicable law to the Collateral Agent under the U.S. Collateral Agreement, a counterpart of a Foreign Pledge Agreement with respect to such Equity Interests (provided that in no event shall more than 65% of the issued and outstanding Equity Interests of any Foreign Subsidiary be pledged to secure Obligations of the U.S. Borrower), duly executed and delivered on behalf of such Subsidiary and (iii) a Foreign Pledge Agreement with respect to the portion that is not being pledged pursuant to clause (ii) above of the Equity Interests of a Foreign Subsidiary Loan Party owned by it, duly executed and delivered on behalf of such Subsidiary;

(f) after the Closing Date, a pledge of all of the outstanding Equity Interests of (A) any person that becomes a Foreign Subsidiary Loan Party after the Closing Date and each Wholly Owned Subsidiary thereof owned by a Foreign Subsidiary that is party to a Foreign Guarantee, (B) any person that becomes a Domestic Subsidiary Loan Party after the Closing Date and (C) subject to Section 5.10(g), all the Equity Interests that are acquired by a Loan Party after the Closing Date, shall have been pledged pursuant to the U.S. Collateral Agreement or a Foreign Pledge Agreement, as applicable (provided that in no event shall more than 65% of the issued and outstanding Equity Interests of any Foreign Subsidiary be pledged to secure Obligations of the U.S. Borrower), and the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(g) all Indebtedness of Holdings, the U.S. Borrower and each Subsidiary having an aggregate principal amount that has a Dollar Equivalent in excess of $10.0 million (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Holdings and its Subsidiaries) that is owing to any Loan Party shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the U.S. Collateral Agreement or a Foreign Pledge Agreement, as applicable, and the Collateral Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(h) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(i) on the Closing Date and, after the Closing Date, within the time periods specified in Section 5.10, the Collateral Agent shall have received (i) counterparts of each Mortgage to be entered into on the Closing Date as set forth on Schedule 3.17 or after the Closing Date as set forth in Section 5.10, with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies or marked-up unconditional binder of title insurance or foreign equivalent thereof, as applicable, paid for by the U.S. Borrower, issued by a nationally recognized title insurance company insuring the Lien of each U.S. Mortgage specified on Schedule 3.17 to be entered into on the Closing Date and in Section 5.10 to be entered into after the Closing Date as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 6.02 and Liens arising by operation of law, together with such endorsements as the Collateral Agent may reasonably request, (iii) a survey of any Mortgaged Property (and all improvements thereon), or foreign equivalent thereof, as applicable, which (1) complies in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (2) is sufficient for the title insurance company to remove all standard survey exceptions from the title insurance policy relating to such Mortgaged Property or otherwise reasonably acceptable to the Collateral Agent, (iv) such legal opinions, or foreign equivalent thereof, as applicable, and other documents as the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property, (v) a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto in the event any such Mortgaged Property is located in a special flood hazard area) and (vi) a copy of or a certificate as to coverage under the insurance policies required by Section 5.02, including, without limitation, flood insurance policies and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended as provided in Section 5.02; and

(j) each Loan Party shall have obtained (i) all consents and approvals required to be obtained by it in connection with (A) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder, (B) in the case of each Domestic Subsidiary Loan Party, the performance of its obligations thereunder and (C) in the case of each Foreign Subsidiary Loan Party and each Wholly Owned Subsidiary thereof, the performance of its obligations under the Foreign Guarantee and (ii) in the case of a Foreign Subsidiary Loan Party and each Wholly Owned Subsidiary thereof, all material consents and approvals required to be obtained by it in connection with the performance by it of its obligations under the Security Documents (other than the Foreign Guarantee).

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitments” shall mean (a) with respect to any Lender, such Lender’s Revolving Facility Commitment, Term Loan Commitment and New Term Commitment and (b) with respect to any Swingline Lender, its Swingline Dollar Commitment or Swingline Euro Commitment, as applicable.

“Compliance Certificate” shall mean a certificate substantially in the form of Exhibit M.

“Consolidated Debt” at any date shall mean the sum of (without duplication) (i) all Indebtedness consisting of Capital Lease Obligations, Indebtedness for borrowed money (other than letters of credit to the extent undrawn) and Indebtedness in respect of the deferred purchase price of property or services of Holdings and its Subsidiaries determined on a consolidated basis on such date plus (ii) any Receivables Net Investment.

“Consolidated Net Debt” at any date shall mean (A) Consolidated Debt on such date less (B) unrestricted cash or marketable securities (determined in accordance with GAAP) of Holdings and its Subsidiaries on such date.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that

(i) any net after-tax extraordinary or nonrecurring gains or losses or income or expenses (less all fees and expenses relating thereto), including, without limitation, any severance expenses and fees, expenses or charges related to any offering of Equity Interests of Holdings, any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including any such fees, expenses or charges related to the Transactions, in each case, shall be excluded; provided that, with respect to each nonrecurring item, Holdings shall have delivered to the Administrative Agent an officers’ certificate specifying and quantifying such item and stating that such item is a nonrecurring item,

(ii) any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded,

(iii) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of Holdings) shall be excluded,

(iv) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded,

(v) (A) the Net Income for such period of any person that is not a subsidiary of such person, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any ordinary course dividend distribution or other payment in cash received from any person in excess of the amounts included in clause (A),

(vi) the Net Income for such period of any subsidiary of such person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived (provided that the net loss of any such subsidiary shall be included),

(vii) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(viii) an amount equal to the amount of Tax Distributions actually made to the holders of capital stock of Holdings in respect of the net taxable income allocated by such person to such holders for such period shall be included as though such amounts had been paid as income taxes directly by such person for such period, and

(ix) any increase in amortization or depreciation or any one-time noncash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with any acquisition that is consummated after the Closing Date.

“Consolidated Total Assets” shall mean, as of any date, the total assets of Holdings and the consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of Holdings as of such date.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Current Assets” shall mean, with respect to Holdings and the Subsidiaries on a consolidated basis at any date of determination, the sum of (a) all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of Holdings and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits, and (b) in the event that a Permitted Receivables Financing is accounted for off-balance sheet, (x) gross accounts receivable comprising part of the Receivables Assets subject to such Permitted Receivables Financing less (y) collections against the amounts sold pursuant to clause (x); provided that receivables under the Reimbursement Agreement shall be excluded from Current Assets.

“Current Liabilities” shall mean, with respect to Holdings and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of Holdings and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any debt or Capital Lease Obligations, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions, and (e) accruals of any costs or expenses related to bonuses, pension and other post-retirement benefit obligations, and (f) accruals for add-backs to EBITDA included in clauses (a)(iv) through (a)(viii) of the definition of such term.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debt Service” shall mean, with respect to Holdings and the Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period plus scheduled principal amortization (including, without limitation, at final maturity) of Consolidated Debt for such period.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.10(e).

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default.

“Deutsche Bank” shall mean Deutsche Bank AG, New York Branch and its successors.

“Discharge of the 2003 Obligations” shall have the meaning assigned to such term in the Pari Passu Intercreditor Agreement.

“Dollar Equivalent” shall mean, on any date of determination, (a) with respect to any amount in Dollars, such amount and (b) with respect to any amount in an Alternative Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent (or, in the case of Alternative Currency Letters of Credit, the Issuing Bank) pursuant to Section 1.03(b) using the Exchange Rate with respect to such Alternative Currency at the time in effect under the provisions of such Section.

“Dollar Letter of Credit” shall mean a Letter of Credit denominated in Dollars.

“Dollar Letter of Credit Limit” shall have the meaning assigned to such term in Section 2.05(b).

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of the United States, any state thereof, or the District of Columbia.

“Domestic Subsidiary Loan Party” shall mean (A) each Wholly Owned Subsidiary of Holdings (other than NDC and its Subsidiaries) that is not (a) a Foreign Subsidiary, or (b) listed on Schedule 1.01(h) and (B) each Domestic Subsidiary of Holdings or the Subsidiaries that guarantees any Indebtedness of Holdings or any of the Subsidiaries.

“EBITDA” shall mean, with respect to Holdings and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of Holdings and the Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (ix) of this clause (a) reduced such Consolidated Net Income for the respective period for which EBITDA is being determined):

(i) provision for Taxes based on income, profits or capital of Holdings and the Subsidiaries for such period, including, without limitation, state, franchise and similar taxes (such as the Texas franchise tax and the Michigan Single Business Tax) (including any Tax Distributions taken into account in calculating Consolidated Net Income),

(ii) Interest Expense of Holdings and the Subsidiaries for such period (net of interest income of Holdings and its Subsidiaries for such period),

(iii) depreciation and amortization expenses of Holdings and the Subsidiaries for such period,

(iv) business optimization expenses and other restructuring charges; provided that with respect to each business optimization expense or other restructuring charge, Holdings shall have delivered to the Administrative Agent an officer’s certificate specifying and quantifying such expense or charge and stating that such expense or charge is a business optimization expense or other restructuring charge, as the case may be; provided that such business optimization expenses and other restructuring charges, together with any Pro Forma Adjustments, shall not exceed $25.0 million in any four quarter period for which EBITDA is calculated,

(v) any other noncash charges (but excluding any such charge which requires an accrual of, or a cash reserve for, anticipated cash charges for any future period); provided that, for purposes of this subclause (v) of this clause (a), any noncash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made,

(vi) the income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties,

(vii) the amount of any profit sharing expense to the extent a corresponding amount is received in cash by the U.S. Borrower under the Reimbursement Agreement (it being understood that if the amounts received in cash under the Reimbursement Agreement in any period exceed the amount of profit sharing expense in respect of such period, such excess amounts received may be carried forward and applied against profit sharing expense in future periods), and

(viii) the noncash portion of “straight-line” rent expense

minus (b) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) and (iii) of this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined):

(i) the loss attributable to the minority equity interests of third parties in any non-Wholly Owned Subsidiary,

(ii) noncash items increasing Consolidated Net Income of Holdings and the Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period) and

(iii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense.

“EMU Legislation” shall mean the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states of the European Union.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, use, handling, distribution, storage, treatment, transport, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters (to the extent relating to the environment or Hazardous Materials).

“Environmental Permits” shall mean all approvals, authorizations, licenses and notifications required under any Environmental Law.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, the U.S. Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by Holdings, the U.S. Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Holdings, the U.S. Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by Holdings, the U.S. Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Holdings, the U.S. Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, the U.S. Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” or “€” shall mean the single currency of the European Union as constituted by the treaty establishing the European Community being the Treaty of Rome, as amended from time to time and as referred to in the EMU Legislation.

“Eurocurrency Base Rate” means (x) for such Interest Period with respect to a Eurocurrency Revolving Loan, the rate per annum equal to (A) the British Bankers Association LIBOR Rate as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) (“BBA LIBOR”), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars or the relevant Alternative Currency, as applicable (for delivery on the first day of such Interest Period), with a term equivalent to such Interest Period, or (B) if such published rate is not available at such time for any reason, then the “Eurocurrency Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars or the relevant Alternative Currency, as applicable, for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Revolving Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank currency market at their request at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period or (y) for any interest rate calculation with respect to an ABR Loan, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time, two Business Days prior to the date of determination (provided that if such day is not a Business Day in London, the next preceding Business Day) for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the ABR Loan being made, continued or converted by Bank of America and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Loan” shall mean any Eurocurrency Term Loan or Eurocurrency Revolving Loan.

“Eurocurrency Reserve Percentage” shall mean, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Adjusted Eurocurrency Rate for each outstanding Eurocurrency Revolving Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Eurocurrency Revolving Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate in accordance with the provisions of Article II.

“Eurocurrency Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate in accordance with the provisions of Article II.

“Eurocurrency Unavailability Period” shall mean any period of time during which a notice delivered to the Borrowers in accordance with Section 2.14 shall remain in force and effect.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, with respect to Holdings and the Subsidiaries on a consolidated basis for any Excess Cash Flow Period, EBITDA of Holdings and the Subsidiaries on a consolidated basis for such Excess Cash Flow Period, minus, without duplication,

(a) Debt Service for such Excess Cash Flow Period,

(b) (i) any voluntary prepayments of Term Loans during such Excess Cash Flow Period, (ii) any permanent voluntary reductions during such Excess Cash Flow Period of Revolving Facility Commitments to the extent that an equal amount of Revolving Facility Loans was simultaneously repaid and (iii) any voluntary prepayment permitted hereunder of term Indebtedness (including, without limitations, the Existing Notes and/or Finance Notes) during such Excess Cash Flow Period to the extent not financed, or intended to be financed, using the proceeds of the incurrence of Indebtedness or the issuance of Equity Interests of, or capital contribution to, Holdings, or the proceeds of a sale, transfer or disposition of assets (except to the extent, and only to the extent, that such sale, transfer or disposition resulted in an increase to EBITDA), so long as the amount of such prepayment is not already reflected in Debt Service,

(c) (i) Capital Expenditures by Holdings and the Subsidiaries on a consolidated basis during such Excess Cash Flow Period (excluding Capital Expenditures made in such Excess Cash Flow Period where a certificate in the form contemplated by the following clause (d) was previously delivered) that are paid in cash, and (ii) the aggregate consideration paid in cash during such Excess Cash Flow Period in respect of Permitted Business Acquisitions and other Investments permitted hereunder (less any amounts received in respect thereof as a return of capital),

(d) Capital Expenditures that Holdings or any Subsidiary shall, during such Excess Cash Flow Period, become obligated to make but that are not made during such Excess Cash Flow Period, provided that Holdings shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Excess Cash Flow Period, signed by a Responsible Officer of Holdings and certifying that such Capital Expenditures and the delivery of the related equipment will be made in the following Excess Cash Flow Period,

(e) Taxes paid in cash by Holdings and its Subsidiaries on a consolidated basis during such Excess Cash Flow Period or that will be paid within six months after the close of such Excess Cash Flow Period (provided that any amount so deducted that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period) and for which reserves have been established, including income tax expense and withholding tax expense incurred in connection with cross-border transactions involving the Foreign Subsidiaries,

(f) an amount equal to any increase in Working Capital of Holdings and its Subsidiaries for such Excess Cash Flow Period,

(g) cash expenditures made in respect of Swap Agreements during such Excess Cash Flow Period, to the extent not reflected in the computation of EBITDA or Interest Expense,

(h) permitted dividends or distributions or repurchases of its Equity Interests paid in cash by Holdings during such Excess Cash Flow Period and permitted dividends paid by the U.S. Borrower or by any Subsidiary to any person other than Holdings, the U.S. Borrower or any of the Subsidiaries during such Excess Cash Flow Period, in each case in accordance with Section 6.06 (other than Sections 6.06(b)(i) and 6.06(j) (except, in the case of clauses (ii) and (iii) in such Section 6.06(j), to the extent, and only to the extent, that a sale, transfer or disposition discussed therein resulted in an increase to EBITDA)).

(i) amounts paid in cash during such Excess Cash Flow Period on account of (x) items that were accounted for as noncash reductions of Net Income in determining Consolidated Net Income or as noncash reductions of Consolidated Net Income in deter-mining EBITDA of Holdings and its Subsidiaries in a prior Excess Cash Flow Period and (y) reserves or accruals established in purchase accounting,

(j) the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Excess Cash Flow Period), or an accrual for a cash payment, by Holdings and its Subsidiaries or did not represent cash received by Holdings and its Subsidiaries, in each case on a consolidated basis during such Excess Cash Flow Period,

(k) Tax Distributions which are paid during the respective Excess Cash Flow Period or will be paid within six months after the close of such Excess Cash Flow Period (as reasonably determined in good faith by Holdings), provided that to the extent such Tax Distributions are not actually paid within such six month period such amounts shall be added to Excess Cash Flow the next succeeding Excess Cash Flow Period, plus, without duplication,

(l) an amount equal to any decrease in Working Capital for such Excess Cash Flow Period,

(m) all proceeds received during such Excess Cash Flow Period of Capital Lease Obligations, purchase money Indebtedness, Sale and Lease-Back Transactions pursuant to Section 6.03 and any other Indebtedness, in each case to the extent used to finance any Capital Expenditure or Permitted Business Acquisition (other than Indebtedness under this Agreement to the ex-tent there is no corresponding deduction to Excess Cash Flow above in respect of the use of such Borrowings),

(n) all amounts referred to in clause (c) above to the extent funded with the proceeds of the issuance of Equity Interests of, or capital contributions to, Holdings after the Closing Date (to the extent not previously used to prepay Indebtedness (other than Revolving Facility Loans or Swingline Loans), make any investment or capital expenditure or otherwise for any purpose resulting in a deduction to Excess Cash Flow in any prior Excess Cash Flow Period) or any amount that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” if not so spent, in each case to the extent there is a corresponding deduction from Excess Cash Flow above,

(o) to the extent any permitted Capital Expenditures and the corresponding delivery of equipment referred to in clause (d) above do not occur in the Excess Cash Flow Period of Holdings specified in the certificate of Holdings provided pursuant to clause (d) above, the amount of such Capital Expenditures that were not so made in the Excess Cash Flow Period of Holdings specified in such certificates,

(p) cash payments received in respect of Swap Agreements during such Excess Cash Flow Period to the extent (i) not included in the computation of EBITDA or (ii) such payments do not reduce Cash Interest Expense,

(q) any extraordinary or nonrecurring gain realized in cash during such Excess Cash Flow Period (except to the extent such gain consists of Net Proceeds subject to Section 2.11(c)),

(r) to the extent deducted in the computation of EBITDA, cash interest in-come, and

(s) the amount related to items that were deducted from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (x) such items represented cash received by Holdings or any Subsidiary or (y) does not represent cash paid by Holdings or any Subsidiary, in each case on a consolidated basis during such Excess Cash Flow Period.

“Excess Cash Flow Period” shall mean (i) the period taken as one accounting period beginning on January 1, 2009 and ending on December 31, 2009; provided that if the repayment in full of the Existing Term Loans shall not have occurred by December 31, 2009, then the period in this clause (i) shall be the period taken as one accounting period beginning January 1, 2010 and ending on December 31, 2010, and (ii) each fiscal year of Holdings ended thereafter.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Rate” shall mean on any day, for purposes of determining the Dollar Equivalent or Alternative Currency Equivalent of any other currency, the rate at which such other currency may be exchanged into Dollars or the applicable Alternative Currency (as applicable), as set forth at approximately 11:00 a.m., London time, on such day on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent (or, in the case of Alternative Currency Letters of Credit, the Issuing Bank) and the U.S. Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent (or, in the case of Alternative Currency Letters of Credit, the Issuing Bank) in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., Local Time, on such date for the purchase of Dollars or such Alternative Currency (as applicable) for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent (or, in the case of Alternative Currency Letters of Credit, the Issuing Bank) may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.01.

“Excluded Taxes” shall mean, with respect to the Agents, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender making a Loan to the U.S. Borrower (other than an assignee pursuant to a request by a Borrower under Section 2.19(b)), any U.S. Federal withholding tax imposed pursuant to any law in effect at the time such Lender becomes a party to such Loan to the U.S. Borrower (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to any withholding tax pursuant to Section 2.17(a) or Section 2.17(c) or (d) any withholding tax that is attributable to a Lender’s failure to comply with Section 2.17(e).

“Existing Agent” shall have the meaning assigned to such term in the first recital hereto.

“Existing Credit Agreement” shall have the meaning assigned to such term in the first recital hereto.

“Existing Credit Agreement Amendment” shall have the meaning assigned to such term in the third recital hereto and shall be in the form of Exhibit L hereto.

“Existing Letter of Credit” shall mean each letter of credit previously issued for the account of the U.S. Borrower or any Subsidiary by a Lender or an Affiliate that is (a) outstanding on the Closing Date and (b) listed on Schedule 2.05(a).

“Existing Notes” shall mean the Existing Senior Notes and the Existing Senior Subordinated Notes.

“Existing Senior Note Documents” shall mean the Existing Senior Notes and the Existing Senior Note Indenture.

“Existing Senior Note Indenture” shall mean the Indenture dated as of November 4, 2003 under which the Existing Senior Notes were issued, among the U.S. Borrower, Holdings and certain of the Subsidiaries party thereto and the trustee named therein from time to time, as in effect on the Closing Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Existing Senior Notes” shall mean the U.S. Borrower’s 7 3/4% Senior Notes due 2011 issued pursuant to the Existing Senior Note Indenture and any notes issued by the U.S. Borrower in exchange for, and as contemplated by, the Existing Senior Notes and the related registration rights agreement with substantially identical terms as the Existing Senior Notes.

“Existing Senior Subordinated Note Documents” shall mean the Existing Senior Subordinated Notes and the Existing Senior Subordinated Note Indenture.

“Existing Senior Subordinated Note Indenture” shall mean the Indenture dated as of November 4, 2003 under which the Existing Senior Subordinated Notes were issued, among the U.S. Borrower, Holdings and certain of the Subsidiaries party thereto and the trustee named therein from time to time, as in effect on the Closing Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Existing Senior Subordinated Notes” shall mean the U.S. Borrower’s 9% Senior Subordinated Notes due 2013 and 8 7/8% Senior Subordinated Notes due 2013 issued pursuant to the Existing Senior Subordinated Note Indenture and any notes issued by the U.S. Borrower in exchange for, and as contemplated by, the Existing Senior Subordinated Notes and the related registration rights agreement with substantially identical terms as the Existing Senior Subordinated Notes.

“Existing Term Loans” shall mean $167.0 million tranche B term loans outstanding under the Existing Credit Agreement after the Closing Date after giving effect to the Refinancing.

“Extending Revolving Lenders” shall have the meaning assigned to such term in the proviso to Section 9.08(b).

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the date of this Agreement there are two Facilities, i.e., the Term Loan Facility and the Revolving Facility.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” shall mean that certain Fee Letter dated May 13, 2009 by and among Nalco and Bank of America.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.

“Finance Corp.” shall mean Nalco Finance Holdings Inc., a Delaware corporation.

“Finance LLC” shall mean Nalco Finance Holdings LLC, a Delaware limited liability company.

“Finance Note Indenture” shall mean the Indenture dated as of January 21, 2004 under which the Finance Notes were issued, among Finance Corp., Finance LLC and the trustee named therein from time to time, as in effect on the Closing Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and this Agreement.

“Finance Notes” shall mean Finance Corp. and Finance LLC’s 9% Senior Discount Notes due 2014 issued pursuant to the Finance Note Indenture and any notes issued by Finance Corp. and Finance LLC in exchange for, and as contemplated by, the Finance Notes and the related registration rights agreement with substantially identical terms to the Finance Notes, in each case outstanding on the Closing Date.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“Financial Performance Covenants” shall mean the covenants of Holdings set forth in Sections 6.11, 6.12 and 6.13.

“First Lien Intercreditor Agreement” shall mean an intercreditor agreement entered into in connection with the issuance of any Future Secured Notes secured by a Lien ranking pari passu to the Lien securing the Obligations, in form and substance reasonably satisfactory to the Collateral Agent and the Joint Lead Arrangers.

“First Lien Obligations” shall mean the Future Secured Notes that are intended to have a Lien on the U.S. Collateral that is pari passu with the Lien of the Secured Parties securing the Obligations.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect and any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Guarantee” shall mean the Foreign Guarantee Agreement, in substantially the form of Exhibit F and as modified by the Administrative Agent in its reasonable discretion with the consent (not to be unreasonably withheld) of Holdings to comply with applicable law, among the Foreign Subsidiary Loan Parties and, if applicable, their subsidiaries and the Collateral Agent, as amended, supplemented or otherwise modified from time to time.

“Foreign Mortgages” shall mean the mortgages, deeds of trust, charges, assignments of leases and rents and other security documents with respect to Mortgaged Properties located outside the United States of America pursuant to Section 5.10, each in form and substance reasonably satisfactory to the Collateral Agent, that will secure the Obligations of the Foreign Subsidiary Loan Parties.

“Foreign Perfection Certificate” shall mean a certificate with respect to a Foreign Subsidiary Loan Party in the form approved by the Collateral Agent.

“Foreign Pledge Agreement” shall mean a pledge agreement with respect to the Pledged Collateral that constitutes Equity Interests of a Foreign Subsidiary Loan Party and its subsidiaries that have executed a Foreign Guarantee, in form and substance reasonably satisfactory to the Collateral Agent, as amended, supplemented or otherwise modified from time to time, that will secure the Obligations of the Foreign Subsidiary Loan Parties.

“Foreign Security Agreement” shall mean one or more security agreements, charges, mortgages, pledges or other agreements with respect to the Collateral (other than Pledged Collateral or Collateral that is subject to a Foreign Mortgage) of a Foreign Subsidiary Loan Party and its subsidiaries that have executed a Foreign Guarantee, each in form and substance reasonably satisfactory to the Collateral Agent, as amended, supplemented or otherwise modified from time to time, that will secure the Obligations of the Foreign Subsidiary Loan Parties.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Subsidiary Borrower” shall mean, at any time, each Foreign Subsidiary Loan Party that has been designated as a Foreign Subsidiary Borrower by the U.S. Borrower pursuant to Section 2.20, other than a Foreign Subsidiary Borrower that has ceased to be a Foreign Subsidiary Borrower as provided in Section 2.20.

“Foreign Subsidiary Borrower Agreement” shall mean a Foreign Subsidiary Borrower Agreement substantially in the form of Exhibit G-1.

“Foreign Subsidiary Borrower Termination” shall mean a Foreign Subsidiary Borrower Termination substantially in the form of Exhibit G-2.

“Foreign Subsidiary Loan Party” shall mean each Wholly Owned Foreign Subsidiary that is a Foreign Subsidiary Borrower and each Wholly Owned Subsidiary thereof to the extent legally permitted to guarantee and provide security for the Loans.

“Future Secured Notes” shall mean senior secured notes (which notes may either have the same lien priority as the Obligations or may be secured by a Lien ranking junior to the Lien securing the Obligations) in each case issued by the U.S. Borrower and guaranteed by the Domestic Subsidiary Loan Parties, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Term Loan Maturity Date (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (b) the covenants, events of default, guarantees, collateral and other terms of which (other than interest rate, including in the form of original issue discount, and redemption premiums), taken as a whole, are not more restrictive in any material respect to the Loan Parties than those in this Agreement, and (c) of which no Subsidiary of Holdings (other than the U.S. Borrower or a Domestic Subsidiary Loan Party) is an obligor and which are not secured by any collateral other than U.S. Collateral.

“Future Secured Notes Documents” shall mean any document or instrument issued or executed and delivered with respect to any Future Secured Notes by any Loan Party.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02.

“Global Lending Office” shall mean, as to any Revolving Facility Lender, the applicable branch, office or Affiliate of such Revolving Facility Lender designated by such Revolving Facility Lender to make Loans denominated in Alternative Currencies.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body or central bank.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or- pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances, compounds and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“HSBC” shall mean HSBC Bank (USA), National Association and its successors.

“Impacted Lender” shall mean any Revolving Facility Lender (a) that has given verbal or written notice to Holdings, any Borrower, the Administrative Agent, any Issuing Bank or any Revolving Facility Lender or has otherwise announced that such Revolving Facility Lender believes it will become, or that fails promptly to provide to the Borrowers reasonably satisfactory assurance that such Revolving Facility Lender will not become, a Defaulting Lender, (b) as to which the Administrative Agent, an Issuing Bank or the Swingline Lender has a good faith belief that such Lender has defaulted in fulfilling its obligations (as a lender, agent or letter of credit or bank guarantee issuer) under one or more other syndicated credit facilities, where such default is not the subject of a good faith dispute, (c) with respect to which one or more Lender-Related Distress Events have occurred or (d) that is a Defaulting Lender. A Revolving Facility Lender shall cease to be an Impacted Lender upon and in the event that the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Borrowers have determined, in their respective sole discretion, that such Revolving Facility Lender has adequately remedied all matters that caused such Revolving Facility Lender to become an Impacted Lender.

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.22.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than current trade liabilities and current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof), (e) all Guarantees by such person of Indebtedness of others, (f) all Capital Lease Obligations of such person, (g) all payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (h) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and (i) the principal component of all obligations of such person in respect of bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof. To the extent not otherwise included, Indebtedness shall include the amount of any Permitted Receivables Financing.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 3.14.

“Information Memorandum” shall mean (a) the Confidential Information Memorandum dated May 4, 2009, as modified or supplemented prior to the Closing Date, and (b) the Offering Memorandum.

“Intercreditor Agreements” shall mean the Pari Passu Intercreditor Agreement, any First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement, and any Receivables Intercreditor Agreement.

“Interest Coverage Ratio” shall have the meaning assigned to such term in Section 6.11.

“Interest Election Request” shall mean a request by a Borrower to convert or continue a Term Borrowing or Revolving Facility Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing which are payable to any person other than Holdings, the U.S. Borrower or a Subsidiary Loan Party, and (b) capitalized interest of such person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by Holdings and the Subsidiaries with respect to Swap Agreements.

“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Revolving Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, (b) with respect to any ABR Loan, the last day of each calendar quarter, (c) with respect to any Swingline Dollar Loan, the day that such Swingline Dollar Loan is required to be repaid pursuant to Section 2.09(a) and (d) with respect to any Swingline Euro Loan, the last day of the Interest Period applicable to such Swingline Euro Loan or any day otherwise agreed to by the Swingline Euro Lenders.

“Interest Period” shall mean, (a) as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months, if at the time of the relevant Borrowing, all Lenders agree to such Interest Periods), as the applicable Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided, unless the Administrative Agent shall otherwise agree, that prior to the 31st day after the Closing Date, the Borrowers shall only be permitted to request Interest Periods of seven days; and (b) as to any Swingline Euro Borrowing, the period commencing on the date of such Borrowing and ending on the day that is designated in the notice delivered pursuant to Section 2.04 with respect to such Swingline Euro Borrowing, which shall not be later than the seventh day thereafter; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“ISP” shall mean with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of such issuance).

“Issuing Bank” shall mean each of Bank of America, N.A., Deutsche Bank, HSBC and each other Issuing Bank designated pursuant to Section 2.05(l), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i) and, solely with respect to an Existing Letter of Credit (and any amendment, renewal or extension thereof in accordance with this Agreement), the Lender that issued such Existing Letter of Credit. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“Investment” shall having the meaning assigned to such term in Section 6.04.

“Joint Lead Arrangers” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.17(b).

“Junior Debt Repayment” shall have the meaning assigned to such term in Section 6.09(b)(i).

“Junior Lien Intercreditor Agreement” shall mean an intercreditor agreement entered into in connection with the issuance of any Future Secured Notes secured by a Lien ranking junior to the Lien securing the Obligations, in form and substance reasonably satisfactory to the Collateral Agent.

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(b).

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04.

“Lender Default” shall mean (i) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any incurrence of Loans or reimbursement obligations under Section 2.05(e) which refusal or failure is not cured within one Business Day after the date of such refusal or failure; (ii) the failure of any Lender to pay over to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute; or (iii) a Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” shall mean with respect to any Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed

Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, merger, sale or other change of control supported in whole or in part by guaranties or other support of (including without limitation the nationalization or assumption of ownership or operating control by) the U.S. government or other governmental authority, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interest in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“Letter of Credit” shall mean any letter of credit (including each Existing Letter of Credit) issued pursuant to Section 2.05.

“Letter of Credit Expiration Date” shall have the meaning assigned to such term in Section 2.05(c)(x).

“LIBOR Floor” shall have the meaning assigned to such term in Section 2.22(a)(6).

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary), any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, the Intercreditor Agreements, any promissory note issued under Section 2.09(e), and solely for the purposes of Section 7.01(c) hereof, the Fee Letter.

“Loan Parties” shall mean Holdings, the Borrowers and the Subsidiary Loan Parties.

“Loans” shall mean the Term Loans, the Revolving Facility Loans and the Swingline Loans (and shall include any Replacement Term Loans and any New Term Loans).

“Local Time” shall mean (a) with respect to a Loan or Borrowing denominated in Dollars, New York City time, (b) with respect to a Loan or Borrowing denominated in Euros, London time or (c) with respect to a Loan or Borrowing denominated in any other Alternative Currency the time approved in accordance with Section 1.05.

“Majority Lenders” of any Facility shall mean, at any time, Lenders under such Facility having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Facility and unused Commitments under such Facility at such time.

“Mandatory Costs Rate” shall mean the mandatory costs rate calculated in accordance with the formula and in the manner set forth in Exhibit H hereto

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean the existence of events, conditions and/or contingencies that have had or are reasonably likely to have (a) a materially adverse effect on the business, operations, properties, assets or financial condition of Holdings and the Subsidiaries, taken as a whole, or (b) a material impairment of the validity or enforceability of, or a material impairment of the material rights, remedies or benefits available to the Lenders, any Issuing Bank, the Administrative Agent or the Collateral Agent under, any Loan Document.

“Material Indebtedness” shall mean (a) the Existing Notes, (b) the Existing Term Loans and (c) other Indebtedness (other than Loans and Letters of Credit) of any one or more of Holdings or any Subsidiary in an aggregate principal amount exceeding $35.0 million.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Mobotec” shall mean Nalco Mobotec, Inc.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean the owned real properties of the Loan Parties set forth on Schedule 3.17 and each additional real property encumbered by a Mortgage pursuant to Section 5.10.

“Mortgages” shall mean the U.S. Mortgages and the Foreign Mortgages.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which a Borrower, Holdings or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Nalco” shall have the meaning assigned to such term in the introductory paragraph hereto.

“NDC” shall mean NDC LLC.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“New Senior Note Documents” shall mean the New Senior Notes and the New Senior Note Indenture.

“Net Proceeds” shall mean:

(a) 100% of the cash proceeds actually received by Holdings, the U.S. Borrower or any of their Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and lease-back of assets and any mortgage or lease of real property) to any person of any asset or assets of Holdings or any Subsidiary (other than those pursuant to Section 6.05(a), (b), (c), (e), (f), (g), (i) or (k)), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset (other than pursuant hereto or pursuant to the New Senior Notes or the Existing Notes or any Permitted Refinancing Indebtedness that refinances the New Senior Notes, Existing Notes or Finance Notes, as applicable), other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and (ii) Taxes or Tax Distributions paid or payable as a result thereof, provided that, (i) if no Event of Default exists and Holdings shall deliver a certificate of a Responsible Officer of Holdings to the Administrative Agent promptly following receipt of any such proceeds of sales, transfer, leases or other dispositions permitted by Section 6.05(h) in an amount not to exceed $200 million since the Closing Date setting forth Holdings’ intention to use any portion of such proceeds, to, in each case within 12 months of such receipt, repay Existing Notes in accordance with Section 6.09(b)(i)(2)(x) and/or Finance Notes in accordance with Section 6.06(j)(ii), such portion of such proceeds shall not constitute Net Proceeds except to the extent not so used within such 12-month period, and (ii) with respect to the Specified Asset Sale permitted by Section 6.05(j), notwithstanding the subsequent proviso in this clause (a), the U.S. Borrower shall be required to use a portion of such proceeds thereof (not to exceed 50% of such proceeds thereof) to prepay Term Borrowings pursuant to Section 2.11(c) in an amount (the “Specified Asset Sale Prepayment Amount”) that is necessary so that the Secured Leverage Ratio as of the end of the most recent Test Period, determined on a Pro Forma Basis after giving effect to such Specified Asset Sale and prepayment of Term Borrowings, is less than 1.75 to 1.0 and, if no Event of Default exists and Holdings shall deliver a certificate of a Responsible Officer of Holdings to the Administrative Agent promptly following receipt of any such proceeds setting forth Holdings’ intention to use any portion of such proceeds in excess of the Specified Asset Sale Prepayment Amount, to, in each case within 12 months of such receipt, either (I) repay Existing Notes in accordance with Section 6.09(b)(i)(2)(y) and/or Finance Notes in accordance with Section 6.06(j)(iii) or (II) acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of Holdings and the Subsidiaries, or make investments pursuant to Section 6.04(m), all such proceeds thereof in excess of the Specified Asset Sale Prepayment Amount shall not constitute Net Proceeds except to the extent not so used within such 12-month period; provided further that, except (A) in the case of the sale, transfer or other disposition of an asset or group of related assets resulting in Net Proceeds in excess of $75.0 million or (B) in the case of the Specified Asset Sale, if no Event of Default exists and Holdings shall deliver a certificate of a Responsible Officer of Holdings to the Administrative Agent promptly following receipt of any such proceeds setting forth

Holdings’ intention to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of Holdings and the Subsidiaries, or make investments pursuant to Section 6.04(m), in each case within 12 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not so used within such 12-month period, and provided, further, that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $5.0 million and (y) no proceeds shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed $15.0 million, and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by Holdings or any Subsidiary of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to Holdings or the U.S. Borrower or any Affiliate of either of them shall be disregarded, except for financial advisory fees customary in type and amount paid to Affiliates of the Funds.

“New Senior Note Indenture” shall mean the Indenture dated as of May 13, 2009 under which the New Senior Notes were issued, among the U.S. Borrower, Holdings and certain of the Subsidiaries party thereto and the trustee named therein from time to time, as in effect on the Closing Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“New Senior Notes” shall mean the U.S. Borrower’s 8 1/4% Senior Notes due 2017, issued pursuant to the New Senior Note Indenture and any notes issued by the U.S. Borrower in exchange for, and as contemplated by, the New Senior Notes and the related registration rights agreement with substantially identical terms as the New Senior Notes.

“New Term Commitments” shall have the meaning assigned to such term in Section 2.22.

“New Term Lender” shall have the meaning assigned to such term in Section 2.22.

“New Term Loan” shall have the meaning assigned to such term in Section 2.22.

“Non-Bank Certificate” shall have the meaning assigned to such term in Section 2.17(e)(ii).

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Extension Notice Date” shall have the meaning assigned to such term in Section 2.05(c)(y).

“Non-U.S. Lender” shall mean any Lender or Issuing Bank that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Obligations” shall have the meaning assigned to such term in the U.S. Collateral Agreement.

“Offering Memorandum” shall mean the Offering Memorandum, dated May 6, 2009, in respect of the New Senior Notes.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto.

“Parent” shall mean Nalco Holding Company, a Delaware corporation.

“Pari Passu Intercreditor Agreement” shall mean the intercreditor agreement dated as of the Closing Date by and between Citicorp North America, Inc. as collateral agent under the Existing Credit Agreement and the Administrative Agent, substantially in the form of Exhibit N.

“Participant” shall have the meaning assigned to such term in Section 9.04(c).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificates” shall mean the U.S. Perfection Certificate and the Foreign Perfection Certificates.

“Permitted Additional Notes” shall mean senior or senior subordinated unsecured notes in each case issued by the U.S. Borrower and guaranteed by the Domestic Subsidiary Loan Parties, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Term Loan Maturity Date (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (b) the covenants, events of default, guarantees and other terms of which (other than interest rate, including in the form of original issue discount, and redemption premiums), taken as a whole, are not more restrictive in any material respect to the Loan Parties than those in the New Senior Note Documents, and (c) of which no Subsidiary of Holdings (other than the U.S. Borrower or a Domestic Subsidiary Loan Party) is an obligor.

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition) if (a) such acquisition was not preceded by, or effected pursuant to, an unsolicited or hostile offer and

(b) immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; and (iii) (A) Holdings and the Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such acquisition or formation, with the Financial Performance Covenants as of the most recent Test Period for which financial statements were delivered pursuant to Section 5.04(a) or (b) or, if prior to the first delivery date for such financial statements hereunder, as of the end of the period for which the most recent financial statements of Holdings are available and if the last day of any such period is prior to the first Test Period for which the Financial Performance Covenants are tested, the levels for the first Test Period for which the Financial Performance Covenants are tested shall be deemed to apply for such purpose, and Holdings shall have delivered to the Administrative Agent a certificate of a Responsible Officer of Holdings to such effect, together with all relevant financial information for such Subsidiary or assets, and (B) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness (except for Indebtedness permitted by Section 6.01).

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits having a Dollar Equivalent that is in excess of $500.0 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of any Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

(e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s;

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000.0 million; and

(h) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1% of the total assets of the U.S. Borrower and the Subsidiaries, on a consolidated basis, as of the end of the U.S. Borrower’s most recently completed fiscal year.

“Permitted Receivables Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.

“Permitted Receivables Financing” shall mean one or more transactions pursuant to which (i) Receivables Assets or interests therein are sold to or financed by one or more Special Purpose Receivables Subsidiaries, and (ii) such Special Purpose Receivables Subsidiaries finance their acquisition of such Receivables Assets or interests therein, or the financing thereof, by selling or borrowing against such Receivables Assets; provided that (A) recourse to Holdings or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) and any obligations or agreements of Holdings or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/”absolute transfer” opinion with respect to any transfer by Holdings or any Subsidiary (other than a Special Purpose Receivables Subsidiary), and (B) the aggregate Receivables Net Investment since the Closing Date shall not exceed $200.0 million at any time.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon), (b) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (c) except with respect to the Existing Senior Subordinated Notes, if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced and (e) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including in respect of working capital facilities of Foreign Subsidiaries otherwise permitted under this Agreement only, any collateral pursuant to after-acquired property clauses to the extent any such collateral secured the Indebtedness being Refinanced) on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code and in respect of which Holdings, the U.S. Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 5.04.

“Pounds Sterling” shall mean the lawful money of the United Kingdom.

“Pledged Collateral” shall have the meaning assigned to such term in the U.S. Collateral Agreement or a Foreign Pledge Agreement, as applicable, and shall include any equivalent assets pledged pursuant to a Foreign Pledge Agreement.

“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Pro Forma Basis” shall mean, as to any person, for any events as described in clauses (i) and (ii) below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”):

(i) in making any determination of EBITDA, pro forma effect shall be given to any Asset Disposition and to any Asset Acquisition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Business Acquisition”, the definition of Secured Leverage Condition, Section 2.22, Section 6.01(v), Section 6.05(j), Section 6.06(h), Section 6.06(j) and Section 6.09(b)(i)(2) only, occurring during the Reference Period or thereafter and through and including the date upon which the transactions are consummated); and

(ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and amounts outstanding under any Permitted Receivables Financing, in each case not to finance any acquisition) incurred or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Business Acquisition”, the definition of Secured Leverage Condition, Section 2.22, Section 6.01(v), Section 6.05(j), Section 6.06(h), Section 6.06(j) and Section 6.09(b)(i)(2) only, occurring during the Reference Period or thereafter and through and including the date upon which the respective transactions are consummated) shall be deemed to have been incurred or repaid at the beginning of such period and (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of Holdings and, for any fiscal period ending on or prior to the first anniversary of an Asset Acquisition or Asset Disposition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such Asset Acquisition, Asset Disposition or other similar transaction (the “Pro Forma Adjustments”), to the extent that Holdings delivers to the Administrative Agent (i) a certificate of a Financial Officer of Holdings setting forth such operating expense reductions and other operating improvements or synergies and (ii) information and calculations supporting in reasonable detail such estimated operating expense reductions and other operating improvements or synergies; provided that such pro forma adjustments (together with business optimization expenses and other restructuring charges included in the calculation of EBITDA pursuant to clause (iv) of the definition “EBITDA”) shall not exceed $25.0 million in any four quarter period for which EBITDA is calculated.

“Projections” shall mean the projections of Holdings and the Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of Holdings, the U.S. Borrower or any of the Subsidiaries prior to the Closing Date.

“Public Lender” shall have the meaning ascribed to such term in Section 5.04.

“Receivables Assets” shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by Holdings or any Subsidiary.

“Receivables Intercreditor Agreement” shall mean an intercreditor agreement entered into in connection with a Permitted Receivables Financing. in form and substance reasonably satisfactory to the Collateral Agent.

“Receivables Net Investment” shall mean the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Receivables Documents; provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.

“Reference Date” shall have the meaning assigned to such term in the definition of the term “Applicable Amount.”

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Refinanced Term Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Refinancing” shall have the meaning assigned to such term in the second recital hereto.

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Agreement” shall mean that certain reimbursement agreement between the U.S. Borrower and Suez S.A. (“Suez”), dated as of November 4, 2003, providing for the reimbursement by Suez of all contributions required to be made by the U.S. Borrower to the Profit Sharing and Savings Plan pursuant to the Contribution Agreement between the U.S. Borrower and Northern Trust Company, dated as of November 2, 1999, as amended.

“Reimbursement Obligations” shall mean Borrowers’ obligations under Section 2.05(e) to reimburse L/C Disbursements.

“Rejection Notice” shall have the meaning assigned to such term in Section 2.10(e).

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Replacement Term Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures, and (d) Available Unused Commitments, that taken together, represent more than 50% of the sum of (w) all Loans (other than Swingline Loans) outstanding, (x) Revolving L/C Exposures, (y) Swingline Exposures, and (z) the total Available Unused Commitments at such time. The Loans, Revolving L/C Exposures, Swingline Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Percentage” shall mean, with respect to an Excess Cash Flow Period, (i) 50%, if the Total Leverage Ratio at the end of such Excess Cash Flow Period is greater than or equal to 4.00 to 1.00, (ii) 25%, if the Total Leverage Ratio at the end of such Excess Cash Flow Period is greater than or equal to 3.00 to 1.00 but less than 4.00 to 1.00 and (iii) 0%, if the Total Leverage Ratio at the end of such Excess Cash Flow Period is less than 3.00 to 1.00.

“Reset Date” shall have the meaning assigned to such term in Section 1.03(a).

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payments” has the meaning assigned to such term in Section 6.06.

“Revolving Facility” shall mean the Revolving Facility Commitments and the extensions of credit made hereunder by the Revolving Facility Lenders.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04. The initial amount of each Revolving Facility Lender’s Revolving Facility Commitment is set forth on Schedule 2.01 under the caption “Revolving Facility Commitment” or opposite such caption in the Assignment and Acceptance pursuant to which such Revolving Facility Lender shall have assumed its Revolving Facility Commitment, as applicable. The aggregate amount of the Revolving Facility Commitments on the date hereof is $250.0 million.

“Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Revolving Facility Loans denominated in Dollars outstanding at such time, (b) the Dollar Equivalent of the aggregate principal amount of the Revolving Facility Loans denominated in Alternative Currencies outstanding at such time, (c) the Swingline Dollar Exposure at such time, (d) the Swingline Euro Exposure at such time and (e) the Revolving L/C Exposure at such time. The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the sum of (a) the aggregate principal amount of such Revolving Facility Lender’s Revolving Facility Loans denominated in Dollars outstanding at such time, (b) the Dollar Equivalent of the aggregate principal amount of Revolving Facility Lender’s Revolving Facility Loans denominated in Alternative Currencies outstanding at such time and (c) such Revolving Facility Lender’s Revolving Facility Percentage of the Swingline Dollar Exposure, Swingline Euro Exposure and Revolving L/C Exposure at such time.

“Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.

“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01. Each Revolving Facility Loan denominated in Dollars shall be a Eurocurrency Revolving Loan or an ABR Loan, and each Revolving Facility Loan denominated in an Alternative Currency shall be a Eurocurrency Revolving Loan.

“Revolving Facility Maturity Date” shall mean May 13, 2014, the fifth anniversary of the Closing Date; provided that if on the 90th day prior to the scheduled final maturity date of any of (x) the Existing Senior Notes, more than 10% of the original principal amount of the Existing Senior Notes are outstanding, (y) the Existing Senior Subordinated Notes, more than 10% of the original principal amount of the Existing Senior Subordinated Notes are outstanding or (z) the Finance Notes, more than 10% of the original principal amount at maturity of the Finance Notes are outstanding (such 90th day prior to the scheduled final maturity of any of the Existing Senior Notes, Existing Senior Subordinated Notes or the Finance Notes, the “Revolving Facility Trigger Date”), in each case, the Revolving Facility Loans outstanding shall be due and payable in full on, and the Revolving Facility Commitments shall terminate on, and the Revolving Facility Maturity Date shall be, the Revolving Facility Trigger Date.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender, the percentage (carried out to the ninth decimal place) of the total Revolving Facility Commitments represented by such Lender’s Revolving Facility Commitment at such time. If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Revolving L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit denominated in Dollars outstanding at such time, (b) the Dollar Equivalent of the aggregate undrawn amount of all Letters of Credit denominated in Alternative Currencies outstanding at such time, (c) the aggregate principal amount of all L/C Disbursements (i) made in Dollars that have not yet been reimbursed at such time or (ii) made in Alternative Currencies and converted into Dollars pursuant to Section 2.05(e) or 2.05(k) and (d) the Dollar Equivalent of the aggregate principal amount of all L/C Disbursements made in Alternative Currencies that have not yet been reimbursed or converted into Dollars pursuant to Section 2.05(e) or 2.05(k). The Revolving L/C Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Revolving L/C Exposure at such time.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Lien Obligations” shall mean Future Secured Notes that are intended to have a Lien on the U.S. Collateral that ranks junior to the Lien of the Secured Parties securing the Obligations.

“Secured Debt” at any date shall mean the aggregate principal amount of Consolidated Net Debt of Holdings and its Subsidiaries outstanding at such date that consists of Indebtedness that in each case is then secured by Liens on any property or assets of Holdings or its Subsidiaries.

“Secured Leverage Condition” shall mean, with respect to any event for which the Secured Leverage Condition is being tested, the Secured Leverage Ratio as of the end of the Test Period last ended, determined on a Pro Forma Basis to give effect to such event, shall be less than 1.00 to 1.00.

“Secured Leverage Ratio” shall mean, on any date, the ratio of (a) Secured Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of Holdings most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided that to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions that require a waiver or a consent of the Required Lenders pursuant to Section 6.04 or Section 6.05) or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, EBITDA shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.

“Secured Parties” shall have the meaning assigned to such term in the U.S. Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Mortgages, the U.S. Collateral Agreement, the Foreign Pledge Agreements, the Foreign Security Agreements, the Foreign Guarantee, each Intercreditor Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10.

“Special Purpose Receivables Subsidiary” shall mean a direct or indirect Subsidiary of the U.S. Borrower established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with Holdings or any of the Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event Holdings or any such Subsidiary becomes subject to a proceeding under Debtor Relief Laws.

“Specified Asset Sale” shall have the meaning assigned to such term in Section 6.05(j).

“Specified L/C Sublimit” shall mean, with respect to any Issuing Bank, (i) with respect to Bank of America (or any of its Affiliates), (x) in the case of Dollar Letters of Credit, 33.34% of the Dollar Letter of Credit Limit and (y) in the case of Alternative Currency Letters of Credit, 33.34% of the Alternative Currency Letter of Credit Sublimit, (ii) with respect to Deutsche Bank (or any of its Affiliates), (x) in the case of Dollar Letters of Credit, 33.3% of the Dollar Letter of Credit Limit and (y) in the case of Alternative Currency Letters of Credit, 33.3% of the Alternative Currency Letter of Credit Sublimit, (iii) with respect to HSBC (or any of its Affiliates), (x) in the case of Dollar Letters of Credit, 33.3% of the Dollar Letter of Credit Limit and (y) in the case of Alternative Currency Letters of Credit, 33.3% of the Alternative Currency Letter of Credit Sublimit, and (iv) in the case of any other Issuing Bank, (x) in the case of Dollar Letters of Credit, 100% of the Dollar Letter of Credit Limit or (y) in the case of Alternative Currency Letters of Credit, 100% of the Alternative Currency Letter of Credit Sublimit, as applicable, or in each case such lower percentage as specified in the agreement pursuant to which such Person becomes an Issuing Bank entered into pursuant to Section 2.05(l).

“Sublease Agreement” shall mean that certain Sublease Agreement dated as of November 4, 2003 between Leo Holding Company, as sublandlord, and the U.S. Borrower, as subtenant, related to the U.S. Borrower’s Naperville, Illinois headquarters.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of Holdings.

“Subsidiary Loan Party” shall mean each Subsidiary that is a (a) Domestic Subsidiary Loan Party, (b) Foreign Subsidiary Loan Party and (c) Foreign Subsidiary party to a Foreign Guarantee.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or any of its Subsidiaries shall be a Swap Agreement.

“Swingline Borrowing Request” shall mean a request by a Borrower substantially in the form of Exhibit C-2.

“Swingline Dollar Borrowing” shall mean a Borrowing comprised of Swingline Dollar Loans.

“Swingline Dollar Commitment” shall mean, with respect to each Swingline Dollar Lender, the commitment of such Swingline Dollar Lender to make Swingline Dollar Loans pursuant to Section 2.04. The aggregate amount of the Swingline Dollar Commitments on the Closing Date is $25.0 million.

“Swingline Dollar Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Dollar Borrowings at such time. The Swingline Dollar Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Swingline Dollar Exposure at such time.

“Swingline Dollar Lender” shall mean Bank of America, in its capacity as a lender of Swingline Dollar Loans, and/or any other Revolving Facility Lender designated as such by the U.S. Borrower after the Closing Date that is reasonably satisfactory to the U.S. Borrower and the Administrative Agent and executes a counterpart to this Agreement as a Swingline Dollar Lender.

“Swingline Dollar Loans” shall mean the swingline loans denominated in Dollars and made to the U.S. Borrower pursuant to Section 2.04.

“Swingline Euro Borrowing” shall mean a Borrowing comprised of Swingline Euro Loans.

“Swingline Euro Commitment” shall mean, with respect to each Swingline Euro Lender, the commitment of such Swingline Euro Lender to make Swingline Euro Loans pursuant to Section 2.04. The aggregate amount of the Swingline Euro Commitments on the Closing Date is $25.0 million.

“Swingline Euro Exposure” shall mean at any time the Dollar Equivalent of the aggregate principal amount of all outstanding Swingline Euro Loans at such time. The Swingline Euro Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Swingline Euro Exposure at such time.

“Swingline Euro Lender” shall mean Bank of America, in its capacity as a Lender of Swingline Euro Loans, and/or any Revolving Facility Lender designated as such by the U.S. Borrower after the Closing Date that is reasonably satisfactory to the U.S. Borrower and the Administrative Agent and executes a counterpart to this Agreement as a Swingline Euro Lender.

“Swingline Euro Loans” shall mean the swingline loans denominated in Euros and made to a Foreign Subsidiary Borrower pursuant to Section 2.04.

“Swingline Euro Rate” means, for any Interest Period, the sum of (i) the rate per annum determined by the Applicable Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in the relevant currency for delivery on the first day of such Swingline Euro Loan in Same Day Funds and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 A.M. (London time) on the first day of such Swingline Euro Loan and (ii) the Applicable Margin with respect to Eurocurrency Revolving Loans.

“Swingline Exposure” shall mean at any time the sum of the Swingline Dollar Exposure and the Swingline Euro Exposure.

“Swingline Lender” shall mean (i) the Swingline Dollar Lenders, in their respective capacities as Lenders of Swingline Dollar Loans, and (ii) the Swingline Euro Lenders, in their respective capacities as Lenders of Swingline Euro Loans.

“Swingline Loans” shall mean the Swingline Dollar Loans and the Swingline Euro Loans.

“Tax Distributions” shall mean any distributions described in Section 6.06(e).

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Lender” shall mean a Lender with a Term Loan Commitment or with outstanding Term Loans (including any New Term Lender).

“Term Loan Commitment” shall mean with respect to each Term Lender, the commitment of such Lender to make Term Loans pursuant to Section 2.01 in an aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term Loan Commitment” or opposite such caption in the Assignment and Acceptance pursuant to which such Term Lender became a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Term Loan Commitments on the Closing Date is $750.0 million.

“Term Loan Facility” shall mean the Term Loan Commitments and the Term Loans made hereunder.

“Term Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a).

“Term Loan Maturity Date” shall mean May 13, 2016, the seventh anniversary of the Closing Date; provided that if on the 90th day prior to the scheduled final maturity date of any of (x) the Existing Senior Notes, more than 10% of the original principal amount of the Existing Senior Notes are outstanding, (y) the Existing Senior Subordinated Notes, more than 10% of the original principal amount of the Existing Senior Subordinated Notes are outstanding or (z) the Finance Notes, more than 10% of the original principal amount at maturity of the Finance Notes are outstanding (such 90th day prior to the scheduled final maturity of the Existing Senior Notes, Existing Senior Subordinated Notes or the Finance Notes, the “Term Loan Trigger Date”), in each case, the Term Loans outstanding shall be due and payable in full on, and the Term Loan Maturity Date shall be, the Term Loan Trigger Date.

“Term Loans” shall mean the term loans made by the Lenders to the U.S. Borrower pursuant to Section 2.01 (including New Term Loans made pursuant to Section 2.22).

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of Holdings then most recently ended (taken as one accounting period).

“Total Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Net Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of Holdings most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided that to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions that require a waiver or a consent of the Required Lenders pursuant to Section 6.04 or Section 6.05) or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, EBITDA shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.

“Transactions” shall mean, collectively, (a) the Refinancing; (b) the execution and delivery of the Loan Documents and the initial borrowings hereunder; (c) the issuance of the New Senior Notes; (d) the execution and delivery of the Existing Credit Agreement Amendment; and (e) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Trigger Date” shall mean the date of delivery of financial statements for the first full fiscal quarter ending after the Closing Date.

“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted Eurocurrency Rate and the Alternate Base Rate.

“U.S. Borrower” shall have the meaning assigned to such term in the introductory paragraph hereto.

“U.S. Collateral” shall mean Collateral that the Secured Parties have a Lien on pursuant to a U.S. Collateral Document.

“U.S. Collateral Agreement” shall mean the U.S. Guarantee and Collateral Agreement, as amended, supplemented or otherwise modified from time to time, in the form of Exhibit E, among Holdings, the U.S. Borrower, each Domestic Subsidiary Loan Party and the Collateral Agent.

“U.S. Collateral Documents” shall mean the U.S. Collateral Agreement, the U.S. Perfection Certificate, the U.S. Mortgages and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10 that pertains to Collateral owned by the U.S. Borrower or a Domestic Subsidiary Loan Party.

“U.S. Lender” shall mean any Lender or Issuing Bank that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans in Dollars.

“U.S. Mortgages” shall mean the mortgages, deeds of trust, assignments of leases and rents and other security documents delivered on the Closing Date and pursuant to Section 5.10, as amended, supplemented or otherwise modified from time to time, with respect to Mortgaged Properties located in the United States of America, each substantially in the form of Exhibit D.

“U.S. Perfection Certificate” shall mean a certificate in the form of Annex I to the U.S. Collateral Agreement or any other form approved by the Collateral Agent.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean, with respect to Holdings and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

SECTION 1.02. Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Holdings notifies the Administrative Agent that Holdings requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Holdings that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. For the purposes of determining compliance with Section 6.01 through Section 6.10 with respect to any amount in a currency other than Dollars, amounts shall be deemed to equal the Dollar Equivalent thereof determined using the Exchange Rate calculated as of the Business Day on which such amounts were incurred or expended, as applicable.

SECTION 1.03. Exchange Rates.

(a) Not later than 1:00 p.m., New York City time, on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date and (ii) give notice thereof to the Borrowers. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”) or other date of determination, shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than any other provision expressly requiring the use of an Exchange Rate calculated as of a specified date) be the Exchange Rates employed in converting any amounts between Dollars and an Alternative Currency.

(b) Not later than 5:00 p.m., New York City time, on each Reset Date, the Administrative Agent shall (i) determine the aggregate amount of the Dollar Equivalents of the principal amounts of the Loans denominated in Alternative Currencies then outstanding (after giving effect to any Loans denominated in Alternative Currencies made or repaid on such date) and the Revolving L/C Exposure and (ii) notify the Lenders, each Issuing Bank and the Borrowers of the results of such determination.

SECTION 1.04. Effectuation of Transfers. Each of the representations and warranties of Holdings and the Borrowers contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

SECTION 1.05. Additional Alternative Currencies.

(a) The U.S. Borrower may from time to time request that Revolving Facility Loans be made to and/or Alternative Currency Letters of Credit be issued on behalf of Foreign Subsidiary Borrowers, in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Revolving Loans, such request shall be subject to the approval of the Administrative Agent and each of the Revolving Facility Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent, each Issuing Bank and each of the Revolving Facility Lenders.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 15 Business Days prior to the date of the desired credit extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Alternative Currency Letters of Credit, each Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Revolving Loans, the Administrative Agent shall promptly notify each Revolving Facility Lender thereof; and in the case of any such request pertaining to Alternative Currency Letters of Credit, the Administrative Agent shall promptly notify each Issuing Bank and Revolving Facility Lender thereof. Each Revolving Facility Lender (in the case of any such request pertaining to Eurocurrency Revolving Loans and Alternative Currency Letters of Credit) and each Issuing Bank (in the case of a request pertaining to Alternative Currency Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., seven Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Revolving Loans or the issuance of Alternative Currency Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Revolving Facility Lender or an Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or such Issuing Bank, as the case may be, to permit Eurocurrency Revolving Loans to be made or Alternative Currency Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Facility Lenders consent to making Eurocurrency Revolving Loans in such requested currency, the Administrative Agent shall so notify the U.S. Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurocurrency Revolving Loans by the Foreign Subsidiary Borrowers; and if the Administrative Agent, the Revolving Facility Lenders and each Issuing Bank consent to the issuance of Alternative Currency Letters of Credit in such requested currency, the Administrative Agent shall so notify the U.S. Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Alternative Currency Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.05, the Administrative Agent shall promptly so notify Nalco.

SECTION 1.06. Change of Currency.

(a) Each obligation of any Foreign Subsidiary Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent (after consultation with the U.S. Borrower) may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may (after consultation with the U.S. Borrower) from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein:

(a) each Term Lender agrees to make Term Loans to the U.S. Borrower on the Closing Date from its U.S. Lending Office in Dollars in a principal amount not to exceed its Term Loan Commitment, and

(b) each Revolving Facility Lender agrees to make (i) Revolving Facility Loans denominated in Dollars to the U.S. Borrower from its U.S. Lending Office and (ii) Revolving Facility Loans denominated in an Alternative Currency to the U.S. Borrower or Foreign Subsidiary Borrowers from its Global Lending Office, in the case of clauses (i) and (ii) from time to time during the Availability Period in an aggregate principal amount that will not result in (A) such Lender’s Revolving Facility Credit Exposure exceeding such Lender’s Revolving Facility Commitment or (B) the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments; provided that the Dollar Equivalent of Revolving Facility Loans, Swingline Euro Loans and Letters of

Credit denominated in Alternative Currencies outstanding at any time shall not exceed $150.0 million. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Facility Loans.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility (or, in the case of Swingline Loans, in accordance with their respective Swingline Dollar Commitments or Swingline Euro Commitments, as applicable); provided, however, that Revolving Facility Loans shall be made by the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Percentages on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, (i) each Borrowing denominated in Dollars (other than a Swingline Dollar Borrowing) shall be comprised entirely of ABR Loans or Eurocurrency Loans as the applicable Borrower may request in accordance herewith and (ii) each Borrowing denominated in an Alternative Currency shall be comprised entirely of Eurocurrency Loans. Each Swingline Dollar Borrowing shall be an ABR Borrowing. Each Swingline Euro Borrowing shall be comprised entirely of Swingline Euro Loans. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15, 2.17 or 2.21 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). Each Swingline Dollar Borrowing and Swingline Euro Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided that there shall not at any time be more than a total of (i) 7 Eurocurrency Borrowings outstanding under the Term Loan Facility and (ii)10 Eurocurrency Borrowings outstanding under the Revolving Facility.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date or Term Loan Maturity Date, as applicable.

SECTION 2.03. Requests for Borrowings. To request a Revolving Facility Borrowing, the applicable Borrower shall notify the Applicable Agent of such request in writing (a) in the case of a Eurocurrency Borrowing denominated in U.S. Dollars, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of a Eurocurrency Borrowing denominated in Euros or Pounds Sterling, not later that 11:00 a.m., Local Time four Business Days before the date of the proposed Borrowing, (c) in the case of an ABR Borrowing, not later than 12:00 noon, Local Time, one Business Day before the date of the proposed Borrowing or (d) in the case of Borrowings in any other Alternative Currencies notice periods as approved in accordance with Section 1.05; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., Local Time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Borrowing Request in a form approved by the Applicable Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower requesting such Borrowing;

(ii) whether the requested Borrowing is to be a Revolving Facility Borrowing or a Term Borrowing;

(iii) the aggregate amount of the requested Borrowing (expressed in Dollars or the applicable Alternative Currency);

(iv) the date of such Borrowing, which shall be a Business Day;

(v) in the case of a Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(vi) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period”; and

(vii) the location and number of the applicable Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Revolving Facility Borrowing is specified, then the requested Revolving Facility Borrowing shall be an ABR Borrowing, unless such Revolving Facility Borrowing (i) is denominated in an Alternative Currency and (ii) is being requested by a Foreign Subsidiary Borrower, in which case such Revolving Facility Borrowing shall be a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, (i) each Swingline Dollar Lender, in reliance upon the agreement of the other Revolving Facility Lenders set forth in Section 2.04(c), agrees to make Swingline Dollar Loans to the U.S. Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (x) the aggregate principal amount of outstanding Swingline Dollar Loans exceeding the Swingline Dollar Commitment or (y) the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments and (ii) each Swingline Euro Lender, in reliance upon the agreement of the other Revolving Facility Lenders set forth in Section 2.04(c), agrees to make Swingline Euro Loans to the Foreign Subsidiary Borrowers from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (x) the Dollar Equivalent of the aggregate principal amount of outstanding Swingline Euro Loans exceeding the Swingline Euro Commitment or (y) the sum of the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Dollar Borrowing or Swingline Euro Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

Notwithstanding the foregoing, each Swingline Lender may (in its sole and absolute discretion) determine not to provide any Swingline Loans to any Borrower. Furthermore, before making any Swingline Loans (if at such time any Revolving Facility Lender is an Impacted Lender), the applicable Swingline Lender may condition the provision of any Swingline Loans on its receipt of cash collateral or similar security satisfactory to such Swingline Lender (in its sole discretion) from either the U.S Borrower or such Impacted Lender in respect of such Impacted Lender’s risk participation in such Swingline Loans as set forth below. The U.S. Borrower and/or such Impacted Lender hereby grants to the Administrative Agent, for the benefit of the Swingline Lender, a security interest in all such cash collateral and all proceeds of the foregoing. Such cash collateral shall be maintained in blocked deposit accounts at Bank of America and may be invested in Permitted Investments reasonably acceptable to the Administrative Agent. If at any time the Administrative Agent determines that any funds held as cash collateral under this paragraph are subject to any right or claim of any Person other than the Administrative Agent for the benefit of the Swingline Lender or that the total amount of such funds is less than the aggregate risk participation of such Impacted Lender in the applicable Swingline Loan, the U.S. Borrower and/or such Impacted Lender will, promptly upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as cash collateral, an amount equal to the excess of (x) such aggregate risk participation over (y) the total amount of funds, if any, then held as cash collateral under this paragraph that the Administrative Agent determines to be free and clear of any such right and claim. If the Revolving Facility Lender that triggers the cash collateral requirement under this paragraph ceases to be an Impacted Lender (as determined by the Swingline Lender in good faith), or if the Swingline Commitments have been permanently reduced to zero, the funds held as cash collateral shall thereafter be returned to the Borrower or the Impacted Lender, whichever provided the funds for the cash collateral.

(b) To request a Swingline Dollar Borrowing or Swingline Euro Borrowing, the applicable Borrower shall notify the Applicable Agent and the Swingline Dollar Lenders or Swingline Euro Lenders, as applicable, of such request by telephone (confirmed by a Swingline Borrowing Request by telecopy), not later than 11:00 a.m., Local Time, on the day of a proposed Swingline Dollar Borrowing or Swingline Euro Borrowing. Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) in the case of a Swingline Euro Borrowing, the Borrower requesting such Borrowing, (ii) the requested date (which shall be a Business Day), (iii) the amount of the requested Swingline Dollar Borrowing (expressed in Dollars) or Swingline Euro Borrowing (expressed in Euros), as applicable, and (iv) in the case of a Swingline Euro Borrowing, the Interest Period to be applicable thereto, which shall be a period contemplated by clause (b) of the definition of the term “Interest Period.” The applicable Swingline Lender shall consult with the Applicable Agent as to whether the making of the applicable Swingline Loan is in accordance with the terms of this Agreement prior to such Swingline Lender funding such Swingline Loan. Each Swingline Dollar Lender shall make each Swingline Dollar Loan to be made by it hereunder in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Local Time, to the account of the U.S. Borrower (or, in the case of a Swingline Dollar Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank). Each Swingline Euro Lender shall make each Swingline Euro Loan to be made by it hereunder in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Local Time, to an account designated by such Foreign Subsidiary Borrower in the Swingline Borrowing Request.

(c) A Swingline Lender may by written notice given to the Applicable Agent (and to the other Swingline Dollar Lenders or Swingline Euro Lenders, as applicable) not later than 10:00 a.m., Local Time, on, in the case of Swingline Dollar Loans, any Business Day and, in the case of Swingline Euro Loans, the third Business Day preceding the requested participation funding date, require the Revolving Facility Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it. Such notice shall specify the aggregate amount of such Swingline Loans in which the Revolving Facility Lenders will participate. Promptly upon receipt of such notice, the Applicable Agent will give notice thereof to each such Lender, specifying in such notice such Lender’s Revolving Facility Lender’s Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Applicable Agent in the currency of the respective Swingline Loan or Loans for the account of the applicable Swingline Lender, such Revolving Facility Lender’s Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Applicable Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Revolving Facility Lenders. The Applicable Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Applicable Agent and not to the applicable Swingline Lender. Any amounts received by a Swingline Lender from the applicable Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Applicable Agent; any such amounts received by the Applicable Agent shall be promptly remitted by the Applicable Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Applicable Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof.

(d) If any Revolving Facility Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of Section 2.04(c) by the time specified in Section 2.04(c), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to (i) in respect of Euros the rate per annum determined by the applicable Swingline Euro Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Swingline Euro Lender in connection with the foregoing (“Interbank Compensation”) and (ii) the greater of the Federal Funds Effective Rate and Interbank Compensation. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause 2.04(d) shall be conclusive absent manifest error.

SECTION 2.05. Letters of Credit.

(a) General. Each Existing Letter of Credit is deemed to be a letter of credit issued hereunder for all purposes of this Agreement and the other Loan Documents. In addition, subject to the terms and conditions set forth herein, the U.S. Borrower may request the issuance of Dollar Letters of Credit for its own account, for the account of any Subsidiary Loan Party or, subject to the proviso to Section 2.05(b)(ii), for the account of Mobotec and the U.S. Borrower and each Foreign Subsidiary Borrower may request the issuance of Alternative Currency Letters of Credit for its own account, in each case in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period and prior to the date that is five Business Days prior to the Revolving Facility Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Applicant Party to, or entered into by the Applicant Party with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic renewal in accordance with paragraph (c) of this Section) or extension of an outstanding Letter of Credit), the Applicant Party shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (two Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, (subject to paragraph (n) of this Section) the currency in which such Letter of Credit is to be denominated, the name and address of the beneficiary thereof and such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Applicant Party also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Applicant Party shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the Revolving L/C Exposure shall not exceed the Dollar Equivalent of $250.0 million, (ii) the Revolving L/C Exposure, shall not exceed, in respect of Dollar Letters of Credit, $250.0 million (the “Dollar Letter of Credit Limit”); provided that no more than $150.0 million in face amount of Dollar Letters of Credit may be issued for the account of Mobotec, and in respect of Alternative Currency Letters of Credit, the Dollar Equivalent of $125.0 million (the “Alternative Currency Letter of Credit Sublimit”) and (iii) the Revolving Facility Credit Exposure shall not exceed the total Revolving Facility Commitments; provided that no Letter of Credit shall be issued by any Issuing Bank the stated amount of which, when added to the Revolving L/C Exposure with respect to such Issuing Bank, would exceed the applicable Specified L/C Sublimit of such Issuing Bank. None of the Issuing Banks shall be under any obligation to issue any Letter of Credit if: (w) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it; (x) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally; (y) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or (z) any Revolving Facility Lender is at such time an Impacted Lender, unless such Issuing Bank has received (as set forth below) cash collateral or similar security satisfactory to such Issuing Bank (in its sole discretion) from either the U.S. Borrower or such Impacted Lender in respect of such Impacted Lender’s obligation to fund under Section 2.05(e). The U.S. Borrower and/or such Impacted Lender hereby grants to the Administrative Agent, for the benefit of such Issuing Bank, a security interest in all such cash collateral and all proceeds of the foregoing. Such cash collateral shall be maintained in blocked deposit accounts at Bank of America and may be invested in Permitted Investments reasonably acceptable to the Administrative Agent. If at any time the Administrative Agent determines that any funds held as cash collateral under this clause (z) are subject to any right or claim of any Person other than the Administrative Agent for the benefit of such Issuing Bank or that the total amount of such funds is less than the aggregate Letter of Credit Obligations in respect of such Impacted Lender, the U.S. Borrower and/or such Impacted Lender will, promptly upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as cash collateral, an amount equal to the excess of (I) such aggregate Letter of Credit Obligations over (II) the total amount of funds, if any, then held as cash collateral under this clause (z) that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as cash collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse such Issuing Bank. If the Lender that triggers the cash collateral requirement under clause (z) ceases to be an Impacted Lender (as determined by such Issuing Bank in good faith), or if there are no Letter of Credit Obligations outstanding, the funds held as cash collateral shall thereafter be returned to the U.S. Borrower or the Impacted Lender, whichever provided the funds for the cash collateral.

(c) Expiration Date. (x) Each Letter of Credit shall expire at or prior to the close of business on (each, a “Letter of Credit Expiration Date”) (i) the earlier of (A) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) unless the U.S. Borrower deposits cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j) with respect to the full face amount of such Letter of Credit prior to the issuance thereof, the date that is five Business Days prior to the Revolving Facility Maturity Date; provided that no more than $50.0 million in face amount of cash-collateralized Letters of Credit may have expiration dates subsequent to the Revolving Facility Maturity Date; provided further subject to Section 2.05(c)(y) any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which, in no event, shall extend beyond the date referred to in clause (i)(B) of this paragraph (c)) or (ii) with respect to Alternative Currency and/or Dollar Letters of Credit not to exceed an aggregate of the Dollar Equivalent of $50.0 million, the earlier of (A) the date that is three years after the date of issuance of such Letter of Credit and (B) the date that is five Business Days prior to the Revolving Facility Maturity Date.

(y) If the Applicant Party so requests in any notice requesting the issuance of a Letter of Credit, the applicable Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Applicant Party shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Facility Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.05(b) or otherwise), or (B) it has received written notice on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Facility Lender or the Applicant Party that one or more of the applicable conditions specified in Section 4.01 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender, and each Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Facility Lender’s Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in Dollars, for the account of the applicable Issuing Bank, such Revolving Facility Lender’s Revolving Facility Percentage of (i) each L/C Disbursement made by such Issuing Bank in Dollars and (ii) the Dollar Equivalent, determined using the Exchange Rate calculated as of the date such payment is required, of each L/C Disbursement made by such Issuing Bank in an Alternative Currency and, in each case, not reimbursed by the U.S. Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the U.S. Borrower for any reason (or, if such reimbursement payment was refunded in an Alternative Currency, the Dollar Equivalent thereof determined using the Exchange Rates calculated as of the date of such refund). Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the U.S. Borrower and the Applicant Party in respect of such Letter of Credit shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement in Dollars (determined, for purposes of Alternative Currency Letters of Credit, using the Dollar Equivalent (determined using the Exchange Rates calculated as of the date when such payment is due) of such L/C Disbursement), not later than 5:00 p.m., New York City time, on the Business Day immediately following the date the U.S. Borrower receives notice under paragraph (g) of this Section of such L/C Disbursement, provided that in the case of any L/C Disbursement under a Dollar Letter of Credit issued for the account of the U.S. Borrower, the U.S. Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or a Swingline Dollar Borrowing, as applicable, in an equivalent amount and, to the extent so financed, the U.S. Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Dollar Borrowing. If the U.S. Borrower or the Applicant Party fails to reimburse any L/C Disbursement when due, then (i) if such payment relates to an Alternative Currency Letter of Credit, automatically and with no further action required, the obligation to reimburse the applicable L/C Disbursement shall be permanently converted into an obligation to reimburse the Dollar Equivalent, determined using the Exchange Rates calculated as of the date when such payment was due, of such L/C Disbursement and (ii) the Administrative Agent shall promptly notify the applicable Issuing Bank and each other Revolving Facility Lender of the applicable L/C Disbursement, the Dollar Equivalent thereof (if such L/C Disbursement relates to an Alternative Currency Letter of Credit), the payment then due from the U.S. Borrower and the Applicant Party in respect thereof and, in the case of a Revolving Facility Lender, such Lender’s Revolving Facility Percentage thereof. Promptly following receipt of such notice, each Revolving Facility Lender shall pay to the Administrative Agent in Dollars its Revolving Facility Percentage of the payment then due from the U.S. Borrower and the Applicant Party (determined as provided in clause (i) of the immediately preceding sentence, if such payment relates to an Alternative Currency Letter of Credit), in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank in Dollars the amounts so received by it from the Revolving Facility Lenders. Promptly following receipt by the Administrative Agent of any payment from the U.S. Borrower or the Applicant Party pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan or a Swingline Dollar Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the U.S. Borrower and the Applicant Party of its obligation to reimburse such L/C Disbursement.

(f) Obligations Absolute. The obligation of the U.S. Borrower and the Applicant Party to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the U.S. Borrower’s or the Applicant Party’s obligations hereunder; provided that, in each case, payment by such Issuing Bank shall not have constituted gross negligence or willful misconduct. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to an Applicant Party to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Applicant Party to the extent permitted by applicable law) suffered by such Applicant Party that are determined by a court having jurisdiction to have been caused by (i) such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) such Issuing Bank’s refusal to issue a Letter of Credit in accordance with the terms of this Agreement. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination and each refusal to issue a Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall notify the Administrative Agent, the Applicant Party and the U.S. Borrower (if the U.S. Borrower is not the Applicant Party) in writing of such demand for payment and whether such Issuing Bank has made or will make a L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the U.S. Borrower and the Applicant Party of its obligation to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any L/C Disbursement, then, unless the U.S. Borrower or the Applicant Party shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the U.S. Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if such L/C Disbursement is not reimbursed by the U.S. Borrower or the Applicant Party when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply; provided, further, that, in the case of a L/C Disbursement made under an Alternative Currency Letter of Credit, the amount of interest due with respect thereto shall (i) in the case of any L/C Disbursement that is reimbursed on or before the date such L/C Disbursement is required to be reimbursed under paragraph (e) of this Section, (A) be payable in such Alternative Currency and (B) bear interest at a rate equal to the rate reasonably determined by the applicable Issuing Bank to be the cost to such Issuing Bank of funding such L/C Disbursement plus the Applicable Margin applicable to Eurocurrency Revolving Loans at such time and (ii) in the case of any L/C Disbursement that is reimbursed after the date such L/C Disbursement is required to be reimbursed under paragraph (e) of this Section, (A) be payable in Dollars, (B) accrue interest on the Dollar Equivalent, determined using the Exchange Rates calculated as of the date such L/C Disbursement was made, of such L/C Disbursement, (C) bear interest at the rate per annum then applicable to ABR Revolving Loans and (D) Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the U.S. Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the U.S. Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, (i) the successor issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, (i) in the case of an Event of Default described in Section 7.01(h) or (i), on the Business Day or (ii) in the case of any other Event of Default, on the third Business Day, in each case, following the date on which the U.S. Borrower receives notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the U.S. Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in Dollars in cash equal to the Revolving L/C Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portion of such amount attributable to undrawn Alternative Currency Letters of Credit or L/C Disbursements in an Alternative Currency that the U.S. Borrower is not late in reimbursing pursuant to Section 2.05(e) shall be deposited with the Administrative Agent in such Alternative Currency in the actual amounts of such undrawn Letters of Credit and L/C Disbursements and (ii) upon the occurrence of any Event of Default with respect to a Borrower described in clause (h) or (i) of Section 7.01, the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable in Dollars, without demand or other notice of any kind. The U.S. Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.05(c)(x) or 2.11(b). Each such deposit pursuant to this paragraph or pursuant to Section 2.05(c)(x) or 2.11(b) shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the U.S. Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Administrative Agent and (ii) at any other time, the U.S. Borrower, in each case, in Permitted Investments and at the risk and expense of the U.S. Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the U.S. Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other obligations of the U.S. Borrower under this Agreement. If the U.S. Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the U.S. Borrower within three Business Days after all Events of Default have been cured or waived. If the U.S. Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the U.S. Borrower as and to the extent that, after giving effect to such return, the U.S. Borrower would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.

(k) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Section 7.01, all amounts (i) that the U.S. Borrower and the Applicant Party is at such time or thereafter become required to reimburse or otherwise pay to the Administrative Agent in respect of L/C Disbursements made under any Alternative Currency Letter of Credit (other than amounts in respect of which the U.S. Borrower has deposited cash collateral pursuant to Section 2.05(j), if such cash collateral was deposited in an Alternative Currency to the extent so deposited or applied), (ii) that the Revolving Facility Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to an Issuing Bank pursuant to paragraph (e) of this Section in respect of unreimbursed L/C Disbursements made under any Alternative Currency Letter of Credit and (iii) that constitute each Revolving Facility Lender’s participation in any Alternative Currency Letter of Credit under which a L/C Disbursement has been made, in each case, shall, automatically and with no further action required, be converted into the Dollar Equivalent, determined using the Exchange Rates calculated as of such date (or in the case of any L/C Disbursement made after such date, on the date such L/C Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to an Agent, an Issuing Bank or any Lender in respect of the Obligations described in this paragraph shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.

(l) Additional Issuing Banks. From time to time, the U.S. Borrower may by notice to the Administrative Agent designate up to three Lenders (in addition to Bank of America, Deutsche Bank and HSBC) that agree (in their sole discretion) to act in such capacity and are reasonably satisfactory to the Administrative Agent as Issuing Banks. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

(m) Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from an Applicant Party pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), and the Issuing Bank shall be permitted to issue, amend, renew or extend such Letter of Credit if the Administrative Agent shall not have advised the Issuing Bank that such issuance, amendment renewal or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (C) on any other Business Day, such other information as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.

(n) Notwithstanding any other provision of this Agreement, if, after the Closing Date, any Change in Law shall make it unlawful for an Issuing Bank to issue Letters of Credit denominated in Alternative Currencies, then by prompt written notice thereof to the Borrowers and to the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), such Issuing Bank may declare that Letters of Credit will not thereafter (for the duration of such declaration) be issued by it in Alternative Currencies.

(o) Unless otherwise expressly agreed by the applicable Issuing Bank and Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each stand by Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

(p) Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Domestic Subsidiary Loan Party or Mobotec, the U.S. Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The U.S. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Domestic Subsidiary Loan Parties or Mobotec inures to the benefit of the U.S. Borrower, and that the U.S. Borrower’s business derives substantial benefits from the businesses of each of the Domestic Subsidiary Loan Parties and Mobotec.

SECTION 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Applicable Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Applicable Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower maintained with the Applicable Agent (i) in New York City, in the case of Loans denominated in Dollars, or

(ii) in London, in the case of Loans denominated in an Alternative Currency and designated by the applicable Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans and Swingline Dollar Borrowings made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Applicable Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, (x) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of a Borrowing denominated in Dollars) or (y) the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount (in the case of a Borrowing denominated in Alternative Currencies) or (ii) in the case of the applicable Borrower, the interest rate applicable to ABR Loans (in the case of a Borrowing denominated in Dollars) or the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount (in the case of a Borrowing denominated in Alternative Currencies). If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type, in the case of Borrowings denominated in Dollars, or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Euro Borrowings or Swingline Dollar Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the applicable Borrower shall notify the Applicable Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type and denominated in an Alternative Currency resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Interest Election Request in a form approved by the Applicable Agent and signed by the applicable Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; provided that the resulting Borrowing is required to be a Eurocurrency Borrowing in the case of a Borrowing denominated in an Alternative Currency; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Applicable Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing (unless such Borrowing is denominated in an Alternative Currency, in which case such Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration commencing on the last day of such Interest Period). Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the applicable Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Borrowing denominated in Euros shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration.

SECTION 2.08. Termination and Reduction of Commitments.

(a) Unless previously terminated, the Revolving Facility Commitments shall terminate on the Revolving Facility Maturity Date. The parties hereto acknowledge that the Term Loan Commitments will terminate at 5 p.m. New York City time on the Closing Date.

(b) The U.S. Borrower (on behalf of itself and all Foreign Subsidiary Borrowers) may at any time terminate, or from time to time reduce, the Commitments under any Facility; provided that (i) each reduction of the Commitments under any Facility shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million (or, if less, the remaining amount of the Revolving Facility Commitments) and (ii) the U.S. Borrower shall not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11, the Revolving Facility Credit Exposure would exceed the total Revolving Facility Commitments.

(c) The U.S. Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the U.S. Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Facility Commitments delivered by the U.S. Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the U.S. Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments under any Facility shall be made ratably among the Lenders in accordance with their respective Commitments under such Facility. Any reduction of the Revolving Facility Commitments shall automatically and permanently reduce the Dollar Letter of Credit Limit on a dollar-for-dollar basis.

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a) The U.S. Borrower hereby unconditionally promises to pay (i) to the Applicable Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan to the U.S. Borrower on the Revolving Facility Maturity Date, (ii) to the Applicable Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and on the Term Loan Maturity Date and (iii) to the Swingline Dollar Lender the then unpaid principal amount of each Swingline Dollar Loan on the earlier of the Revolving Facility Maturity Date and the first date after such Swingline Dollar Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Dollar Loan is made; provided that on each date that a Revolving Facility Borrowing is made by the U.S. Borrower, the U.S. Borrower shall repay all Swingline Dollar Loans then outstanding. Each Foreign Subsidiary Borrower hereby unconditionally promises to pay (i) to the Applicable Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan to such Foreign Subsidiary Borrower on the Revolving Facility Maturity Date and (ii) to each Swingline Euro Lender the then unpaid principal amount of each Swingline Euro Loan made by such Lender on the earlier of the Revolving Facility Maturity Date and the last day of the Interest Period applicable to such Swingline Euro Loan.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) Each Applicable Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) any amount received by such Applicable Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or an Applicable Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Applicable Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Repayment of Term Loans and Revolving Facility Loans.

(a) Subject to adjustment pursuant to paragraph (d) of this Section, the U.S. Borrower shall repay Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date (each such date being referred to as a “Term Loan Installment Date”):

Date	Amount
September 30, 2009	$1,875,000
December 31, 2009	$1,875,000
March 31, 2010	$1,875,000
June 30, 2010	$1,875,000
September 30, 2010	$1,875,000
December 31, 2010	$1,875,000
March 31, 2011	$1,875,000
June 30, 2011	$1,875,000
September 30, 2011	$1,875,000

Date	Amount
December 31, 2011	$1,875,000
March 31, 2012	$1,875,000
June 30, 2012	$1,875,000
September 30, 2012	$1,875,000
December 31, 2012	$1,875,000
March 31, 2013	$1,875,000
June 30, 2013	$1,875,000
September 30, 2013	$1,875,000
December 31, 2013	$1,875,000
March 31, 2014	$1,875,000
June 30, 2014	$1,875,000
September 30, 2014	$1,875,000
December 31, 2014	$1,875,000
March 31, 2015	$1,875,000
June 30, 2015	$1,875,000
September 30, 2015	$1,875,000
December 31, 2015	$1,875,000
March 31, 2016	$1,875,000
Term Loan Maturity Date	$699,375,000

In the event that any New Term Loans are made on an Increased Amount Date, the amount due on each Term Loan Installment Date (other than the Term Loan Maturity Date) occurring after the Increased Amount Date shall increase by an amount equal to 1/4 of 1% per annum of the principal amount of such New Term Loans, with the remaining principal amount of the New Term Loans being repaid on the Term Loan Maturity Date.

(b) [Reserved].

(c) To the extent not previously paid all Term Loans shall be due and payable on the Term Loan Maturity Date.

(d) Prepayment of the Term Borrowings from:

(i) all Net Proceeds shall be applied to the Term Loans:

(A) first to reduce scheduled amortization payments occurring within the 12-month period after the date of such payment, and

(B) thereafter to reduce on a pro rata basis (based on the amount of such amortization payments) the remaining scheduled amortization payments in respect of such Term Borrowings; and

(ii) Excess Cash Flow pursuant to Section 2.11(d) shall be applied in accordance with the provisions of Section 2.10(d)(i); and

(iii) optional prepayments pursuant to Section 2.11(a) shall be applied to prepay Term Borrowings as directed by the U.S. Borrower.

(e) The U.S. Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to 2.11(c) or (d) at least three Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender holding Term Loans of the contents of the U.S. Borrower’s prepayment notice and of such Lender’s pro rata share of the prepayment. Each Term Lender may reject all or a portion of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Section 2.11(c) or (d) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the U.S. Borrower no later than 5:00 p.m. (New York time) one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Term Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds shall be retained by the U.S. Borrower and, for so long as any Existing Notes and/or Finance Notes are outstanding, shall be used to repay Existing Notes in accordance with Section 6.09(b)(i)(2)(z) or Finance Notes in accordance with Section 6.06(j)(iv) and thereafter shall be retained by the U.S. Borrower.

(f) Prior to any repayment of any Borrowing under any Facility hereunder, the U.S. Borrower or the applicable Foreign Subsidiary Borrower, as applicable, shall select the Borrowing or Borrowings under the applicable Facility to be repaid and shall notify the Applicable Agent by telephone (confirmed by telecopy) of such selection not later than 2:00 p.m., Local Time, (i) in the case of an ABR Borrowing, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurocurrency Borrowing, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing (x) in the case of the Revolving Facility, shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Facility Lenders at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing. Notwithstanding anything to the contrary in the immediately preceding sentence, prior to any repayment of a Swingline Dollar Borrowing or a Swingline Euro Borrowing hereunder, the U.S. Borrower or the applicable Foreign Subsidiary Borrower, as applicable, shall select the Borrowing or Borrowings to be repaid and shall notify the Applicable Agent by telephone (confirmed by telecopy) of such selection not later than 1:00 p.m., Local Time, on the scheduled date of such repayment. Repayments of Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11. Prepayment of Loans.

(a) The applicable Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(f).

(b) In the event and on such occasion that the Revolving Facility Credit Exposure exceeds (x) 105% of the total Revolving Facility Commitments solely as a result of currency fluctuations or (y) the total Revolving Facility Commitments (other than as a result of currency fluctuations), the Borrowers under the Revolving Facility shall prepay Revolving Facility Borrowings, Swingline Dollar Borrowings or Swingline Euro Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) made to such Borrowers, in an aggregate amount equal to the amount by which the Revolving Facility Credit Exposure exceeds the total Revolving Facility Commitments.

(c) Following the earlier of (x) the repayment in full of the Existing Term Loans and (y) November 4, 2010, Holdings and the U.S. Borrower shall apply all Net Proceeds (including Net Proceeds in excess of any amount utilized in connection with the repayment in full of the Existing Term Loans) promptly upon receipt thereof to prepay Term Borrowings in accordance with paragraphs (d) and (e) of Section 2.10.

(d) Not later than 90 days after the end of each Excess Cash Flow Period, Holdings shall calculate Excess Cash Flow for such Excess Cash Flow Period and shall apply an amount equal to the Required Percentage of such Excess Cash Flow to prepay Term Borrowings in accordance with paragraphs (d) and (e) of Section 2.10.

SECTION 2.12. Fees.

(a) The U.S. Borrower (on behalf of itself and the Foreign Subsidiary Borrowers) agrees to pay to each Lender (other than any Defaulting Lender whose acts or failure to act, whether directly or indirectly, cause it to meet clauses (i) or (ii) of the definition of Lender Default), through the Administrative Agent, on April 10th, July 10th, October 10th and January 10th in each year, and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) on the daily amount of the Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Commitments of such Lender shall be terminated) at a rate equal to 0.50% per annum. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated shall be deemed to be zero. The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(b) The U.S. Borrower (on behalf of itself and the Foreign Subsidiary Borrowers) from time to time agrees to pay (i) to each Revolving Facility Lender, through the Administrative Agent, on April 10th, July 10th, October 10th and January 10th of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Borrowings effective for each day in such period and (ii) to each Issuing Bank, for its own account, (x) on April 5th, July 5th, October 5th and January 5th of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 1/4 of 1 % per annum of the daily amount available to be drawn under such Letter of Credit), plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days. Notwithstanding the foregoing, (x) if any portion of an Impacted Lender’s Revolving L/C Exposure is cash collateralized by the U.S. Borrower pursuant to clause (z) of the fourth sentence of Section 2.05(b), then U.S. Borrower shall not be required to pay the L/C Participation Fee with respect to such portion of such Impacted Lender’s Revolving L/C Exposure so long as it is cash collateralized by the U.S. Borrower and (y) if any portion of an Impacted Lender’s Revolving L/C Exposure is not cash collateralized pursuant to clause (z) of the fourth sentence of Section 2.05(b), then the L/C Participation Fee with respect to such Impacted Lender’s Revolving L/C Exposure shall be payable to the Issuing Banks unless such Revolving L/C Exposure is cash collateralized.

(c) The U.S. Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the fees set forth in the Fee Letter of even date herewith, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Administrative Agent Fees”).

(d) The U.S. Borrower agrees that if, in connection with any amendment, modification, waiver, consent or forbearance of the Existing Credit Agreement after the Closing Date, Holdings, the U.S. Borrower or any Subsidiary pays any fee or compensation to any lenders or the Existing Agent thereunder in connection therewith, then the U.S. Borrower will pay to each Lender (other than a Defaulting Lender whose acts or failure to act, whether directly or indirectly, cause it to meet clauses (i) or (ii) of the definition of Lender Default), through the Administrative Agent on the date of such payment with respect to the Existing Term Loans, a fee equal to the same percentage of the respective Revolving Facility paid on account of the Existing Term Loans.

(e) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.13. Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Dollar Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The (i) Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin and (ii) Swingline Euro Loans shall bear interest at the Swingline Euro Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the applicable Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount (x) payable in Dollars, 2.0% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section or (y) payable in an Alternative Currency, the rate set forth in clause (i) of this sentence; provided that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans, upon termination of the Revolving Facility Commitments and (iii) in the case of the Term Loans, on the Term Loan Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) The U.S. Borrower agrees to pay on the Closing Date to each Term Lender party to this Agreement on the Closing Date, as fee compensation for the funding of such Lender’s Term Loan, a closing fee (the “Closing Fee”) in an amount equal to 2.50% of the stated principal amount of such Lender’s Term Loan Commitment. Such Closing Fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter and such Closing Fee shall be netted against Term Loans made by such Lender.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on clause (b) of the defined term “Alternate Base Rate” shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted Eurocurrency Rate or Eurocurrency Rate shall be determined by the Applicable Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Inability to Determine Rates. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:

(a) the Applicable Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate or the Eurocurrency Rate, as applicable, for such Interest Period; or

(b) the Applicable Agent is advised by the Required Lenders or the Majority Lenders under the Revolving Facility that the Adjusted Eurocurrency Rate or the Eurocurrency, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Applicable Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Applicable Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto (A) if such Borrowing is denominated in Dollars, an ABR Borrowing or (B) if such Borrowing is denominated in an Alternative Currency, as a Borrowing bearing interest at such rate as the Majority Lenders under the Revolving Facility and the applicable Borrower shall agree adequately reflects the costs to the Revolving Facility Lenders of making or maintaining their Loans, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in such currency, such Borrowing shall be made as an ABR Borrowing (if such Borrowing is requested to be made in Dollars) or shall be made as a Borrowing bearing interest at such rate as the Majority Lenders under the Revolving Facility shall agree adequately reflects the costs to the Revolving Facility Lenders of making the Loans comprising such Borrowing.

SECTION 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate or those for which payment has been requested pursuant to Section 2.21) or Issuing Bank; or

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement, Eurocurrency Revolving Loans or Swingline Alternative Currency Loans made by such Lender or any Letter of Credit or participation therein (except those for which payment has been requested pursuant to Section 2.21);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Revolving Loan or Swingline Euro Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the applicable Borrower (in the case of a Loan) or the U.S. Borrower (in the case of a Letter of Credit) will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower (in the case of a Loan) or the U.S. Borrower (in the case of a Letter of Credit) shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the applicable Borrower (in the case of a Loan) or the U.S. Borrower (in the case of a Letter of Credit) and shall be conclusive absent manifest error. The applicable Borrower (in the case of a Loan) or the U.S. Borrower (in the case of a Letter of Credit) shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or issuing Bank shall notify the applicable Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that a Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan or Swingline Euro Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.19, then, in any such event, such Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan or Swingline Euro Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in such Alternative Currency of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to such Borrower and shall be conclusive absent manifest error. Such Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the applicable withholding agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments (as determined in the good faith discretion of the applicable withholding agent), then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions are made (including deductions applicable to additional sums payable under this Section) any Agent, Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party, jointly and severally, shall indemnify the Agents, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, Lender or Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of any jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to any payments under any Loan Document shall deliver to such Borrower (with a copy to the Administrative Agent), to the extent such Lender is legally entitled to do so, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as may reasonably be requested by such Borrower (or the Administrative Agent) to permit such payments to be made without such withholding tax or at a reduced rate; provided that no Lender shall have any obligation under this paragraph (e) with respect to any withholding Tax imposed by any jurisdiction other than the United States if in the reasonable judgment of such Lender such compliance would subject such Lender to any material unreimbursed cost or expense or would otherwise be disadvantageous to such Lender in any material respect.

(ii) Without limiting the provisions of paragraph (i) above, to the extent it is legally able to do so, each Non-U.S. Lender shall (v) on or prior to the Closing Date if such Non-U.S. Lender is a signatory hereto, (w) otherwise, on or prior to the date on which such Non-U.S. Lender becomes a Lender or Issuing Bank hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the U.S. Borrower and the Administrative Agent, and (z) from time to time if requested by the U.S. Borrower or the Administrative Agent, provide the Administrative Agent and the U.S. Borrower with two completed originals of the following, as applicable:

(A) Form W-8ECI (claiming exemption from U.S. Federal withholding tax because the income is effectively connected with a U.S. trade or business) or any successor form;

(B) Form W-8BEN (claiming exemption from, or a reduction of, U.S. Federal withholding tax under an income tax treaty) or any successor form;

(C) in the case of a Non-U.S. Lender claiming exemption under Section 871(h) or 881(c) of the Code, a Form W-8BEN (confirming such Lender’s non-U.S. status) or any successor form and a non-bank certificate in substantially the form of Exhibit O 1-4, as applicable (a “Non-Bank Certificate”);

(D) to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership, or a participating Lender granting a typical participation), Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, Non-Bank Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Non-U.S. Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Non-U.S. Lender are claiming the exemption under Section 871(h) or 881(c) of the Code, such Non-U.S. Lender may provide a Non-Bank Certificate on behalf of such beneficial owner(s), or

(E) any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Lender’s entitlement to an exemption from United States federal withholding tax or reduced rate with respect to any payments to be made to such Non-U.S. Lender under the Loan Documents.

(iii) Without limiting the provisions of paragraph (i) above, to the extent it is legally able to do so, each U.S. Lender shall (v) on or prior to the Closing Date if such U.S. Lender is a signatory hereto, (w) otherwise, on or prior to the date on which such U.S. Lender becomes a Lender or Issuing Bank hereunder, (x) at the request of the U.S. Borrower or the Administrative Agent, on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the U.S. Borrower and the Administrative Agent, and (z) from time to time if requested by the U.S. Borrower or the Administrative Agent, provide the U.S. Borrower and the Administrative Agent and any with two completed originals of Form W-9 (certifying that such U.S. Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form. Solely for purposes of this Section 2.17(e)(iii), a “U.S. Lender” shall not include a Lender or Issuing Bank that may be treated as an exempt recipient based on the indicators described in Treas. Reg. Section 1.6049-4(c)(1)(ii).

(f) If an Agent or a Lender determines, in good faith and in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Agent or Lender in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of such Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other person.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16, 2.17 or 2.21, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Applicable Agent to the applicable account designated to the U.S. Borrower by each Applicable Agent, except payments to be made directly to the applicable Issuing Bank or the applicable Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17, 2.21 and 9.05 shall be made directly to the persons entitled thereto. The Applicable Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of (i) principal or interest in respect of any Loan shall be made in the currency in which such Loan is denominated, (ii) reimbursement obligations shall, subject to Sections 2.05(e) and 2.05(k), be made in the currency in which the Letter of Credit in respect of which such reimbursement obligation exists is denominated or (iii) any other amount due hereunder or under another Loan Document shall be made in Dollars. Any payment required to be made by an Applicable Agent hereunder shall be deemed to have been made by the time required if such Applicable Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Applicable Agent to make such payment. Any amount payable by any Applicable Agent to one or more Lenders in the national currency of a member state of the European Union that has adopted the Euro as its lawful currency shall be paid in Euros.

(b) If at any time insufficient funds are received by and available to the Applicable Agent from any Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed L/C Disbursements then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans, Revolving Facility Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the

Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to such Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Applicable Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Applicable Agent for the account of the Lenders or the applicable Issuing Bank hereunder that such Borrower will not make such payment, the Applicable Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (i) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of an amount denominated in Dollars) and (ii) the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount (in the case of an amount denominated in an Alternative Currency).

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b) or 2.18(d), then the Applicable Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Applicable Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15 or 2.21, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15, 2.17 or 2.21, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15 or 2.21, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then such Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or 2.21 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that any Borrower may have against any Lender that is a Defaulting Lender.

(c) If any Lender (A) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent or (B) is a Defaulting Lender (such Lender, a “Non-Consenting Lender”), then provided no Event of Default then exists, the U.S. Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that: (a) all Obligations of Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment the U.S. Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04.

SECTION 2.20. Foreign Subsidiary Loan Parties. On or after the Closing Date, the U.S. Borrower may designate any Foreign Subsidiary that is a Wholly Owned Subsidiary as a Foreign Subsidiary Borrower by delivery to the Administrative Agent of a Foreign Subsidiary Borrower Agreement executed by such Foreign Subsidiary and the U.S. Borrower. Each such designation shall specify whether such Foreign Subsidiary shall be entitled to make Borrowings under and request Alternative Currency Letters of Credit under the Revolving Facility, and each such designation shall be subject to the consent of the Administrative Agent, each Revolving Facility Lender and each Issuing Bank (which consent shall not unreasonably be withheld). Upon the execution by the U.S. Borrower and delivery to the Administrative Agent of a Foreign Subsidiary Borrower Termination with respect to any Foreign Subsidiary Borrower, such Foreign Subsidiary shall cease to be a Foreign Subsidiary Borrower and a party to this Agreement; provided that no Foreign Subsidiary Borrower Termination will become effective as to any Foreign Subsidiary Borrower (other than to terminate such Foreign Subsidiary Borrower’s right to make further Borrowings under this Agreement) at a time when any principal of or interest on any Loan to such Foreign Subsidiary Borrower or any Alternative Currency Letter of Credit for the account of such Foreign Subsidiary Borrower shall be outstanding hereunder. Promptly following receipt of any Foreign Subsidiary Borrower Agreement or Foreign Subsidiary Borrower Termination, the Administrative Agent shall send a copy thereof to each Revolving Facility Lender. The U.S. Borrower shall be entitled to designate any Foreign Subsidiary that complies with the requirements described in Section 5.10(f) as a Foreign Subsidiary Loan Party.

SECTION 2.21. Additional Reserve Costs.

(a) For so long as any Lender is required to make special deposits with the Bank of England or comply with reserve assets, liquidity, cash margin or other requirements of the Bank of England, to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender’s Eurocurrency Revolving Loans or Swingline Euro Loans, the applicable Borrower shall pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loan at a rate per annum equal to the Mandatory Costs Rate.

(b) For so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the Statutory Reserves or the Mandatory Costs Rate) in respect of any of such Lender’s Alternative Currency Loans, the applicable Borrower shall pay, contemporaneously with each payment of interest on each of such Lender’s Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.

(c) Any additional interest owed pursuant to paragraph (a) or (b) above shall be determined by the applicable Lender, which determination shall be conclusive absent manifest error, and notified to the applicable Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the applicable Loan, and such additional interest so notified to the applicable Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

SECTION 2.22. Increase in Term Loan Commitments.

(a) New Commitments. At any time and from time to time following the completion of the syndication of the Facilities (as reasonably determined by the Administrative Agent), the U.S. Borrower may by written notice to the Administrative Agent elect to request additional term loan commitments (any such increase, the “New Term Commitments)” by an amount not in excess of, together with any Indebtedness outstanding under Section 6.01(v), the Dollar Equivalent of $250.0 million in the aggregate or a lesser amount in integral multiples of the Dollar Equivalent of $10.0 million but not less than the Dollar Equivalent of $150.0 million. Such notice shall (A) specify the date (an “Increased Amount Date”) on which the U.S. Borrower proposes that the New Term Commitments be made available for borrowing, which shall be a date not less than 5 Business Days after the date on which such notice is delivered to the Administrative Agent, and (B) offer each Term Lender the right to provide New Term Commitments on a pro rata basis. The U.S. Borrower shall notify the Administrative Agent in writing of the identity of each Term Lender or other financial institution reasonably acceptable to the Administrative Agent (each, a “New Term Lender”) to whom the New Term Commitments have been (in accordance with the prior sentence) allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the New Term Commitments may elect or decline, in its sole discretion, to provide a New Term Commitment. Loans made pursuant to such New Term Commitments (“New Term Loans”) shall be made on such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Term Commitments and Loans; (2) the U.S. Borrower shall make any payments required pursuant to Section 2.16 in connection with the provisions of the New Term Commitments; (3) the maturity date of New Term Loans shall not be earlier than the Term Loan Maturity Date; (4) the weighted average life to maturity of any New Term Loans shall be no shorter than the weighted average life to maturity of the existing Term Loans; (5) in the event that the Applicable Margins for any New Term Loans are more than 50 basis points greater than the Applicable Margins for the Term Loans, then the Applicable Margins for the Term Loans shall be increased to the extent necessary so that the Applicable Margins for the New Term Loans are no more than 50 basis points greater than the Applicable Margins for the Term Loans; provided, further, that in determining the Applicable Margins applicable to the Term Loans and the New Term Loans, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the U.S. Borrower to the Lenders of the Term Loans or the New Term Loans in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity) and (y) customary arrangement or commitment fees payable to the Joint Lead Arrangers (or their affiliates) in connection with the Term Loans or to one or more arrangers (or their affiliates) of the New Term Loans shall be excluded; (6) in the event that the minimum Adjusted Eurocurrency Rate (the “LIBOR Floor”) for any New Term Loans is greater than the LIBOR Floor for the Term Loans, then the LIBOR Floor for the Term Loans shall be increased to the extent necessary so that the LIBOR Floor for the New Term Loans is no greater than the LIBOR Floor for the Term Loans; (7) after giving pro forma effect to the Borrowings to be made on the Increased Amount Date and to any change to EBITDA and any increases in Indebtedness resulting from the consummation of a permitted acquisition concurrently with such borrowing, Holdings shall be in compliance with the Financial Performance Covenants as of the most recent Test Period for which financial statements were delivered pursuant to Section 5.04(a) or (b) or, if prior to the first delivery date for such financial statements hereunder, as of the end of the period for which the most recent financial statements of Holdings are available and if the last day of any such period is prior to the first Test Period for which the Financial Performance Covenants are tested, the levels for the first Test Period for which the Financial Performance Covenants are tested shall be deemed to apply for such purpose; (8) all obligations under the Existing Credit Agreement have been repaid in full after giving effect to such New Term Commitments and Loans and all Liens thereunder have been discharged before or after giving effect to such New Term Loan Commitments and Loans; (9) after giving effect to such New Term Loans, there shall be no more than $500.0 million of Existing Senior Notes outstanding and (10) such addition of New Term Commitments and New Term Loans shall be evidenced by one or more Increase Joinders (as defined below) executed and delivered to Administrative Agent by each New Term Lender, as applicable, and each shall be recorded in the register, each of which shall be subject to the requirements set forth in Section 2.17(e).

(b) The terms and provisions of New Term Loans made pursuant to the New Term Commitments shall be set forth in a joinder agreement (the “Increase Joinder”) executed by the U.S. Borrower, the Administrative Agent and each Lender making such New Term Loans, in form and substance satisfactory to the U.S. Borrower and each Lender making such New Term Loans and, to the extent the terms and provisions of the New Term Loans are not identical to the Term Loans (except to the extent permitted by clause (3), (4), (5) or (6) of Section 2.22(a)), the Administrative Agent. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.22.

(c) On any Increased Amount Date on which New Term Commitments are effected and borrowed, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Commitment shall be deemed for all purposes a Commitment and each Loan made thereunder shall be deemed, for all purposes, a Term Loan, (ii) each New Term Lender shall become a Lender with respect to the Term Loan Commitments and all matters relating thereto and (iii) the New Term Loans shall have the same terms as the Term Loans as set forth herein, except as otherwise set forth in the applicable Increase Joinder. All New Term Loans made on any Increased Amount Date will be made in accordance with the procedures set forth in the applicable Increase Joinder.

(d) The New Term Loans and New Term Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents; except that if the U.S. Borrower and each Lender making such New Term Loans agree, such New Term Loans may have the benefit of junior liens on the Collateral on terms and conditions set forth in the applicable Increase Joinder. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Class of Term Loans or any such new Commitments.

(e) The Administrative Agent shall notify the Lenders promptly upon receipt of the U.S. Borrower’s notice of an Increased Amount Date and, in respect thereof, the New Term Commitments and the New Lenders.

SECTION 2.23. Illegality.

(a) If any Lender reasonably determines that it is unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make or maintain any Revolving Facility Loan denominated in an Alternative Currency or any Swingline Euro Loan, then, on notice thereof by such Lender to the applicable Borrower through the Administrative Agent, any obligations of such Lender to make or continue Revolving Facility Loans denominated in Alternative Currencies or Swingline Euro Loans shall be suspended until such Lender notifies the Administrative Agent and the applicable Borrower that the circumstances giving rise to such determination no longer exist. Upon any of such notice, the applicable Borrower shall upon demand from such Lender (with a copy to the Administrative Agent) prepay such Revolving Facility Loan denominated in Alternative Currencies or Swingline Euro Loan. Upon any such prepayment, such Borrower shall also pay accrued interest on the amount so prepaid.

(b) If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Loans (other than as set forth in paragraph (a) above), then, on notice thereof by such Lender to the applicable Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the applicable Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either (i) for Loans denominated in an Alternative Currency (A) prepay each Loan denominated in such Alternative Currency or (B) keep such Loan denominated in such Alternative Currency outstanding, in which case the Adjusted Eurocurrency Rate with respect to such Loan shall be deemed to be the rate determined by such Lender as the all-in-cost of funds to fund such Loan with maturities comparable to the Interest Period applicable thereto, or (ii) for Loans denominated in Dollars, convert all Eurocurrency Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, such Borrower shall also pay accrued interest on the amount so prepaid or converted.

ARTICLE III

Representations and Warranties

Each of Holdings and the Borrowers represents and warrants to the Administrative Agent, the Collateral Agent, each Issuing Bank and each of the Lenders that:

SECTION 3.01. Organization; Powers. Except as set forth on Schedule 3.01, each of Holdings, the U.S. Borrower and each of their Subsidiaries (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization,

(b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of each Borrower, to borrow and otherwise obtain credit hereunder.

SECTION 3.02. Authorization. The execution, delivery and performance by Holdings, the U.S. Borrower, and each of their Subsidiaries of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Transactions (a) have been duly authorized by all corporate, stockholder, limited liability company or partnership action required to be obtained by Holdings, the U.S. Borrower and such Subsidiaries and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of Holdings, the U.S. Borrower or any such Subsidiary, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Holdings, the U.S. Borrower or any such Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the U.S. Borrower or any such Subsidiary, other than the Liens created by the Loan Documents.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by Holdings and each Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages, (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure to be obtained or made which could not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 3.04.

SECTION 3.05. Financial Statements.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Holdings and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The consolidated pro forma balance sheet of Holdings and its Subsidiaries as at December 31, 2008, and the related consolidated pro forma statements of income and cash flows of the Borrower and its Subsidiaries for the twelve months then ended, certified by a Financial Officer of the U.S. Borrower, copies of which have been furnished to each Lender, fairly present the consolidated pro forma financial condition of Holdings and its Subsidiaries as at such date and the consolidated pro forma results of operations of Holdings and its Subsidiaries for the period ended on such date, in each case giving effect to the Transactions, all in accordance with GAAP.

(c) The consolidated forecasted balance sheet, statements of income and cash flows of Holdings and its Subsidiaries delivered pursuant to Section 4.02 or Section 5.04(f) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial condition and performance.

SECTION 3.06. No Material Adverse Change or Material Adverse Effect. Since December 31, 2008, there has been no event or occurrence which has resulted in or would reasonably be expected to result in, individually or in the aggregate, any material adverse change in the business, assets, results of operations or condition (financial or otherwise) of Holdings and its Subsidiaries, taken as a whole.

SECTION 3.07. Title to Properties; Possession Under Leases.

(a) Each of Holdings, the U.S. Borrower and their Subsidiaries has good and valid record fee simple title (insurable at ordinary rates) to, or valid leasehold interests in, or easements or other limited property interests in, all its properties and assets (including all Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02 or arising by operation of law.

(b) Each of Holdings, the U.S. Borrower and their Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Each of Holdings, the U.S. Borrower and each of their Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Each of Holdings, the U.S. Borrower and their Subsidiaries owns or possesses, or could obtain ownership or possession of, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, without any known conflict with the rights of others, and free from any burdensome restrictions, except where such conflicts and restrictions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or except as set forth on Schedule 3.07(c).

(d) As of the Closing Date, none of Holdings, the U.S. Borrower and their Subsidiaries has received any notice of any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date.

(e) None of Holdings, the U.S. Borrower and their Subsidiaries is obligated on the Closing Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.05.

(f) No portion of any Mortgaged Property is, or will at any time be, located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area unless flood insurance has been obtained in accordance with Section 5.02(c).

SECTION 3.08. Subsidiaries. Schedules 1(a) and 9(a) to the U.S. Perfection Certificate dated the Closing Date set forth a list of (i) all the Subsidiaries of Holdings and their jurisdictions of organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date. All Equity Interests of Holdings and each of its Subsidiaries are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of U.S. Borrower, are owned by U.S. Borrower, directly or indirectly through Wholly Owned Subsidiaries. All Equity Interests of U.S. Borrower are owned directly by Holdings. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the U.S. Collateral Agreement, free of any and all Liens, rights or claims of other persons, except the security interest created by the security documents under the Existing Credit Agreement and the U.S. Collateral Agreement, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.

SECTION 3.09. Litigation; Compliance with Laws.

(a) Except as set forth on Schedule 3.09, there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of Holdings or the U.S. Borrower, threatened in writing against or affecting Holdings or the U.S. Borrower or any of their Subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) as to which an adverse determination is reasonably probable and which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the Transactions.

(b) None of Holdings, the U.S. Borrower, their Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permit) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10. Federal Reserve Regulations.

(a) None of Holdings, the U.S. Borrower and their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation U or Regulation X.

SECTION 3.11. Investment Company Act. None of Holdings, the U.S. Borrower and their Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.12. Use of Proceeds. The Borrowers will use the proceeds of the Revolving Facility Loans and Swingline Loans, and may request the issuance of Letters of Credit, solely for general corporate purposes. The U.S. Borrower will use the proceeds of the Term Loans to consummate the Transactions.

SECTION 3.13. Tax Returns. Except as set forth on Schedule 3.13:

(a) Each of Holdings, the U.S. Borrower and their Subsidiaries (i) has timely filed or caused to be timely filed all federal, state, local and non-U.S. Tax returns required to have been filed by it that are material to such companies taken as a whole and each such Tax return is true and correct in all material respects and (ii) has timely paid or caused to be timely paid all material Taxes shown thereon to be due and payable by it and all other material Taxes or assessments, except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, the U.S. Borrower or any of their Subsidiaries (as the case may be) has set aside on its books adequate reserves;

(b) Each of Holdings, the U.S. Borrower and their Subsidiaries has paid in full or made adequate provision (in accordance with GAAP) for the payment of all Taxes due with respect to all periods or portions thereof ending on or before the Closing Date, which Taxes, if not paid or adequately provided for, could individually or in the aggregate reasonably be expected to have a Material Adverse Effect; and

(c) Other than as could not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: as of the Closing Date, with respect to each of Holdings, the U.S. Borrower and their Subsidiaries, (i) there are no claims being asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other Taxing authority.

SECTION 3.14. No Material Misstatements.

(a) All written information (other than the Projections, estimates and information of a general economic nature) (the “Information”) concerning Holdings, the U.S. Borrower, their Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, were true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date and did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections and estimates and information of a general economic nature prepared by or on behalf of the U.S. Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the U.S. Borrower to be reasonable as of the date thereof, as of the date such Projections and estimates were furnished to the applicable Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the U.S. Borrower.

SECTION 3.15. Employee Benefit Plans.

(a) Each of the Borrowers, Holdings, their Subsidiaries and the ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder and any similar applicable non-U.S. law, except for such noncompliance that could not reasonably be expected to have a Material Adverse Effect. No Reportable Event has occurred during the past five years as to which the Borrowers, Holdings, any of their Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed and reports the failure of which to file could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the excess of the present value of all benefit liabilities under each Plan of the Borrowers, Holdings, their Subsidiaries and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, over the value of the assets of such Plan could not reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of the last annual valuation dates applicable thereto for which valuations are available, over the value of the assets of all such under funded Plans could not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events which have occurred or for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. None of the Borrowers, Holdings, their Subsidiaries and the ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, where such reorganization or termination has had or could reasonably be expected to have, through increases in the contributions required to be made to such Plan or otherwise, a Material Adverse Effect.

(b) Each of Holdings, the U.S. Borrower and their Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.16. Environmental Matters. Except as disclosed on Schedule 3.16 and except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) no written notice, demand, request for information, order, complaint or penalty has been received by the U.S. Borrower or any of its Subsidiaries, and there are no judicial, administrative or other actions, claims, investigations, suits or proceedings pending or, to the knowledge of the U.S. Borrower or any of its Subsidiaries, threatened, which allege a violation of or liability under any Environmental Laws, in each case against the U.S. Borrower or any of its Subsidiaries, (ii) each of the U.S. Borrower and its Subsidiaries has all Environmental Permits necessary for its operations to comply with all applicable Environmental Laws and is, and since January 1, 2006 has been, in compliance with the terms of such permits and with all other applicable Environmental Laws, (iii) there has been no written environmental audit conducted since January 1, 2006 by the U.S. Borrower or any of its Subsidiaries of any

property currently owned, leased or operated by the U.S. Borrower or any of its Subsidiaries which has not been made available to the Administrative Agent prior to the date hereof, (iv) no Hazardous Material is located at, on, under or emanating from any property or facility currently owned, operated or leased by the U.S. Borrower or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the U.S. Borrower or any of its Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned or controlled by the U.S. Borrower or any of its Subsidiaries and transported to or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the U.S. Borrower or any of its Subsidiaries under any Environmental Laws, (v) there are no acquisition agreements entered into after December 31, 2003 in which the U.S. Borrower or any of its Subsidiaries has expressly assumed or undertaken responsibility for any liability or obligation of any other Person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the date hereof, (vi) neither the U.S. Borrower nor any of its Subsidiaries is conducting or paying, in whole or in part, for any investigation, response or corrective action under any Environmental Law at any location and (vii) neither the U.S. Borrower nor any of its Subsidiaries is obligated to perform any action or otherwise incur any expense under any Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound.

SECTION 3.17. Security Documents.

(a) The U.S. Collateral Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in the U.S. Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Collateral Agent, and in the case of the other Collateral described in the U.S. Collateral Agreement (other than any Intellectual Property (as defined in the U.S. Collateral Agreement) covered by Section 3.17(b)), when financing statements and other filings specified on Schedule 5 of the U.S. Perfection Certificate in appropriate form are filed in the offices specified on Schedule 6 of the U.S. Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to any other person (except, in the case of Collateral other than Pledged Collateral, Liens expressly permitted by Section 6.02 and Liens having priority by operation of law).

(b) When the U.S. Collateral Agreement or a short-form version thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the Intellectual Property that is registered with the United States Patent and Trademark Office and the United States Copyright Office, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the

United States Copyright Office may be necessary to perfect a lien on U.S. registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the Closing Date), other than with respect to the rights of a Person pursuant to Liens expressly permitted by Section 6.02.

(c) Each Foreign Pledge Agreement and each Foreign Security Agreement delivered after the Closing Date will be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in a Foreign Pledge Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Collateral Agent, and, in the case of the Collateral described in a Foreign Security Agreement, when filings are made in the appropriate offices in each relevant jurisdiction and the other actions, if any, specified on such Schedule are taken, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other person (except, in the case of Collateral other than Pledged Collateral, Liens expressly permitted by Section 6.02 and Liens having priority by operation of law).

(d) The Mortgages relating to the Mortgaged Properties set forth on Schedule 3.17 executed and delivered on the Closing Date and the Mortgages executed and delivered after the Closing Date pursuant to Section 5.10 shall be effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of a Person pursuant to Liens expressly permitted by Section 6.02 and Liens having priority by operation of law.

SECTION 3.18. Location of Real Property and Leased Premises.

(a) Schedule 7(a) to the U.S. Perfection Certificate and each Foreign Perfection Certificate lists completely and correctly as of the Closing Date all material real property owned by Holdings, the U.S. Borrower and the Subsidiary Loan Parties and the addresses thereof. As of the Closing Date, Holdings, the U.S. Borrower and their Subsidiaries own in fee all the real property set forth as being owned by them on such Schedules.

(b) Schedule 7(b) to the U.S. Perfection Certificate lists completely and correctly as of the Closing Date all material real property leased by Holdings, the U.S. Borrower and the Domestic Subsidiary Loan Parties and the addresses thereof. As of the Closing Date, Holdings, the U.S. Borrower and the Domestic Subsidiary Loan Parties have valid leases in all the real property set forth as being leased by them on such Schedules.

SECTION 3.19. Solvency.

(a) Immediately after giving effect to the Transactions (i) the fair value of the assets of the U.S. Borrower (individually) and Holdings and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the U.S. Borrower (individually) and Holdings and its Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of the U.S. Borrower (individually) and Holdings and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the U.S. Borrower (individually) and Holdings and its Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the U.S. Borrower (individually) and Holdings and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the U.S. Borrower (individually) and Holdings and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b) None of Holdings or the U.S. Borrower intend to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.

SECTION 3.20. Labor Matters. There are no strikes pending or threatened against Holdings, the U.S. Borrower or any of their Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of Holdings, the U.S. Borrower and their Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters. All material payments due from Holdings, the U.S. Borrower or any of their Subsidiaries or for which any claim may be made against Holdings, the U.S. Borrower or any of their Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings, the U.S. Borrower or such Subsidiary to the extent required by GAAP. Except as set forth on Schedule 3.20, consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the U.S. Borrower or any of their Subsidiaries (or any predecessor) is a party or by which Holdings, the U.S. Borrower or any of their Subsidiaries (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, are not material to Holdings, the U.S. Borrower and their Subsidiaries, taken as a whole.

SECTION 3.21. Insurance. Schedule 3.21 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Holdings, the U.S. Borrower or their Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect. The U.S. Borrower believes that the insurance maintained by or on behalf of Holdings, the U.S. Borrower and their Subsidiaries is adequate.

ARTICLE IV

Conditions of Lending

The obligations of (a) the Lenders (including the Swingline Lenders) to make Loans and (b) any Issuing Bank to issue Letters of Credit or increase the stated amounts of Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction of the following conditions:

SECTION 4.01. All Credit Events. On the date of each Borrowing and on the date of each issuance, amendment, extension or renewal of a Letter of Credit:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the date of such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) At the time of and immediately after such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, extension or renewal of a Letter of Credit shall be deemed to constitute a representation and warranty by the applicable Borrower (in the case of a Borrowing) and each Applicant Party (in the case of a Letter of Credit) on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02. First Credit Event. On the Closing Date:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy, PDF or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders and each Issuing Bank on the Closing Date, a favorable written opinion of (i) Simpson Thacher & Bartlett LLP, special counsel for Holdings and the U.S. Borrower, in form and substance reasonably satisfactory to the Administrative Agent and (ii) local U.S. and/or foreign counsel reasonably satisfactory to the Administrative Agent as specified on Schedule 4.02(b), in each case (A) dated the Closing Date, (B) addressed to each Issuing Bank on the Closing Date, the Administrative Agent, the Collateral Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and each of Holdings and the U.S. Borrower hereby instructs its counsel to deliver such opinions.

(c) All legal matters incident to this Agreement, the borrowings and extensions of credit hereunder and the other Loan Documents shall be reasonably satisfactory to the Administrative Agent, to the Lenders and to each Issuing Bank on the Closing Date.

(d) The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii), (iii) and (iv) below:

(i) a copy of the certificate or articles of incorporation, partnership agreement or limited liability agreement, including all amendments thereto, of each Loan Party, (A) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official) or (B) in the case of a partnership of or limited liability company, certified by the Secretary or Assistant Secretary of each such Loan Party;

(ii) a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying

(A) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of a Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C) that the certificate or articles of incorporation, partnership agreement or limited liability agreement of such Loan Party have not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, and

(E) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party;

(iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above; and

(iv) such other documents as the Administrative Agent, the Lenders and any Issuing Bank on the Closing Date may reasonably request (including without limitation, tax identification numbers and addresses).

(e) The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received completed Perfection Certificates dated the Closing Date and signed by a Responsible Officer of the U.S. Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code, tax and judgment (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificates and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

(f) The Existing Credit Agreement Amendment shall have become effective and shall be in form and substance reasonably satisfactory to the Administrative Agent.

(g) The Pari Passu Intercreditor Agreement shall have become effective and shall be in form and substance satisfactory to the Administrative Agent.

(h) The U.S. Borrower shall have received net cash proceeds from the issuance of $500 million in aggregate principal amount of New Senior Notes pursuant to the New Senior Note Indenture.

(i) The terms and conditions of the New Senior Notes (including terms and conditions relating to the interest rate, fees, amortization, maturity, subordination, covenants, defaults and remedies) shall be as set forth in the Offering Memorandum or otherwise reasonably satisfactory to the Administrative Agent.

(j) The Lenders shall have received the financial statements referred to in Section 3.05.

(k) The Lenders shall have received a pro forma consolidated balance sheet (calculated at the most recently available balance sheet date) of the U.S. Borrower, after giving effect to the Transactions, together with a certificate of a Financial Officer of the U.S. Borrower to the effect that such statements accurately present the pro forma financial position of the U.S. Borrower and its Subsidiaries in accordance with GAAP.

(l) After giving effect to the Transactions and the other transactions contemplated hereby, Holdings, the U.S. Borrower and their Subsidiaries shall have outstanding no Indebtedness other than (i) the Loans and other extensions of credit under this Agreement, (ii) the New Senior Notes, (iii) the Existing Notes, (v) no more than $167.0 million of tranche B term loans outstanding under the Existing Credit Agreement and (vi) other Indebtedness permitted pursuant to Section 6.01.

(m) The Lenders shall have received a solvency certificate substantially in the form of Exhibit I and signed by a Financial Officer of each of Holdings and the U.S. Borrower confirming the solvency of Holdings, the U.S. Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions.

(n) There has not been any event or occurrence which has resulted in or would reasonably be expected to result in, individually or in the aggregate, any material adverse change in the business, assets, results of operations or condition (financial or otherwise) of the U.S. Borrower or any of its Subsidiaries, after giving effect to the Transactions, taken as a whole, since December 31, 2008.

(o) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Transactions, and all material actions by or in respect of or material filings with any Governmental Authority required to permit the consummation of the Transactions shall have been taken, made or obtained, except for any such actions or filings the failure to take, make or obtain would not be material to the U.S. Borrower and its Subsidiaries, taken as a whole.

(p) The Administrative Agent shall have received any and all documents, each in form and substance reasonably satisfactory to the Administrative Agent, as it may reasonably request to reflect of record the pari passu nature of the Liens on the Mortgaged Properties granted in favor of the Existing Agent with the Liens granted to the Collateral Agent under the U.S. Mortgages.

(q) The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP and U.S. and foreign local counsel) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

SECTION 4.03. Credit Events Relating to Foreign Subsidiary Borrowers. The obligations of (x) the Lenders (including the Swingline Euro Lenders) to make Loans to any Foreign Subsidiary that becomes a Foreign Subsidiary Borrower after the Closing Date and (y) any Issuing Bank to issue Letters of Credit for the account of any such Foreign Subsidiary Borrower, in each case to the extent designated in accordance with Section 2.20, are subject to the satisfaction of the following conditions (which are in addition to the conditions contained in Section 4.01):

(a) With respect to the initial Loan made to or the initial Letter of Credit issued at the request of, such Foreign Subsidiary Borrower, whichever comes first,

(i) the Administrative Agent (or its counsel) shall have received a Foreign Subsidiary Borrower Agreement with respect to such Foreign Subsidiary Borrower duly executed by all parties thereto; and

(ii) the Administrative Agent shall have received such documents (including legal opinions) and certificates as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing of such Foreign Subsidiary Borrower, the authorization of Borrowings as they relate to such Foreign Subsidiary Borrower, creation and perfection of security and enforceability of Loan Documents and any other legal matters relating to such Foreign Subsidiary Borrower or its Foreign Subsidiary Borrower Agreement and all applicable Security Documents, all inform and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b) The Administrative Agent shall be reasonably satisfied that Section 5.10(f) shall have been complied with in respect of such Foreign Subsidiary Borrower and that the Collateral and Guarantee Requirement shall have been satisfied with respect to such Foreign Subsidiary Borrower and its subsidiaries.

ARTICLE V

Affirmative Covenants

Each of Holdings and the Borrowers covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each of Holdings and the Borrowers will, and will cause each of the Subsidiaries to:

SECTION 5.01. Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05, and except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by a Borrower or a Wholly Owned Subsidiary of a Borrower in such liquidation or dissolution; provided that Subsidiaries that are Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties and domestic Subsidiaries may not be liquidated into Foreign Subsidiaries.

(b) Do or cause to be done all things necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, (ii) comply in all material respects with all material applicable laws, rules, regulations (including any zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Properties) and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted and (iii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

SECTION 5.02. Insurance.

(a) Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including, to the extent consistent with past practices as of the Closing Date, self-insurance), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses and maintain such other insurance as may be required by law or any other Loan Document. All such insurance shall name the Collateral Agent as additional insured or loss payee, as applicable.

(b) Cause all such property and casualty insurance policies with respect to the Mortgaged Properties to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the U.S. Borrower or the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that neither the U.S. Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement,” without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably (in light of a Default or a material development in respect of the insured Mortgaged Property) require from time to time to protect their interests; deliver original or certified copies of all such policies or a certificate of an insurance broker to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed upon less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or nonrenewable of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent), or insurance certificate with respect thereto, together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

(c) If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

(d) With respect to each Mortgaged Property, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in each case in amounts and against such risks as are customarily maintained by companies engaged in the same or similar industry operating in the same or similar locations naming the Collateral Agent as an additional insured, on forms reasonably satisfactory to the Collateral Agent.

(e) Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by Holdings, the U.S. Borrower or any of the Subsidiaries; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto.

(f) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) none of the Agents, the Lenders, the Issuing Bank and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the U.S. Borrower and the other Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Agents, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then each of Holdings, and the U.S. Borrower hereby agree, to the extent permitted by law, to waive, and to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Agents, the Lenders, any Issuing Bank and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent, the Collateral Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent, the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of Holdings, the U.S. Borrower and their Subsidiaries or the protection of their properties.

(g) Pursuant to the terms of the Collateral Protection Act (815 ILCS 180/1 et seq.), unless the Loan Parties provide the Collateral Agent with evidence of the insurance coverage required by this Section 5.02, the Collateral Agent may purchase insurance at the Loan Parties’ expense to protect the Collateral Agent’s and the Lenders’ interests in the Collateral. This insurance may, but need not, protect the Loan Parties’ interests. The coverage that the Collateral Agent purchases may not pay any claim that a Loan Party makes or any claim that is made against a Loan Party in connection with the Collateral. The Loan Parties may later cancel any insurance purchased by the Collateral Agent, but only after providing the Collateral Agent with evidence that the Loan Parties have obtained insurance as required by this Section 5.02. If the Collateral Agent purchases insurance for the Collateral, the Loan Parties will be responsible for the costs of that insurance, including interest and any other charges the Collateral Agent may impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Loan Parties’ total outstanding balance or obligation. The costs of the insurance may be more than the cost of insurance the Loan Parties may be able to obtain on their own.

SECTION 5.03. Taxes. Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, Holdings, the U.S. Borrower or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto.

SECTION 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within 90 days (or such shorter period as the SEC shall specify for the filing of Annual Reports on Form 10-K) after the end of each fiscal year, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of Holdings and the Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, all audited by independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Holdings and the Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by Holdings of Annual Reports on Form 10-K of Holdings and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such Annual Reports include the information specified herein);

(b) within 45 days (or such shorter period as the SEC shall specify for the filing of Quarterly Reports on Form 10-Q) after the end of each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of Holdings and the Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all certified by a Financial Officer of Holdings, on behalf of Holdings, as fairly presenting, in all material respects, the financial position and results of operations of Holdings and the Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes (it being understood that the delivery by Holdings of Quarterly Reports on Form 10-Q of Holdings and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such Quarterly Reports include the information specified herein);

(c) (x) concurrently with any delivery of financial statements under (a) or (b) above, a Compliance Certificate executed by a Financial Officer of Holdings (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) commencing with the fiscal period ending June 30, 2009, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenant contained in Section 6.10 and the Financial Performance Covenants and, concurrently with any delivery of financial statements under Section 5.04(a) above (beginning with the fiscal year ended December 31, 2009), setting forth Holdings’ calculation of Excess Cash Flow and (y) concurrently with any delivery of financial statements under (a) above, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default under the Financial Performance Covenants (which certificate may be limited to accounting matters and disclaims responsibility for legal interpretations);

(d) promptly, after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Parent or Holdings, the U.S. Borrower or any of the Subsidiaries with the SEC, distributed by Parent to its stockholders generally, as applicable;

(e) if, as a result of any change in accounting principles and policies from those as in effect on the Closing Date, the consolidated financial statements of Holdings and the Subsidiaries delivered pursuant to paragraphs (a) or (b) above will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then, together with the first delivery of financial statements pursuant to paragraph (a) and (b) above following such change, a schedule prepared by a Financial Officer on behalf of Holdings reconciling such changes to what the financial statements would have been without such changes;

(f) within 90 days after the beginning of each fiscal year, an operating and capital expenditure budget, in form satisfactory to the Administrative Agent prepared by Holdings for each of the four fiscal quarters of such fiscal year prepared in reasonable detail, of Holdings and the Subsidiaries, accompanied by the statement of a Financial Officer of Holdings to the effect that, to the best of his knowledge, the budget is a reasonable estimate for the period covered thereby;

(g) concurrently with any delivery of financial statements under clause (a) above, deliver updated Perfection Certificates (or, to the extent such request relates to specified information contained in the Perfection Certificates, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (g) or Section 5.10(e);

(h) promptly, a copy of all reports submitted to the Board of Directors (or any committee thereof) of any of Parent, Holdings, the U.S. Borrower or any Subsidiary in connection with any material interim or special audit made by independent accountants of the books of Holdings, the U.S. Borrower or any Subsidiary;

(i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the U.S. Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document, or such consolidating financial statements, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender); and

(j) promptly upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent shall reasonably request.

Documents required to be delivered pursuant to Section 5.04(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings or the Borrowers posts such documents, or provides a link thereto on Parent’s website on the Internet at the website address listed on Schedule 9.01; or (ii) on which such documents are posted on Holdings or the Borrowers behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: Holdings or the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests (through the Administrative Agent) Holdings or the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Notwithstanding anything contained herein, in every instance Holdings or the Borrowers shall be required to provide paper copies of the Compliance Certificates required by Section 5.04(c) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Holdings or the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Holdings and the Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and any Issuing Bank materials and/or information provided by or on behalf of Holdings and Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Holdings, the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Holdings and the Borrowers hereby agree that so long as Holdings or the Borrowers are the issuers of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, none of Holdings or any Borrower shall be under any obligation to mark any Borrower Materials “PUBLIC.”

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 5.04 may be satisfied with respect to financial information of Holdings and the Subsidiaries by furnishing (A) the applicable financial statements of Parent, together with the other information required by Sections 5.04(a) and (b), or (B) Parent’s Form 10-K or 10-Q, as applicable, filed with the SEC (to the extent such Annual Report or Quarterly Report, as applicable, includes such applicable financial statements of Parent and otherwise includes the information required by Sections 5.04(a) and (b), as applicable); provided that, with respect to each of subclauses (A) and (B) of this paragraph, Parent’s information is accompanied by information that explains in reasonable detail the differences between the information relating to Parent, on one hand, and information relating to Holdings and the Subsidiaries on a standalone basis, on the other hand.

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly, after any Responsible Officer of Holdings or the U.S. Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the U.S. Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to Holdings, the U.S. Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect; and

(d) the occurrence of any ERISA Event, that together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any persons designated by the Agents or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of Holdings, the U.S. Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice to Holdings or the U.S. Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Agents or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to Holdings or the U.S. Borrower to discuss the affairs, finances and condition of Holdings, the U.S. Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

SECTION 5.08. Use of Proceeds. Use the proceeds of the Revolving Facility Loans, Swingline Loans and request issuance of Letters of Credit solely for general corporate purposes. Use the proceeds of the Term Loans to consummate the Transactions.

SECTION 5.09. Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all applicable Environmental Laws; and obtain and renew all Environmental Permits, except, in each case with respect to this Section 5.09, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10. Further Assurances; Additional Mortgages.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any asset (including any real property (other than real property covered by Section 5.10(c) below) or improvements thereto or any interest therein) that has an individual fair market value in an amount having a Dollar Equivalent greater than $5.0 million is acquired by Holdings, the U.S. Borrower or any other Loan Party after the Closing Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof), cause such asset to be subjected to a Lien securing the Obligations and take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, subject to paragraph (g) below.

(c) In the case of the U.S. Borrower, grant and cause each of the Domestic Subsidiary Loan Parties to grant to the Collateral Agent security interests and mortgages in such real property of the U.S. Borrower or any such Domestic Subsidiary Loan Parties as are not covered by the original U.S. Mortgages, to the extent acquired after the Closing Date and having a value at the time of acquisition in excess of $5.0 million pursuant to documentation substantially in the form of the U.S. Mortgages delivered to the Collateral Agent on the Closing Date or in such other form as is reasonably satisfactory to the Collateral Agent (each, an “Additional Mortgage”) and constituting valid and enforceable perfected Liens superior to and prior to the rights of all third persons subject to no other Liens except as are permitted by Section 6.02 or arising by operation of law, at the time of perfection thereof, record or file, and cause each such Subsidiary to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to paragraph (g) below. With respect to each such property encumbered by an Additional Mortgage, the U.S. Borrower shall deliver to the Collateral Agent contemporaneously therewith a title insurance policy, a survey, an opinion of counsel and a Flood Hazard determination meeting the requirements of subsection (i) of the definition of the term “Collateral and Guarantee Requirement.”

(d) If any additional direct or indirect Subsidiary of Holdings is formed or acquired after the Closing Date and if such Subsidiary is a Domestic Subsidiary Loan Party, within five Business Days after the date such Subsidiary is formed or acquired, notify the Administrative Agent and the Lenders thereof and, within 20 Business Days after the date such Subsidiary is formed or acquired, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

(e) In the case of the U.S. Borrower, (i) furnish to the Collateral Agent promptly (and in any event within 30 days of such change) written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s organizational identification number or (D) in any Loan Party’s jurisdiction of organization; provided that the U.S. Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(f) Prior to any Foreign Subsidiary becoming a Foreign Subsidiary Borrower, cause (i) the Collateral and Guarantee Requirement to be satisfied with respect to such Foreign Subsidiary and, to the extent legally permitted and not resulting in material adverse tax or legal consequences (as determined by the U.S. Borrower reasonably and in good faith), each of its Wholly Owned Subsidiaries, (ii) the Equity Interests and Pledged Collateral (if any) of such Foreign Subsidiary and to the extent legally permitted and not resulting in material adverse tax or legal consequences (as determined by the U.S. Borrower reasonably and in good faith), each of its Wholly Owned Subsidiaries to be pledged pursuant to a Foreign Pledge Agreement and (iii) after giving effect to paragraph (g) below, at least a substantial portion of the assets (as reasonably determined by the Administrative Agent) of such Foreign Subsidiary to be subject to a valid first lien in favor of the Collateral Agent for the benefit of the Secured Parties.

(g) The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 need not be satisfied with respect to (i) any real property held by the U.S. Borrower or any of its Subsidiaries as a lessee under a lease, (ii) any Equity Interests acquired after the Closing Date in accordance with this Agreement if, and to the extent that, and for so long as (A) doing so would violate applicable law or a contractual obligation binding on such Equity Interests and (B) such law or obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Subsidiary (provided that the foregoing clause (B) shall not apply in the case of a joint venture, including a joint venture that is a Subsidiary), (iii) any assets acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate a contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets acquired with Indebtedness permitted pursuant to Section 6.01(i) that is secured by a Lien permitted pursuant to Section 6.02(i)), (iv) any asset of a Foreign Subsidiary if the granting of a Lien on such asset would result in materially adverse tax or legal consequences to Holdings and its Subsidiaries (as determined by the U.S. Borrower reasonably and in good faith), (v) any asset of a Foreign Subsidiary if the U.S. Borrower demonstrates to the Collateral Agent and the Collateral Agent determines (in its reasonable discretion) that the cost of the satisfaction of the Collateral and Guarantee Requirement of this Section 5.10 with respect thereto exceeds the value of the security offered thereby or (vi) any assets or properties acquired directly by NDC; provided that, upon the reasonable request of the Collateral Agent, Holdings shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clauses (ii) and (iii) above, other than those set forth in joint venture agreements to which Holdings or a Subsidiary is party.

SECTION 5.11. Fiscal Year; Accounting. In the case of Holdings and the U.S. Borrower, cause its fiscal year to end on December 31.

SECTION 5.12. Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 5.12, in each case within the time limits specified on such schedule.

SECTION 5.13. Repayment of Existing Senior Notes. Within 45 days after the Closing Date, the U.S. Borrower shall repay or redeem the Dollar Equivalent of $430.0 million in aggregate principal amount of Existing Senior Notes.

ARTICLE VI

Negative Covenants

Each of Holdings and the Borrowers covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, neither Holdings nor the U.S. Borrower will, or will cause or permit any of the Subsidiaries to:

SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) (i) Indebtedness existing on the Closing Date, including without limitation, Indebtedness of Foreign Subsidiaries that may be incurred under committed and uncommitted working capital, letter of credit or bank guarantee lines outstanding and in effect on the Closing Date, and set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (or working capital, letter of credit or bank guarantee lines) (other than intercompany indebtedness Refinanced with Indebtedness owed to a person not affiliated with Holdings or any subsidiary), (ii) Indebtedness in respect of Permitted Additional Notes and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness that otherwise constitutes Permitted Additional Notes; provided that (A) the aggregate principal amount (or accreted value, if applicable) of such Indebtedness does not exceed the aggregate principal amount (or accreted value, if applicable) of the Finance Notes then outstanding (plus accrued interest and premium thereon), (B) Holdings and the Borrowers would be in compliance on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness with the Financial Performance Covenants as of the most recent Test Period for which financial statements were delivered pursuant to Sections 5.04 (a) or (b) or, if prior to the first delivery date for such financial statements hereunder, as of the end of the period for which the most recent financial statements of Holdings are available and if the last day of any such period is prior to the first Test Period for which the Financial Performance Covenants are tested, the levels for the first Test Period for which the Financial Performance Covenants are tested shall be deemed to apply for such purpose and (C) the net cash proceeds of such Permitted Additional Notes are substantially contemporaneously used to make a distribution to Finance LLC pursuant to Section 6.06(j) and used by Finance LLC to substantially contemporaneously repay the principal of the Finance Notes; provided that for both clauses (i) and (ii), Permitted Refinancing Indebtedness to refinance the Existing Senior Subordinated Notes or Permitted Additional Notes to refinance the Finance Notes shall not be incurred until such time as there is no more than $500.0 million in aggregate principal amount of Existing Senior Notes outstanding;

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) Indebtedness of Holdings and the Subsidiaries pursuant to Swap Agreements permitted by Section 6.14;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to Holdings or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e) Indebtedness of any Borrower to any Subsidiary and of any Subsidiary to any Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Domestic Subsidiary Loan Party to the Loan Parties shall be subject to Section 6.04(b) and (ii) Indebtedness of any Borrower to any Subsidiary and Indebtedness of any other Loan Party to any Subsidiary that is not a Domestic Subsidiary Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business, provided that (x) such Indebtedness (other than credit or purchase cards) is extinguished within three Business Days of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(h) (i) Indebtedness of a Subsidiary acquired after the Closing Date or a corporation merged into or consolidated with the U.S. Borrower or any Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case, exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness, provided that the aggregate principal amount of such Indebtedness at the time of, and after giving effect to, such acquisition, merger or consolidation, such assumption or such incurrence, as applicable (together with Indebtedness outstanding pursuant to this paragraph (h), paragraph (i) of this Section 6.01 and the Remaining Present Value of outstanding leases permitted under Section 6.03), would not exceed 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such acquisition, merger or consolidation, such assumption or such incurrence, as applicable, for which financial statements have been delivered pursuant to Section 5.04;

(i) Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by Holdings or any Subsidiary prior to or within 270 days after the acquisition, lease or improvement of the respective asset permitted under this Agreement in order to finance such acquisition or improvement, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof (together with Indebtedness outstanding pursuant to paragraph (h) of this Section 6.01, this paragraph (i) and the Remaining Present Value of leases permitted under Section 6.03) would not exceed 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04;

(j) Capital Lease Obligations incurred by Holdings or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03;

(k) other Indebtedness of Holdings or any Subsidiary, in an aggregate principal amount at any time outstanding pursuant to this paragraph (k) not in excess of $300.0 million; provided that the aggregate amount of Indebtedness of all Subsidiaries that are not Domestic Subsidiary Loan Parties outstanding pursuant to this paragraph (k) shall not at any time exceed $200.0 million (it being understood that such amount shall be increased to $250.0 million if at the time of the incurrence of such Indebtedness and after giving effect thereto on a Pro Forma Basis the Secured Leverage Condition is satisfied) ; provided further that an aggregate amount of up to $150.0 million (it being understood that such amount shall be increased to $300.0 million if at the time of the incurrence of such Indebtedness and after giving effect thereto on a Pro Forma Basis the Secured Leverage Condition is satisfied) of such Indebtedness of Foreign Subsidiaries only may be secured by a Lien on the Collateral under the Security Documents so long as the lender of such Indebtedness is at the time of incurrence a Lender or an Affiliate of a Lender; provided however that the U.S. Borrower shall deliver to the Administrative Agent a Schedule 6.01(k) to the Credit Agreement that identifies the amount of such Indebtedness and designates such Indebtedness as Indebtedness of Foreign Subsidiaries which shall be secured by a Lien on the Collateral together with a copy of the document governing such Indebtedness;

(l) Indebtedness of the U.S. Borrower pursuant to the New Senior Notes in an aggregate principal amount that is not in excess of the sum of $500.0 million and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(m) Guarantees (i) by Holdings and the Domestic Subsidiary Loan Parties of the Indebtedness of the U.S. Borrower described in paragraph (a) (to the extent applying to the Existing Notes), paragraph (l) (so long as the Guarantee of the Senior Subordinated Notes is subordinated substantially on terms as set forth in the Senior Subordinated Note Indenture), paragraph (q) and paragraph (v) of this Section, (ii) by Holdings, the U.S. Borrower or any Domestic Subsidiary Loan Party of any Indebtedness of the U.S. Borrower or any Domestic Subsidiary Loan Party expressly permitted to be incurred under this Agreement, (iii) by the U.S. Borrower or any Domestic Subsidiary Loan Party of Indebtedness otherwise expressly permitted hereunder of any Subsidiary that is not a Domestic Subsidiary Loan Party to the extent permitted by Section 6.04(b), (iv) by any Foreign Subsidiary that is not a Loan Party of Indebtedness of another Foreign Subsidiary that is not a Loan Party; provided that all Foreign Subsidiaries may guarantee obligations of other Foreign Subsidiaries under ordinary course cash management obligations, and (v) by the U.S. Borrower of Indebtedness of Foreign Subsidiaries incurred in the ordinary course of business on ordinary business terms so long as such Indebtedness of Foreign Subsidiaries is permitted to be incurred under 6.01(a) or (k); provided that Guarantees by Holdings or any Domestic Subsidiary Loan Party under this Section 6.01(m) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person shall be expressly subordinated to the Obligations to the same extent as the Guarantee of the Existing Senior Subordinated Notes is under the Existing Senior Subordinated Note Indenture;

(n) Indebtedness arising from agreements of Holdings or any Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(o) Indebtedness in connection with Permitted Receivables Financings;

(p) letters of credit or bank guarantees (other than Letters of Credit issued pursuant to Section 2.05) having an aggregate face amount not in excess of $30.0 million;

(q) unsecured letters of credit issued to satisfy obligations under the Sublease Agreement (as in effect on the Closing Date);

(r) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(s) Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(t) [Reserved;]

(u) Indebtedness outstanding under the Existing Credit Agreement on the Closing Date after giving effect to the Refinancing;

(v) Indebtedness in respect of Future Secured Notes and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness that otherwise constitutes Future Secured Notes so long as (v) no Default or Event of Default has occurred and is continuing; (w) Holdings and the Borrowers would be in compliance on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness with the Financial Performance Covenants as of the most recent Test Period for which financial statements were delivered pursuant to Sections 5.04 (a) or (b) or, if prior to the first delivery date for such financial statements hereunder, as of the end of the period for which the most recent financial statements of Holdings are available and if the last day of any such period is prior to the first Test Period for which the Financial Performance Covenants are tested, the levels for the first Test Period for which the Financial Performance Covenants are tested shall be deemed to apply for such purpose; (x) the principal amount of Indebtedness outstanding under this clause (v), together with the amount of New Term Loan Commitments under Section 2.22, shall not exceed $250.0 million at any time after giving pro forma effect to all concurrent financing transactions; (y) all obligations under the Existing Credit Agreement have been repaid in full after giving effect to the incurrence of such Future Secured Notes and all Liens thereunder have been discharged after giving effect to such Future Secured Notes and (z) after giving effect to the incurrence of such Future Secured Notes, there shall be no more than $500.0 million of Existing Senior Notes outstanding; and

(w) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (v) above.

Notwithstanding anything to the contrary herein, Holdings shall not be permitted to incur any Indebtedness other than Indebtedness under Section 6.01(m).

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any subsidiary of Holdings or the U.S. Borrower) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of Holdings and the Subsidiaries existing on the Closing Date and set forth on Schedule 6.02(a) (other than Liens securing Indebtedness outstanding under the Existing Credit Agreement); provided that such Liens shall secure only those obligations that they secure on the Closing Date (and extensions, renewals and refinancings of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of Holdings or any Subsidiary;

(b) (i) any Lien created under the Loan Documents to secure the Obligations, (ii) Liens created under any Future Secured Notes Documents on U.S. Collateral securing Future Secured Notes that constitute First Lien Obligations permitted to be incurred under Section 6.01(v); provided that, in the case of this clause (ii) the holders of such Indebtedness (or a representative thereof on behalf of such holders) and the Collateral Agent shall have executed and delivered a First Lien Intercreditor Agreement and (iii) Liens created under any Future Secured Notes Documents on the U.S. Collateral securing Future Secured Notes constituting Second Lien Obligations permitted to be incurred under Section 6.01(v); provided that, in the case of this clause (iii), holders of such Indebtedness (or a representative thereof on behalf of such holders) and the Collateral Agent shall have executed and delivered a Junior Lien Intercreditor Agreement;

(c) any Lien on any property or asset of Holdings or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h), provided that such Lien (i) does not apply to any other property or assets of Holdings or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (ii) such Lien is not created in contemplation of or in connection with such acquisition and (iii) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness”;

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e) landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Holdings or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any Subsidiary;

(g) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) zoning restrictions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Holdings or any Subsidiary;

(i) purchase money security interests in equipment or other property or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by Holdings or any Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such security interests secure Indebtedness permitted by Section 6.01(i) (including any Permitted Refinancing Indebtedness in respect thereof), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 100% of the cost of such equipment or other property or improvements at the time of such acquisition (or construction), including transaction costs incurred by Holdings or any Subsidiary in connection with such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of Holdings or any Subsidiary (other than to accessions to such equipment or other property or improvements); provided, further, that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;

(j) Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l) other Liens with respect to property or assets of Holdings or any Subsidiary not constituting Collateral for the Obligations with an aggregate fair market value (valued at the time of creation thereof) of not more than $50.0 million at any time;

(m) Liens disclosed by the title insurance policies delivered on the Closing Date and pursuant to Section 5.10 and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(n) Liens in respect of Permitted Receivables Financings;

(o) any interest or title of a lessor under any leases or subleases entered into by Holdings or any Subsidiary in the ordinary course of business;

(p) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings or any Subsidiary in the ordinary course of business;

(q) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(r) Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.01(f) or (p) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(s) licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(t) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(u) Liens on the assets of a Foreign Subsidiary that do not constitute Collateral and which secure Indebtedness of such Foreign Subsidiary that is not otherwise secured by a Lien on the Collateral under the Loan Documents and that is permitted to be incurred under Section 6.01(a) or (k);

(v) Liens upon specific items of inventory or other goods and proceeds of Holdings or any of the Subsidiaries securing such person’s obligations in respect of bankers’ acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

(w) Liens solely on any cash earnest money deposits made by Holdings or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(x) Liens on cash with respect to credit card processing agreements in the ordinary course of business securing obligations of not more than $10.0 million outstanding at any time; and

(y) Liens securing Indebtedness outstanding under the Existing Credit Agreement on the Closing Date after giving effect to the Refinancing; provided that the Existing Agent and the Administrative Agent have executed and delivered the Pari Passu Intercreditor Agreement.

Notwithstanding the foregoing, no Liens shall be permitted to exist, directly or indirectly, on Pledged Collateral, other than Liens in favor of the Collateral Agent and Liens permitted by Section 6.02(b), (d), (e), (q) or (y).

SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”), provided that a Sale and Lease-Back Transaction shall be permitted so long as at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such Lease, the Remaining Present Value of such lease (together with Indebtedness outstanding pursuant to paragraphs (h) and (i) of Section 6.01 and the Remaining Present Value of outstanding leases previously entered into under this Section 6.03) would not exceed 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date such lease is entered into for which financial statements have been delivered pursuant to Section 5.04.

SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Holdings and the Subsidiaries) to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), in any other person, except:

(a) Investments by Holdings in the Equity Interests of the U.S. Borrower;

(b) (i) Investments by any Borrower or any Subsidiary in the Equity Interests of any Borrower or any Subsidiary; (ii) intercompany loans from any Borrower or any Subsidiary to any Borrower or any Subsidiary; (iii) Guarantees by the U.S. Borrower or any Domestic Subsidiary Loan Party of Indebtedness otherwise expressly permitted hereunder of the U.S. Borrower or any Subsidiary; and (iv) Guarantees by non-Loan Parties of Indebtedness or other obligations of non-Loan Parties; provided that the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) after the Closing Date by the Loan Parties pursuant to clause (i) in Subsidiaries that are not Domestic Subsidiary Loan Parties, plus (B) intercompany loans from the Loans Parties after the Closing Date to Subsidiaries that are not Domestic Subsidiary Loan Parties pursuant to clause (ii), plus (C) Guarantees by the Loan Parties after the Closing Date of Indebtedness of Subsidiaries that are not Domestic Subsidiary Loan Parties pursuant to clause (iii), together with the aggregate amount of Investments constituting Permitted Business Acquisitions of Subsidiaries that are not Domestic Subsidiary Loan Parties following the consummation of such Permitted Business Acquisitions pursuant to paragraph (m) of this Section 6.04, shall not exceed an aggregate amount equal to (x) $350.0 million (plus any return of capital actually received by the respective investors in respect of investments theretofore made by them pursuant to this paragraph b(i)), plus (y) the portion, if any, of the Applicable Amount on the date of such election that Holdings elects to apply to this Section 6.04(b);

(c) Permitted Investments and investments that were Permitted Investments when made;

(d) [Reserved];

(e) intercompany loans from NDC to the U.S. Borrower; provided that such loans are subordinated to the Obligations in a manner reasonably acceptable to the Administrative Agent;

(f) Investments arising out of the receipt by Holdings or any Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05;

(g) (i) loans and advances to employees of Holdings or any Subsidiary in the ordinary course of business not to exceed $10.0 million in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;

(h) accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(i) Swap Agreements permitted pursuant to Section 6.14;

(j) Investments existing on the Closing Date and set forth on Schedule 6.04;

(k) Investments resulting from pledges and deposits referred to in Sections 6.02(f) and (g);

(l) other Investments by Holdings or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed (i) $150.0 million (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (l)), plus (ii) the portion, if any, of the Applicable Amount on the date such election is made that the U.S. Borrower elects to apply to this paragraph (l);

(m) Investments constituting Permitted Business Acquisitions; provided that Investments constituting Permitted Business Acquisitions by the Loan Parties pursuant to this paragraph (m) of Subsidiaries that are not Domestic Subsidiary Loan Parties following the consummation of such Permitted Business Acquisition, which shall be deemed to include the principal amount of Indebtedness that is assumed pursuant to Section 6.01 in connection with such Permitted Business Acquisitions by such Subsidiaries, shall, together with the aggregate amount of Investments theretofore made pursuant to the proviso to Section 6.04(b), not exceed (i) $350.0 million plus (ii) the portion, if any, of the Applicable Amount on the date such election is made that the U.S. Borrower elects to apply to this paragraph (m);

(n) [Reserved];

(o) intercompany loans between Foreign Subsidiaries that are not Loan Parties or from a Foreign Subsidiary to any Domestic Subsidiary of NDC that is not a Loan Party and Guarantees permitted by Section 6.01(m)(i), (ii), (iv) and (v);

(p) Investments arising as a result of Permitted Receivables Financings;

(q) [Reserved];

(r) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business;

(s) Investments of a Subsidiary acquired after the Closing Date or of a corporation merged into the U.S. Borrower or merged into or consolidated with a Subsidiary in accordance with Section 6.05 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were inexistence on the date of such acquisition, merger or consolidation;

(t) [Reserved];

(u) Guarantees by the Borrowers or any Subsidiary of operating leases (other than Capital Lease Obligations), pension fund liabilities of any Subsidiary or of other obligations that do not constitute Indebtedness, in each case entered into by any Subsidiary in the ordinary course of business;

(v) performance Guarantees by the Borrowers or any Domestic Subsidiary Loan Party of obligations of Subsidiaries and/or joint ventures so long as such Guarantees (i) do not constitute Guarantees of Indebtedness and (ii) are made in the ordinary course of business; and

(w) Investments as a result of:

(i) the U.S. Borrower contributing (directly or indirectly) all of the Equity Interests owned by the U.S. Borrower on October 19, 2005, in the following subsidiaries to Nalco Universal Holdings B.V. (“NUH”), a Dutch holding company: (A) Nalco Gulf Limited; (B) Nalco Taiwan Co., Ltd.; (C) Nalco Hellas, S.A. (Greece); (D) Nalco Hong Kong Limited; (E) Nalco Industrial Services (Thailand) Co., Ltd.; (F) Nalco Anadolu Kimya Sanayii Ve Ticaret A.S. (Turkey); (G) Ondeo Nalco India Limited; (H) Nalco Industrial Services (Su Zhou) Co., Ltd.; (I) Nalco ZAO (Russia); and (J) Ondeo Nalco Saudi Co., Ltd.; and

(ii) the U.S. Borrower and Nalco Worldwide Holdings L.L.C. (“NWWH”) contributing (directly or indirectly) all of the Equity Interests owned by them on December 15, 2006, in the following subsidiaries to NUH: (A) Deryshares B.V.; (B) Nalco Polska Sp. z o.o.; (C) Nalco Egypt, Ltd.; (D) Nalco Hungary K.F.T.; (E) Nalco Holding S.L.; (F) Nalco Czechia SRO; (G) Nalco Philippines, Inc.; (H) Nalco Industrial Services Malaysia Sdn Bhd; (I) Nalco Pakistan Ltd.; (J) Nalco Energy Services Nigeria Ltd.; (K) Nalco Energy Services Equatorial Guinea L.L.C.; (L) Nalfloc Limited; (M) ONES West Africa L.L.C.; (N) Nalco Energy Services Middle East Holdings, Inc.; (O) Nalco ZAO (Russia), (P) Nalco Hellas, S.A. (Greece); (Q) Nalco Hong Kong Limited; Nalco Industrial Services (Thailand) Co., Ltd; and (R) Nalco Anadolu Kimya Sanayii Ve Ticaret A.S. (Turkey); and the U.S. Borrower shall be permitted to effect the contribution described in the foregoing clause (E) by first contributing such Equity Interests to a newly formed Delaware limited liability company (“Newco LLC”) and then contributing all of the Equity Interest in Newco LLC to NUH; and

(iii) Nalco Global Holdings LLC and Nalco International Holdings LLC contributing (directly or indirectly) all of the Equity Interests owned by them on December 15, 2006, in Nalco Industrial Services (Thailand) Co. Ltd and Nalco Anadolu Kimya Sanayii Ve Ticaret A.S. (Turkey) to NUH.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of the U.S. Borrower or any Subsidiary or preferred equity interests of Holdings, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that this Section shall not prohibit:

(a) (i) the purchase and sale of inventory in the ordinary course of business by Holdings or any Subsidiary, (ii) the acquisition of any other asset in the ordinary course of business by Holdings or any Subsidiary, (iii) the sale of surplus, obsolete or worn out equipment or other property in the ordinary course of business by Holdings or any Subsidiary or (iv) the sale of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) the merger of any Subsidiary into a Borrower (including, without limitation, the merger of NDC with and into the U.S. Borrower, with the U.S. Borrower as the surviving person) in a transaction in which such Borrower is the surviving corporation, (ii) the merger or consolidation of any Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is a Subsidiary Loan Party (which shall be a Domestic Subsidiary Loan Party if any party to such merger or consolidation shall be a Domestic Subsidiary) and, in the case of each of clauses (i) and (ii), no person other than a Borrower or Subsidiary Loan Party receives any consideration, (iii) the merger or consolidation of any Subsidiary that is not a Subsidiary Loan Party into or with any other Subsidiary that is not a Subsidiary Loan Party or (iv) the liquidation or dissolution or change in form of entity of any Subsidiary (other than a Borrower) if Holdings determines in good faith that such liquidation or dissolution is in the best interests of Holdings and is not materially disadvantageous to the Lenders;

(c) sales, transfers, leases or other dispositions to Holdings or a Subsidiary (upon voluntary liquidation or otherwise); provided that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Domestic Subsidiary Loan Party shall be made in compliance with Section 6.07; provided, further that the aggregate gross proceeds of any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Domestic Subsidiary Loan Party in reliance upon this paragraph (c) and the aggregate gross proceeds of any or all assets sold, transferred or leased in reliance upon paragraph (h) below shall not exceed, in any fiscal year of Holdings, 5 % of Consolidated Total Assets as of the end of the immediately preceding fiscal year;

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04, Liens permitted by Section 6.02 and Dividends permitted by Section 6.06;

(f) the purchase and sale or other transfer (including by capital contribution) of Receivables Assets either (i) pursuant to Permitted Receivables Financings or (ii) to the extent such sale or transfer is by Foreign Subsidiaries (other than Foreign Subsidiary Loan Parties) with respect to their own Receivables Assets; provided that the aggregate gross proceeds of any or all Receivables Assets sold or transferred (including capital contributions of Receivables Assets) in reliance upon clause (ii) of this paragraph (f) shall not exceed $200.0 million in any fiscal year;

(g) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(h) sales, transfers, leases or other dispositions of assets not otherwise permitted by this Section 6.05; provided that the aggregate gross proceeds (including noncash proceeds) of any or all assets sold, transferred, leased or otherwise disposed of in reliance upon this paragraph (h) and in reliance upon the second proviso to paragraph (c) above shall not exceed, in any fiscal year of Holdings, 5 % of Consolidated Total Assets as of the end of the immediately preceding fiscal year; provided, further, that the Net Proceeds thereof are applied in accordance with Section 2.11(c).

(i) any merger or consolidation in connection with a Permitted Business Acquisition, provided that following any such merger or consolidation (i) involving a Borrower, such Borrower is the surviving corporation, (ii) involving a domestic Subsidiary, the surviving or resulting entity shall be a Domestic Subsidiary Loan Party that is a Wholly Owned Subsidiary and (iii) involving a Foreign Subsidiary, the surviving or resulting entity shall be a Foreign Subsidiary Loan Party that is a Wholly Owned Subsidiary;

(j) the sale or disposition identified on Schedule 6.05(j) (the “Specified Asset Sale”); provided that (i)(x) on a Pro Forma Basis after giving effect to the Specified Asset Sale and any prepayment made pursuant to this paragraph (j), Holdings shall be in compliance with the Financial Performance Covenants as of the most recent Test Period for which financial statements were delivered pursuant to Section 5.04(a) or (b) or, if prior to the first delivery date for such financial statements hereunder, as of the end of the period for which the most recent financial statements of Holdings are available and if the last day of any such period is prior to the first Test Period for which the Financial Performance Covenants are tested, the levels for the first Test Period for which the Financial Performance Covenants are tested shall be deemed to apply for such purpose and (y) no Default or Event of Default shall exist on the date of such Specified Asset Sale before or after giving effect to any prepayment made pursuant to this paragraph (j), (ii) Holdings shall have delivered to the Administrative Agent a certificate of a Financial Officer of Holdings setting forth such pro forma compliance with the Financial Performance Covenants and (iii) the Net Proceeds thereof are applied in accordance with Section 2.11(c) and the definition of “Net Proceeds” and at least 50% of the net cash proceeds thereof shall be applied to repay Existing Notes, Finance Notes, Term Loans and/or Indebtedness outstanding under the Existing Credit Agreement;

(k) licenses of Intellectual Property of the U.S. Borrower or any Subsidiary and other similar agreements entered into in the ordinary course of business; and

(l) sales, leases or other dispositions of inventory of Holdings and its Subsidiaries determined by the management of Holdings or the U.S. Borrower to be no longer useful or necessary in the operation of the business of Holdings or any of the Subsidiaries; provided that the Net Proceeds thereof are applied in accordance with Section 2.11(c).

Notwithstanding anything to the contrary contained in Section 6.05 above, (i) Holdings shall at all times own, directly or indirectly, 100% of the Equity Interests of the U.S. Borrower and NDC and directly at least a majority of the Equity Interests of the U.S. Borrower, (ii) the U.S. Borrower shall at all times own directly or indirectly through a Domestic Subsidiary Loan Party at least 70% of the Equity Interests of NDC; provided that the foregoing clause (ii) shall not apply after any merger of NDC with and into the U.S. Borrower, with the U.S. Borrower as the surviving person, (iii) neither Holdings nor any Subsidiary that owns Equity Interests in the U.S. Borrower or in any other Subsidiary that directly owns Equity Interests in the U.S. Borrower shall sell, dispose of, grant a Lien on or otherwise transfer such Equity Interests in the U.S. Borrower or in such Subsidiary, as applicable, (iv) each Foreign Subsidiary Borrower shall be a Wholly Owned Subsidiary, (iv) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (other than sales, transfers, leases or other dispositions to Loan Parties pursuant to paragraph (c) hereof and purchases, sales or transfers pursuant to paragraph (f) hereof) unless such disposition is for fair market value, (v) no sale, transfer or other disposition of assets shall be permitted by paragraph (a), (d), (f), (j) or (l) of this Section 6.05 unless such disposition is for at least 75% cash consideration and (vi) no sale, transfer or other disposition of assets in excess of $10.0 million shall be permitted by paragraph (h) of this Section 6.05 unless such disposition is for at least 75% cash consideration; provided that for purposes of clauses (v) and (vi), the amount of any secured Indebtedness or other Indebtedness of a Subsidiary that is not a Loan Party (as shown on Holdings’ or such Subsidiary’s most recent balance sheet or in the notes thereto) of Holdings or any Subsidiary of Holdings that is assumed by the transferee of any such assets shall be deemed cash.

SECTION 6.06. Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional shares of Equity Interests of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any shares of any class of its Equity Interests or set aside any amount for any such purpose (all of the foregoing, “Restricted Payments”); provided, however, that:

(a) any subsidiary of the U.S. Borrower may declare and pay dividends to, repurchase its Equity Interests from or make other distributions to Holdings or the U.S. Borrower or to any Wholly Owned Subsidiary of the U.S. Borrower (or, in the case of non-Wholly Owned Subsidiaries, to the U.S. Borrower or any subsidiary that is a direct or indirect parent of such subsidiary and to each other owner of Equity Interests of such subsidiary on a pro rata basis (or more favorable basis from the perspective of the U.S. Borrower or such subsidiary) based on their relative ownership interests);

(b) (i) the U.S. Borrower may declare and pay dividends or make other distributions to Holdings in respect of (A) Holdings’ overhead, Holdings’ franchise or other similar taxes required to maintain Holdings’ existence, legal, accounting and other professional fees and expenses of Holdings, (B) fees and expenses related to any equity offering, investment or acquisition permitted hereunder (whether or not successful) and (C) other fees and expenses in connection with the maintenance of its existence and its ownership of the U.S. Borrower and (ii) Holdings may declare and pay dividends or make other distributions to Parent in respect of parent’s franchise or other similar taxes required to maintain Parent’s existence; provided, that if Parent owns any material assets other than Holdings at such time, such distributions shall be limited to an equitable portion of such taxes;

(c) Holdings may purchase or redeem (and the U.S. Borrower may declare and pay dividends or make other distributions to Holdings, the proceeds of which are used so to purchase or redeem) Equity Interests of Holdings (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of Holdings or any of the Subsidiaries or by any Plan upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued, provided that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any fiscal year $7.5 million (plus the amount of net proceeds (x) received by Holdings during such calendar year from sales of Equity Interests of Holdings to directors, consultants, officers or employees of Holdings or any Subsidiary in connection with permitted employee compensation and incentive arrangements), which, if not used in any year, may be carried forward to any subsequent calendar year and (y) of any key-man life insurance policies recorded during such calendar year;

(d) noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(e) with respect to each tax year (or portion thereof) that the U.S. Borrower is a member of an affiliated, combined, consolidated or similar tax group for U.S. Federal, State or local income tax purpose (as applicable) of which a direct or indirect parent of Holdings is the common parent (a “Tax Group”), the payment of dividends or other distributions by the U.S. Borrower and/or Holdings to any direct or indirect parent company of Holdings in amounts required for such parent company to pay federal, state or local income taxes (as the case may be) of a Tax Group imposed directly on such parent company to the extent such income taxes are attributable to the income of Holdings and its Subsidiaries; provided, however, that in each case the amount of such payments in respect of any tax year does not exceed the amount that Holdings and its Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such tax year if Holdings and its Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group);

(f) so long as no Default or Event of Default has occurred and is continuing or would result therefrom and Holdings and the Subsidiaries shall be in compliance on a Pro Forma Basis after giving effect to such dividend or distribution with the Financial Performance Covenants as of the most recent Test Period for which financial statements were delivered pursuant to Section 5.04(a) or (b) or, if prior to the first delivery date for such financial statements hereunder, as of the end of the period for which the most recent financial statements of Holdings are available and if the last day of any such period is prior to the first Test Period for which the Financial Performance Covenants are tested, the levels for the first Test Period for which the Financial Performance Covenants are tested shall be deemed to apply for such purpose, Holdings may declare and pay dividends or other distributions to holders of its Equity Interests in an aggregate amount not to exceed the portion, if any, of the Applicable Amount on the date of such election that Holdings elects to apply to this Section 6.06(f), and the U.S. Borrower may distribute equal amounts to Holdings for such purpose;

(g) [Reserved];

(h) so long as no Default or Event of Default has occurred and is continuing or would result therefrom and Holdings and the Subsidiaries shall be in compliance on a Pro Forma Basis after giving effect to such dividend or distribution with the Financial Performance Covenants as of the most recent Test Period for which financial statements were delivered pursuant to Section 5.04(a) or (b) or, if prior to the first delivery date for such financial statements hereunder, as of the end of the period for which the most recent financial statements of Holdings are available and if the last day of any such period is prior to the first Test Period for which the Financial Performance Covenants are tested, the levels for the first Test Period for which the Financial Performance Covenants are tested shall be deemed to apply for such purpose, Holdings may declare and pay additional dividends or other distributions to holders of its Equity Interests in an aggregate amount not to exceed, together with the amount of Junior Debt Payments pursuant to Section 6.09(b)(i)(2)(w)(I), $150.0 million, and the U.S. Borrower may distribute equal amounts to Holdings for such purpose;

(i) Holdings may make any dividend or distribution within 60 days after the declaration thereof if, at the date of declaration, such payment would have complied with this Section 6.06 (it being understood that any such dividend shall be applied against the applicable clause pursuant to which it would have been permitted for purposes of calculating future availability thereunder); and

(j) so long as no Default or Event of Default has occurred and is continuing or would result therefrom and Holdings and the Subsidiaries shall be in compliance on a Pro Forma Basis after giving effect to such dividend or distribution with the Financial Performance Covenants as of the most recent Test Period for which financial statements were delivered pursuant to Section 5.04(a) or (b) or, if prior to the first delivery date for such financial statements hereunder, as of the end of the period for which the most recent financial statements of Holdings are available and if the last day of any such period is prior to the first Test Period for which the Financial Performance Covenants are tested, the levels for the first Test Period for which the Financial Performance Covenants are tested shall be deemed to apply for such purpose, Holdings may declare and pay dividends or other distributions to Finance LLC (i) in an amount not to exceed the net cash proceeds received by Holdings or any Subsidiary from the incurrence of Indebtedness permitted to be incurred pursuant to Section 6.01(a)(ii), (ii) together with the amount of any Junior Debt Repayments made pursuant to Section 6.09(b)(i)(2)(x), from the net cash proceeds received by Holdings or any Subsidiaries from sales, transfers or other dispositions pursuant to Section 6.05(h) not to exceed $200.0 million, (iii) to the extent not required to be utilized to repay Term Loans pursuant to Section 2.11(c), and together with the amount of any Junior Debt Repayments made pursuant to Section 6.09(b)(i)(2)(y), from the net cash proceeds received by Holding or any Subsidiary from the Specified Asset Sale pursuant to and to the extent permitted by Section 6.05(j) and (iv) to the extent not required to be utilized to repay Term Loans pursuant to Section 2.11(c), and together with the amount of Junior Debt Repayments made pursuant to Section 6.09(b)(i)(2)(z), from Declined Proceeds, so long as, in the case of each of clause (i), (ii), (iii) or (iv) Finance LLC substantially contemporaneously uses such amounts to repay principal of Finance Notes.

SECTION 6.07. Transactions with Affiliates.

(a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of capital stock of Holdings, unless such transaction is (i) otherwise permitted (or required) under this Agreement (including in connection with any Permitted Receivables Financing) or (ii) upon terms no less favorable to Holdings or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate; provided that this clause (ii) shall not apply to the indemnification of directors of Holdings and the Subsidiaries in accordance with customary practice;

(b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of Holdings,

(ii) loans or advances to employees of Holdings or any of the Subsidiaries in accordance with Section 6.04(g),

(iii) transactions among the Borrowers and the Subsidiary Loan Parties and transactions among the Subsidiary Loan Parties otherwise permitted by this Agreement,

(iv) the payment of fees and indemnities to directors, officers and employees of Holdings and the Subsidiaries in the ordinary course of business,

(v) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect,

(vi) any employment agreements entered into by Holdings or any of the Subsidiaries in the ordinary course of business,

(vii) dividends, redemptions and repurchases permitted under Section 6.06,

(viii) [Reserved],

(ix) [Reserved],

(x) [Reserved],

(xi) transactions with Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice,

(xii) any transaction in respect of which Holdings delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of Holdings from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of Holdings qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to Holdings or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate,

(xiii) [Reserved],

(xiv) [Reserved],

(xv) transactions pursuant to any Permitted Receivables Financing, and

(xvi) transactions with joint ventures for the purchase or sale of chemicals, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice.

SECTION 6.08. Business of Holdings and the Subsidiaries. Notwithstanding any other provisions hereof:

(a) Engage at any time in any business or business activity other than:

(i) in the case of the U.S. Borrower and any Subsidiary (other than the Subsidiaries specified in clause (b)(ii) below), any business or business activity conducted by it on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, including the consummation of the Transactions (it being understood that to the extent any Loan Party becomes a lessor pursuant to a Sale and Lease-Back Transaction that complies with Section 6.03, acting in such capacity shall be deemed to be within the meaning of the phrase “incidental or related”), or

(ii) in the case of Holdings, (i) ownership of the Equity Interests in the U.S. Borrower, together with activities directly related thereto, (ii) performance of its obligations under and in connection with the Loan Documents, the New Senior Notes Documents, the Existing Senior Note Documents, the Existing Senior Subordinated Note Documents, the Existing Credit Agreement and any Future Secured Notes Documents permitted to be incurred by Section 6.01(v), (iii) actions incidental to the consummation of the Transactions, (iv) the Guarantees permitted pursuant to Section 6.01(m), (v) actions required by law to maintain its existence and (vi) the issuance of common Equity Interests.

(b) In the case of NDC or a Special Purpose Receivables Subsidiary, engage at any time in any business or business activity, incur any Indebtedness or other obligation (monetary or otherwise) or permit or suffer to exist any Lien other than:

(i) in the case of NDC, ownership of the Equity Interests of Foreign Subsidiaries of Holdings, ownership of limited partnership Equity Interests owned as of the Closing Date and the making of subordinated loans to the U.S. Borrower, together with incidental activities reasonably related thereto, or

(ii) in the case of a Special Purpose Receivables Subsidiary, engaging in Permitted Receivables Financings.

(c) Holdings shall not permit any Subsidiary to make intercompany loans to any Subsidiary of NDC unless the terms of such intercompany loans expressly provide that NDC will not have any liability or obligations under such intercompany loans and, in the event that a claim is made against NDC under such intercompany loans, Holdings and the U.S. Borrower agree to assume (and such Subsidiary releases) all liabilities and obligations of NDC under such intercompany loans and Holdings and the U.S. Borrower agreed to indemnify NDC against all claims, liabilities or obligations arising under or in connection with such intercompany loans.

SECTION 6.09. Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.

(a) Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation or by-laws or partnership agreement or limited liability company operating agreement of Holdings, the U.S. Borrower or any of the Subsidiaries.

(b) (i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the New Senior Notes, Existing Senior Notes, Existing Senior Subordinated Notes or Permitted Additional Notes or any Permitted Refinancing Indebtedness that Refinances the New Senior Notes, Existing Senior Notes, Existing Senior Subordinated Notes or Permitted Additional Notes, as applicable, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of the New Senior Notes, Existing Senior Notes, Existing Senior Subordinated Notes or Permitted Additional Notes or any Permitted Refinancing Indebtedness that Refinances the New Senior Notes, Existing Senior Notes, Existing Senior Subordinated Notes or Permitted Additional Notes, as applicable (each, a “Junior Debt Repayment”) (except for (1) payments with the proceeds of transactions permitted by Section 6.01(a), Section 6.01(l) or Section 6.01(v) or with the proceeds of New Term Loans pursuant to Section 2.22 and (2) so long as no Default or Event of Default has occurred and is continuing or would result therefrom and Holdings and the Subsidiaries shall be in compliance on a Pro Forma Basis after giving effect to such Junior Debt Repayment with the Financial Performance Covenants as of the most recent Test Period for which financial statements were delivered pursuant to Section 5.04(a) or (b) or, if prior to the first delivery date for such financial statements hereunder, as of the end of the period for which the most recent financial statements of Holdings are available and if the last day of any such period is prior to the first Test Period for which the Financial Performance Covenants are tested, the levels for the first

Test Period for which the Financial Performance Covenants are tested shall be deemed to apply for such purpose, the U.S. Borrower may make Junior Debt Repayments in respect of the Existing Senior Notes or the Existing Senior Subordinated Notes (w) in an aggregate amount not to exceed the sum of (I) $150.0 million minus any Restricted Payments made pursuant to Section 6.06(h), plus (II) the portion, if any, of the Applicable Amount on the date of such election that Holdings wishes to apply to this Section 6.09(i)(b)(2)(II)), (x) together with the amount of any Restricted Payments made pursuant to Section 6.06(j)(ii), from net cash proceeds received by Holdings or any of the Subsidiaries from sales, transfers or other dispositions pursuant to Section 6.05(h) not to exceed $200.0 million in the aggregate since the Closing Date, (y) to the extent not required to repay Term Loans pursuant to Section 2.11(c) and together with the amount of any Restricted Payments pursuant to Section 6.06(j)(iii), from net cash proceeds received by Holdings or any of the Subsidiaries from the Specified Asset Sale pursuant to and to the extent permitted by Section 6.05(j) or (z) together with the amount of Restricted Payments made pursuant to Section 6.06(j)(iv), from Declined Proceeds), except for payments of regularly scheduled interest, other than payments in respect of the Existing Senior Subordinated Notes or any Permitted Refinancing Indebtedness that Refinances the Existing Senior Subordinated Notes prohibited by the subordination provisions thereof; or

(ii) Amend or modify, or permit the amendment or modification of, any provision of (A) any New Senior Note, Existing Senior Note, any Existing Senior Subordinated Note or any Permitted Additional Notes, any Permitted Receivables Document or any agreement (including any New Senior Note Document, Existing Senior Notes Document or Existing Senior Subordinated Notes Document or any document relating to any Permitted Additional Notes) relating thereto, other than amendments or modifications that are not in any manner materially adverse to Lenders and that do not affect the subordination provisions thereof (if any) in a manner adverse to the Lenders and (B) the Existing Credit Agreement other than amendments or modifications that are not materially adverse to the Lenders (it being agreed that any extension of the maturity date thereunder will be deemed materially adverse to the Lenders).

(c) Permit any Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances by such Subsidiary to Holdings or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by such Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable law;

(B) restrictions contained in any Permitted Receivables Document with respect to any Special Purpose Receivables Subsidiary;

(C) contractual encumbrances or restrictions (x) in effect on the Closing Date under any New Senior Note Document, any Existing Note Document or the Existing Credit Agreement, (y) under any Future Secured Notes Documents so long as, taken as a whole, such encumbrances or restrictions are not more burdensome than such encumbrances or restrictions under this Agreement or (z) any agreements related to any permitted renewal, extension or refinancing of any Indebtedness existing on the Closing Date or Future Secured Notes that does not expand the scope of any such encumbrance or restriction;

(D) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(E) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(F) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(G) customary provisions contained in licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(H) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J) customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 6.05 pending the consummation of such sale; or

(K) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary.

SECTION 6.10. Capital Expenditures. Permit Holdings or the Subsidiaries to make any Capital Expenditure, except that:

(a) During any fiscal year Holdings and the Subsidiaries may make Capital Expenditures so long as the aggregate amount thereof does not exceed the amount set forth opposite such fiscal year below:

Year	Amount
2009	$130,000,000
2010	$150,000,000
2011	$150,000,000
2012	$165,000,000
2013	$165,000,000
2014	$165,000,000
2015	$165,000,000

(b) Notwithstanding anything to the contrary contained in paragraph (a) above, to the extent that the aggregate amount of Capital Expenditures made by Holdings and the Subsidiaries in any fiscal year of Holdings pursuant to Section 6.10(a) is less than the amount set forth for such fiscal year (before giving effect to any carryover), the amount of such difference, not exceeding 50% of the amount set forth in Section 6.10(a) for such fiscal year, may be carried forward and used to make Capital Expenditures in the two immediately succeeding fiscal years; provided that in determining whether any amount is available for carryover, the amount expended in any fiscal year shall first be deemed to be from the amount allocated to such fiscal year (before giving effect to any carryover).

(c) In addition to the Capital Expenditures permitted pursuant to the preceding paragraphs (a) and (b), Holdings and the Subsidiaries may make additional Capital Expenditures at any time in an amount not to exceed the portion, if any, of the Applicable Amount on the date of such Capital Expenditure that the U.S. Borrower elects to apply to this Section 6.10(c).

SECTION 6.11. Interest Coverage Ratio. Permit the ratio (the “Interest Coverage Ratio”) on the last day of any fiscal quarter occurring in any period set forth below, for the four quarter period ended as of such day of (a) EBITDA to (b) Cash Interest Expense to be less than the ratio set forth below for such period; provided that to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions for which a waiver or a consent of the Required Lenders pursuant to Section 6.05 has been obtained) or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, the Interest Coverage Ratio shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.

Period	Ratio
June 30, 2009 – September 30, 2010	2.15 to 1.00
October 1, 2010 – September 30, 2011	2.40 to 1.00
October 1, 2011 – Term Loan Maturity Date	2.65 to 1.00

SECTION 6.12. Total Leverage Ratio. Permit the Total Leverage Ratio on the last day of any fiscal quarter occurring in any period set forth below, to be in excess of the ratio set forth below for such period.

Period	Ratio
June 30, 2009 – September 30, 2009	5.00 to 1.00
October 1, 2009 – September 30, 2010	4.75 to 1.00
October 1, 2010 – September 30, 2011	4.50 to 1.00
October 1, 2011 – September 30, 2012	4.00 to 1.00
October 1, 2012 – Term Loan Maturity Date	3.50 to 1.00

SECTION 6.13. Secured Leverage Ratio. Permit the Secured Leverage Ratio on the last day of any fiscal quarter occurring in any period set forth below, to be in excess of the ratio set forth below for such period.

Period	Ratio
June 30, 2009 – September 30, 2009	2.25 to 1.00
October 1, 2009 – September 30, 2010	2.00 to 1.00
October 1, 2010 – September 30, 2011	1.85 to 1.00
October 1, 2011 – Term Loan Maturity Date	1.60 to 1.00

SECTION 6.14. Swap Agreements. Enter into any Swap Agreement, other than (a) Swap Agreements required by any Permitted Receivables Financing, (b) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which Holdings or any Subsidiary is exposed in the conduct of its business or the management of its liabilities, and (c) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Holdings or any Subsidiary.

SECTION 6.15. No Other “Designated Senior Indebtedness”. None of Holdings or any Borrower shall designate, or permit the designation of, any Indebtedness (other than under this Agreement, the other Loan Documents, the Existing Credit Agreement or any Future Secured Notes) as “Designated Senior Indebtedness” or any other similar term for the purpose of the definition of the same or the subordination provisions contained in the Existing Senior Subordinated Note Indenture.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made by Holdings, the U.S. Borrower or any other Loan Party in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement, document or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by Holdings, the U.S. Borrower or any other Loan Party;

(b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or on any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by Holdings, the U.S. Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in Section 5.01(a) (with respect to Holdings or a Borrower), 5.05(a), 5.08, 5.10(d) or in Article VI;

(e) default shall be made in the due observance or performance by Holdings, the U.S. Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the U.S. Borrower;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) Holdings, any Borrower or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, any Borrower or any of the Subsidiaries, or of a substantial part of the property or assets of Holdings, any Borrower or any Subsidiary, under any Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, any Borrower or any of the Subsidiaries or for a substantial part of the property or assets of Holdings, any Borrower or any of the Subsidiaries or (iii) the winding-up or liquidation of Holdings, any Borrower or any Subsidiary (except, in the case of any Subsidiary (other than any Borrower), in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, any Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, any Borrower or any of the Subsidiaries or for a substantial part of the property or assets of Holdings, any Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by Holdings, the U.S. Borrower or any Subsidiary to pay one or more final judgments aggregating in excess of $35.0 million, which judgments are not discharged or effectively waived or stayed for a period of 30 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the U.S. Borrower or any Subsidiary to enforce any such judgment;

(k) (i) a Reportable Event or Reportable Events shall have occurred with respect to any Plan or a trustee shall be appointed by a United States district court to administer any Plan, (ii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iii) Holdings, the U.S. Borrower or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such person does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner, (iv) Holdings, the U.S. Borrower or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, (v) Holdings, the U.S. Borrower or any Subsidiary or any ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(l) (i) any Loan Document shall for any reason be asserted in writing by Holdings, any Borrower or any Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to Holdings, any Borrower and the Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by the U.S. Borrower or any other Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreements or to file Uniform Commercial Code continuation statements and except to the extent that such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer, (iii) the Guarantees pursuant to the Security Documents by Holdings, the U.S. Borrower or the Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings or the U.S. Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations or (iv) the Obligations of the Borrowers or the Guarantees thereof by Holdings, the U.S. Borrower, and the Subsidiary Loan Parties pursuant to the Security Documents shall cease to constitute senior indebtedness under the subordination provisions of the Existing Senior Subordinated Note Documents or such subordination provisions shall be invalidated or otherwise cease, or shall be asserted in writing by Holdings, the U.S. Borrower or any Subsidiary to be invalid or to cease, to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms;

then, and in every such event (other than an event with respect to a Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) demand cash collateral pursuant to Section 2.05(j); and in any event with respect to a Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02. Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether an Event of Default has occurred under clause (h) or (i) of Section 7.01, any reference in any such clause to any subsidiary shall be deemed not to include any subsidiary affected by any event or circumstance referred to in any such clause that did not, as of the last day of the fiscal quarter of the U.S. Borrower most recently ended, have assets with a value in excess of 5.0% of the Consolidated Total Assets or 5.0% of total revenues of Holdings and the Subsidiaries as of such date; provided that if it is necessary to exclude more than one Subsidiary from clause (h) or (i) of Section 7.01 pursuant to this Section 7.02 in order to avoid an Event of Default thereunder, all excluded Subsidiaries shall be considered to be a single consolidated Subsidiary for purposes of determining whether the condition specified above is satisfied.

ARTICLE VIII

The Agents

SECTION 8.01. Appointment and Authority.

(a) Each of the Lenders and each Issuing Bank hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither Holdings, U.S. Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Secured Parties and each Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Secured Party and each Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article VIII and Article IX, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 8.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.08 and 7.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by Holdings, the Borrowers, a Lender or the Issuing Bank.

(e) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the applicable Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for Holdings or the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, each Issuing Bank and the U.S. Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor with the consent of the U.S. Borrower (not to be unreasonably withheld or delayed), which shall be a Lender or a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States having a combined capital and surplus having a Dollar Equivalent that is not less than $500.0 million or an Affiliate of any such bank. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and each Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the U.S. Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender, (ii) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

SECTION 8.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, the Syndication Agent or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

SECTION 8.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letters of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letters of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, each Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, each Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, each Issuing Bank and the Administrative Agent under Sections 2.12 and 9.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and each Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank or in any such proceeding.

SECTION 8.10. Collateral and Guarantee Matters. Each of the Secured Parties by accepting the benefits of the Security Documents and each Issuing Bank irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments of all Lenders and payment in full of all Obligations (other than (A) obligations pursuant to clauses (b), (c) and (d) of the defined term “Obligations” in the U.S. Collateral Agreement and (B) contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 9.08;

(b) to release any Loan Party (other than a Borrower) from its obligations under the Security Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder;

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(j); and

(d) to enter into the First Lien Intercreditor Agreement and/or the Junior Lien Intercreditor Agreement, upon the incurrence of any Future Secured Notes incurred pursuant to Section 6.01(v) and permitted to be secured under Section 6.02(b)(ii) or (iii), as applicable; provided that the U.S. Borrower shall have provided, and the Administrative Agent shall be entitled to rely upon, an officer’s certificate by a Financial Officer to the effect that such Future Secured Notes are permitted to be incurred under Section 6.01(v) and permitted to be secured under 6.02(b)(ii) or (iii), as applicable.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Security Documents pursuant to this Section 8.10. In each case as specified in this Section 8.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Loan Party from its obligations under the Security Documents, in each case in accordance with the terms of the Loan Documents and this Section 8.10.

SECTION 8.11. Secured Parties That Are Not Lenders. Except as otherwise expressly set forth herein or any Security Document, no Secured Party which is not a Lender that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of the Guarantee or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations of Secured Parties which are not Lenders unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Secured Party, as the case may be.

SECTION 8.12. Designation of Affiliates for Loan Denominated in an Alternative Currency. The Administrative Agent shall be permitted from time to time to designate one of its Affiliates to perform the duties to be performed by the Administrative Agent and/or the Collateral Agent hereunder with respect to Loans, Borrowings and Letters of Credit denominated in an Alternative Currency. The provisions of this Article VIII shall apply to any such Affiliate mutatis mutandis.

SECTION 8.13. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender or Issuing Bank an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other taxing authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender or Issuing Bank for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender or Issuing Bank failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective), such Lender or Issuing Bank shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by a Loan Party and without limiting or expanding the obligation of a Loan Party to do so under Section 2.17) for all amounts paid, directly or indirectly, by the Administrative Agent as taxes or otherwise, including any interest or penalties related thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Administrative Agent shall be conclusive absent manifest error.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any Loan Party, to it at Nalco Holdings LLC, 1601 W Diehl Road, Naperville, Illinois 60563, attention: General Counsel;

(ii) if to the Administrative Agent or the Collateral Agent, to Bank of America, N.A., attention: Jeff Hallmark (telecopy: 646-855-2123, e-mail: jeff.hallmark@bankofamerica.com), with a copy to Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York 10005, attention: Adam Dworkin, Esq. (telecopy: (212) 378-2432, adworkin@cahill.com);

(iii) if to an Issuing Bank, to it at the address or telecopy number set forth separately in writing; and

(iv) if such notice relates to a Revolving Facility Borrowing denominated in an Alternative Currency, to the Applicable Agent.

(b) Notices and other communications to the Lenders and each Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by telecopy or (to the extent permitted by paragraph (b) above) electronic means or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(e) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrowers, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Holdings, the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of an Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrowers, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by Holdings, the U.S. Borrower and the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to the last paragraph of the definition of “Applicable Margin,” Sections 2.15, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the U.S. Borrower and the Agents and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrowers, each Issuing Bank, the Agents and each Lender and their respective permitted successors and assigns.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) other than pursuant to a merger permitted by Section 6.05(b) or 6.05(i), no Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the provisions this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section participation in Letters of Credit) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the U.S. Borrower; provided that no consent of the U.S. Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing or during the primary syndication of the Facilities (as determined by the Administrative Agent), any other assignee; and

(B) the Administrative Agent and, in the case of Revolving Facility Commitment, each Issuing Bank and the Swingline Lenders; provided that no consent of the Administrative Agent, shall be required for an assignment of a Term Loan to a Lender, an Affiliate of a Lender or Approved Fund immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $5.0 million, in the case of Revolving Facility Commitments and Revolving Facility

Loans and (y) $1.0 million, in the case of Term Loans, unless each of the U.S. Borrower and the Administrative Agent otherwise consent; provided that no such consent of the U.S. Borrower shall be required if an Event of Default under paragraph (b), (c), (h) or (i) of Section 7.01 has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (B) shall not (i) apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans or (ii) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rate basis;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that no such recordation fee shall be due in connection with an assignment to an existing Lender or Affiliate of a Lender or an assignment by the Administrative Agent;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(E) no assignment shall be made to the Borrowers or to the Affiliates or Subsidiaries of the Borrowers; and

(F) no assignment shall be made to a natural person.

For purposes of this Section 9.04(b), the term “Approved Fund” shall have the following meaning:

“Approved Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the U.S. Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the U.S. Borrower, the Agents, each Issuing Bank and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the U.S. Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the U.S. Borrower, the Administrative Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.04(a)(i) or clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 9.08(b) that affects such Participant and (y) no other agreement (oral or written) with respect to such Participant may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section, each of the Borrowers agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (subject to the requirements and limitations of such Sections as if such Participant were a Lender). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender selling a participation to one or more Participants under this Section 9.04(c) shall, acting as a non-fiduciary agent of the Borrowers, keep a register, specifying each such Participant’s entitlement to payments of principal and interest with respect to such participation (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat the person whose name is recorded in such Lender’s Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the U.S. Borrower’s prior written consent (which shall not be unreasonably withheld).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Expenses; Indemnity.

(a) Costs and Expenses. The U.S. Borrower agrees to pay (i) all reasonable out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement (including expenses incurred in connection with the due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the U.S. Borrower and the reasonable fees, disbursements and the charges for no more than one counsel in each jurisdiction where Collateral is located) and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the Agents and the Joint Lead Arrangers, and, in connection with any such enforcement, protection, workout, restructuring or negotiations, the reasonable fees, charges and disbursements of any other counsel) (including the reasonable allocated costs of internal counsel for the Agents, the Joint Lead Arrangers, any Issuing Bank or any Lender (but no more than one such counsel for any Lender)).

(b) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and any Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence, Release or threat of Release of Hazardous Materials at, on, under or from any property or facility owned, leased or operated at any time by the Borrowers or any of their Subsidiaries, or any liability of the Borrowers or any of their Subsidiaries arising under Environmental Law, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party or any of the Borrowers or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.05 shall not apply to Taxes other than Taxes that represent losses, claims, damages, etc. in respect of a non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s Revolving Facility Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Bank in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.18(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Holdings and the Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to Taxes.

SECTION 9.06. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Holdings, the U.S. Borrower or any Subsidiary against any of and all the obligations of Holdings or the U.S. Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment.

(a) No failure or delay of the Agents, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, any Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrowers and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Collateral Agent and consented to by the Required Lenders; provided, however, that no such agreement shall

(i) decrease or forgive the principal amount of, or extend the final maturity of (or change the definition of “Revolving Facility Maturity Date” or “Term Loan Maturity Date” which has the effect of extending the final maturity date of), or decrease the rate of interest on, any Loan or any L/C Disbursement, without the prior written consent of each Lender directly affected thereby; provided, that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

(ii) increase or extend the Commitment of any Lender or decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender),

(iii) extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date or extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender adversely affected thereby,

(iv) amend or modify the provisions of Section 2.18(b) or (c) or Article X in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby,

(v) amend or modify the provisions of this Section or the definition of the terms “Required Lenders,” “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

(vi) release all or substantially all the Collateral or release any of Holdings, the U.S. Borrower or any Subsidiary Loan Party from its Guarantee under the U.S. Collateral Agreement or the Foreign Guarantee, as applicable, except in the case of the release of a Subsidiary Loan Party from its Guarantee under the U.S. Collateral Agreement or Foreign Guarantee, as applicable, as expressly provided in Section 8.10(b), without the prior written consent of (i) other than with respect to a release of the U.S. Borrower from its Guarantee, each Lender and (ii) with respect to a release of the U.S. Borrower from its Guarantee, each Lender adversely affected thereby, or

(vii) effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lenders participating in other Facilities, without the consent of the Majority Lenders participating in the adversely affected Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.11 so long as the application of any pre-payment or Commitment reduction still required to be made is not changed);

provided, further, that (i) no such agreement shall amend, modify and/or otherwise affect the rights or duties of the Administrative Agent or an Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank acting as such at the effective date of such agreement, as applicable and (ii) subject to Section 9.08(b)(ii), any such agreement that shall extend the Revolving Facility Maturity Date of one or more Revolving Facility Lenders (the “Extending Revolving Lender”) and does not amend any other provision of this Agreement or the Loan Documents other than to change Applicable Margins and/or L/C Participation Fees on Revolving Loans and Revolving L/C Exposures of Extending Revolving Lenders and/or change the Commitment Fee on Available Unused Commitments of Extending Revolving Lenders shall only require the consent of Holdings, Borrowers, the Administrative Agent, the Extending Revolving Lenders and the Majority Lenders of the Revolving Facility. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

(c) Without the consent of any Joint Lead Arranger or Lender, the Loan Parties and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Facility Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e) In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, the Borrowers and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder which shall be Loans hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

(f) Notwithstanding the foregoing, (i) technical and conforming modifications to the Loan Documents may be made with the consent of Holdings and the U.S. Borrower and the Administrative Agent to the extent necessary to integrate any New Term Commitments or New Term Loans, (ii) technical and administrative modifications to Section 2.04 of this Agreement and related defined terms in Section 1.01 of this Agreement may be made to the extent relating to Swingline Alternative Currency Loans with the consent of the U.S. Borrower and the Administrative Agent in connection with the initial selection of a Swingline Alternative Currency Lender to the extent such changes are not adverse to any Revolving Facility Lender or (iii) if the Administrative Agent and U.S. Borrower shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical nature, in each case, in any provision of any Loan Document, then the Administrative Agent and/or the Collateral Agent (acting in their sole discretion) and the U.S. Borrower or any other relevant Loan Party shall be permitted to amend such provision or cure any ambiguity, defect or inconsistency, so long as such amendment does not adversely affect the Lenders, and such amendment shall become effective without any further action or consent of any other party to any Loan Document.

(g) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 9.10. Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile, PDF or other electronic transmission shall be as effective as delivery of a manually signed original.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process.

(a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Holdings, any Borrower or any Loan Party or their properties in the courts of any jurisdiction.

(b) Each of Holdings and each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.16. Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to Holdings, the U.S. Borrower and the other Loan Parties furnished to it by or on behalf of Holdings, the U.S. Borrower or the other Loan Parties (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings, the U.S. Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to Governmental Authorities or the National Association of Insurance Commissioners, (C) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan

Document in a legal proceeding, (E) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16) and (F) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section).

SECTION 9.17. Conversion of Currencies.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including any Foreign Subsidiary Borrower) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 9.17 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.18. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrowers and Holdings acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Joint Lead Arrangers, are arm’s-length commercial transactions between the Borrowers, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent and the Joint Lead Arrangers, on the other hand, (B) each of the Borrowers and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrowers and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Joint Lead Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, Holdings or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Joint Lead Arrangers has any obligation to the Borrowers, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, Holdings and their respective Affiliates, and neither the Administrative Agent nor the Joint Lead Arrangers has any obligation to disclose any of such interests to the Borrowers, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers and Holdings hereby waives and releases any claims that it may have against the Administrative Agent and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.19. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.20. USA PATRIOT Act. Each Lender and each Issuing Bank that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender, Issuing Bank or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. Holdings and the Borrowers shall, promptly following a request by the Administrative Agent or any Lender (through the Administrative Agent), provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

NALCO HOLDINGS LLC

By:	/s/ Stephen N. Landsman
	Name:	Stephen N. Landsman
	Title:	Vice President

NALCO COMPANY, as U.S. Borrower

By:	/s/ Stephen N. Landsman
	Name:	Stephen N. Landsman
	Title:	Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as Issuing Bank and as Lender

By:	/s/ Evelyn Thierry
	Name:	Evelyn Thierry
	Title:	Vice President

/s/ Omayra Laucella
Omayra Laucella
Vice President

Bank of America, N.A., as Administrative Agent, as Issuing Bank and as Lender

By:	/s/ Jeff Hallmark
	Name:	Jeff Hallmark
	Title:	Senior Vice President

HSBC BANK (USA), NATIONAL ASSOCIATION, as Issuing Bank and as Lender

By:	/s/ J Molly Drennan
	Name:	J Molly Drennan
	Title:	Vice President

CALYON NEW YORK BRANCH, as Revolving Facility Lender

By:	/s/ Pamela Donnelly
	Name:	Pamela Donnelly
	Title:	Director

By:	/s/ Yuri Muzichenko
	Name:	Yuri Muzichenko
	Title:	Director

Bank of Montreal, as Revolving Facility Lender

By:	/s/ Thomas Batterham
	Name:	Thomas Batterham
	Title:	Managing Director

Bank of Tokyo–Mitsubishi UFJ Trust Company, as Revolving Facility Lender

By:	/s/ Lawrence Elkins
	Name:	Lawrence Elkins
	Title:	Vice President

The Northern Trust Company, as Revolving Facility Lender

By:	/s/ Brandon Rolek
	Name:	Brandon Rolek
	Title:	Vice President

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